As filed with the Securities and Exchange Commission on January 28, 2011.
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

McMoRan Exploration Co.
(Exact name of registrant as specified in its charter)

Delaware	72-1424200
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1615 Poydras Street
New Orleans, Louisiana 70112
(504) 582-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Douglas N. Currault II
Assistant General Counsel and Assistant Secretary
McMoRan Exploration Co.
1615 Poydras Street
New Orleans, Louisiana 70112
(504) 582-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Monique A. Cenac
Jones, Walker, Waechter,
Poitevent, Carrère & Denègre, L.L.P.
333 N. Central Avenue
Phoenix, Arizona 85004
(602) 366-7889
Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.     ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.     ☑
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.     ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Proposed
maximum
Title of each class of securities	Amount to be	aggregate	Amount of
to be registered	registered	offering price	registration fee

5.75% Convertible Perpetual Preferred Stock, Series 1	$200,000,000(1)	$200,000,000(1)	$23,220(2)

4% Convertible Senior Notes due 2017	$200,000,000(1)	$200,000,000(1)	$23,220(2)

Common Stock, $.01 par value per share	29,112,080 (3)	N/A	N/A(4)
Total	—	—	$46,440

(1)	Represents the aggregate purchase price of the 5.75% Convertible Perpetual Preferred Stock, Series 1 (the “convertible perpetual preferred stock”) and the aggregate principal amount 4% Convertible Senior Notes due 2017 (the “notes”) issued by McMoRan Exploration Co. in private placement transactions in December 2010.
(2)	Calculated in accordance with Rule 457(i) under the Securities Act.
(3)	Assumes conversion of the convertible perpetual preferred stock and the notes at the maximum conversion rate of 72.7802 shares of common stock per share of convertible perpetual preferred stock and per $1,000 principal amount of notes. In addition to the shares of common stock set forth in the table, pursuant to Rule 416 under the Securities Act, the amount to be registered includes an indeterminable additional number of shares of common stock issuable upon conversion of the convertible perpetual preferred stock and the notes as a result of stock splits, stock dividends and similar events.
(4)	No additional consideration will be received for the common stock issuable upon conversion of either the convertible perpetual preferred stock or the notes and therefore no registration fee is required pursuant to Rule 457(i) under the Securities Act.

PROSPECTUS
McMoRan Exploration Co.
5.75% Convertible Perpetual Preferred Stock, Series 1
4% Convertible Senior Notes due 2017

              The Offering. We issued and sold 200,000 shares of our 5.75% Convertible Perpetual Preferred Stock, Series 1 (the “convertible perpetual preferred stock”) and $200 million aggregate principal amount of our 4% Convertible Senior Notes due 2017 (the “notes” and, together with the convertible perpetual preferred stock, the “securities”) through a private placement in December 2010. The selling securityholders identified in this prospectus may use this prospectus to resell their securities and any shares of our common stock issuable upon conversion of their securities as described in “Plan of Distribution.” We will not receive any proceeds from this offering.
              Convertibility of Securities. Each share of convertible perpetual preferred stock and each $1,000 principal amount of notes is convertible, at the option of the holder, at any time into shares of our common stock at an initial conversion rate of 62.5 shares of our common stock, which is equal to an initial conversion price of $16.00 per share of our common stock. The conversion rate is subject to adjustment upon the occurrence of certain events as described under “Description of the Convertible Perpetual Preferred Stock—Adjustments to the Conversion Rate” and “Description of the Notes—Adjustments to the Conversion Rate.” In addition, upon the occurrence of certain corporate events, we will in certain circumstances increase the conversion rate for a holder who converts its securities in connection with such a corporate event.
              Convertible Perpetual Preferred Stock. Holders of our convertible perpetual preferred stock are entitled to receive, when, as and if declared by our board of directors, out of legally available funds, cumulative cash dividends at the rate of 5.75% per annum, payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning February 15, 2011. Dividends on our convertible perpetual preferred stock are cumulative from the date of initial issuance at an annual rate of 5.75%. Each share of convertible perpetual preferred stock has a liquidation preference of $1,000.
              We may not redeem any shares of convertible perpetual preferred stock before December 30, 2013. On or after December 30, 2013 through December 30, 2020, we may redeem some or all of the shares of convertible perpetual preferred stock at a redemption price (the “redemption price”) equal to 100% of the liquidation preference, plus accumulated and unpaid dividends thereon to, but excluding, the redemption date, but only if the closing sale price of our common stock for 20 trading days within a period of 30 consecutive trading days ending on the last trading day before the date we give the redemption notice exceeds 130% of the conversion price in effect on each such trading day. On or after December 30, 2020, we may redeem some or all the shares of convertible perpetual preferred stock at the redemption price. We may choose to pay the redemption price in cash, shares of our common stock, or a combination of cash and shares of our common stock, subject to certain conditions, as described herein.
              Notes. The notes bear interest at the rate of 4% per annum, payable on February 15 and August 15 of each year, beginning August 15, 2011. The notes will mature December 30, 2017. The notes are our senior, unsecured obligations and rank equal in right of payment with all of our existing and future senior, unsecured indebtedness. The notes effectively rank junior to all liabilities, if any, of our subsidiaries and to any future secured indebtedness we may incur to the extent of the value of the assets securing such debt. We may not redeem the notes before December 30, 2015. On or after December 30, 2015, we may redeem some or all of the notes for cash at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the date of redemption, but only if the closing sale price of our common stock for 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date we give the redemption notice exceeds 130% of the conversion price in effect on each such trading day.
              The convertible perpetual preferred stock and the notes are new securities for which there is currently no public market. We cannot assure you that an active or liquid market will develop for these securities. Our common stock is listed on the New York Stock Exchange under the symbol “MMR.” On January 27, 2011, the last reported sale price of our common stock on the New York Stock Exchange was $15.41 per share.
              Investing in these securities involves certain risks. See the information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase the securities, including the discussion of material risks described in “Risk Factors” beginning on page 8 of this prospectus for more information.
              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 28, 2011.

               This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus.
               You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. No offers to sell these securities will be made in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated by reference are accurate only as of the date of this prospectus or the respective document incorporated by reference, as the case may be. Our business, financial condition, results of operations and prospects may have changed since those dates.
               This prospectus is based on information provided by us and by other sources that we believe are reliable. This prospectus summarizes certain documents and other information and we refer you to those documents and information for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our company and the terms of the offering and the debentures, including the merits and risks involved.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
               This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus or may be incorporated in this prospectus by reference to other documents and may include statements for periods following this offering. Our representatives may also make forward-looking statements. Forward-looking statements are all statements, other than statements of historical or current facts, that address activities, events, outcomes and other matters that we plan, expect, intend, assume, believe, budget, predict, forecast, project, estimate or anticipate (or other similar expressions) will, should or may occur in the future, including, without limitation: statements regarding our financial plans; our indebtedness; our acquisition strategies; potential for value creation from property acquisitions; our exploration and development plans and related costs; the creditworthiness of our customers; agreements with third parties; losses from our operations; our ability to satisfy our reclamation, indemnification and environmental obligations; anticipated flow rates of producing and new wells; drilling potential and results; access to capital to fund our drilling activities; reserve estimates and depletion rates; general economic and business conditions; risks and hazards inherent in the production of oil and natural gas; demand and potential demand for oil and natural gas; trends in oil and natural gas prices; amounts and timing of capital expenditures and reclamation costs; our ability to hold current or future lease acreage rights; evaluating significant prospects; failure of our partners to fulfill their commitments; accounting methods we use to record our exploration results; and compliance with environmental regulations. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions and/or statements that are not historical facts, in each case as they relate to us or our management, are intended to identify those assertions as forward-looking statements.
               The company believes that any of its forward-looking statements are based on reasonable assumptions. However, we caution readers that these statements are not guarantees of future performance or exploration and development success, and our actual exploration experience and future financial results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that may cause our actual results to differ materially from those anticipated by the forward-looking statements include, but are not limited to, those associated with general economic and business conditions, failure to realize expected value creation from the property acquisition, exercise of preferential rights to purchase, variations in the market demand for, and prices of, oil and natural gas, drilling results, unanticipated fluctuations in flow rates of producing wells due to mechanical or operational issues (including those experienced by wells operated by third parties where we are a participant), oil and natural gas reserve expectations, the potential adoption of new governmental regulations (including any enhanced regulatory oversight attributable to the governmental response to the Deepwater Horizon incident), failure of third party partners to fulfill their commitments, the ability to satisfy future cash obligations and environmental costs, adverse conditions, such as high temperatures and pressure that could lead to mechanical failures or increased costs, the ability to hold current or future lease acreage rights, the ability to satisfy future cash obligations and environmental costs, access to capital to fund drilling activities, as well as other general exploration and development risks and hazards, and other factors described in more detail under the heading “Risk factors.”
               Investors are cautioned that many of the assumptions upon which our forward-looking statements are based are likely to change after our forward-looking statements are made, including for example the market prices of oil and natural gas, which we cannot control, and production volumes and costs, some aspects of which we may or may not be able to control. Further, we may make changes to our business plans that could or will affect our results. We caution investors that we do not intend to update our forward-looking statements, notwithstanding any changes in our assumptions, changes in our business plans, our actual experience, or other changes, and we undertake no obligation to update any forward-looking statements.

SUMMARY
               The following summary provides an overview of selected information about us. This summary is qualified in its entirety by the more detailed information, including our consolidated financial statements and related notes thereto, included or incorporated by reference in this prospectus. You should carefully consider the entire prospectus, including the “Risk Factors” section, before making an investment decision. Except as otherwise described herein or unless the context otherwise requires, all references to “McMoRan,” “MMR,” “we,” “us,” and “our” in this prospectus refer to McMoRan Exploration Co. and all entities owned or controlled by McMoRan Exploration Co.
The Company
               We are engaged in the exploration, development and production of oil and natural gas in the shallow waters of the Gulf of Mexico and onshore in the Gulf Coast area. Our exploration strategy is focused on the “deep gas play,” drilling to depths of 15,000 to 25,000 feet in the shallow waters of the Gulf of Mexico and Gulf Coast area to target large structures in the Deep Miocene, and on the “ultra-deep play” in the shallow waters at depths below 25,000 feet. We have one of the largest acreage positions in the shallow waters of these areas, which are our regions of focus. We do not operate in the deepwater Gulf of Mexico. Our focused strategy enables us to make efficient use of our geological, engineering and production strengths in these areas where we have more than 35 years of operating experience. We also believe that the scale of our operations in the Gulf of Mexico allows us to realize certain operating synergies and provides a strong platform from which to pursue our business strategy. Our oil and gas operations are conducted through McMoRan Oil & Gas LLC, our principal operating subsidiary.
               For Additional Information
               Our principal executive offices are located at 1615 Poydras Street, New Orleans, Louisiana 70112, and our telephone number is (504) 582-4000. Our website is located at http://www.mcmoran.com. The information on our website is not part of this prospectus.
Recent Developments
               On December 30, 2010, we completed our acquisition of Plains Exploration & Production Company’s (PXP) shallow water Gulf of Mexico (GOM) Shelf assets and related financings. Under the terms of the transaction, we issued 51 million shares of our common stock and paid $75 million in cash to PXP for all of PXP’s interests and exploration rights in the shallow waters of the shelf of the GOM. In addition, the purchase price includes $51 million associated with estimated revenues, expenses and capital expenditures attributable to the properties from the August 1, 2010 effective date through the December 30, 2010 closing date and approximately $9.9 million of assumed asset retirement obligations. Our common stock price on the closing date was $17.18 per share.
               The properties acquired include PXP’s 27.7 percent interest in the significant ultra-deep discovery at Davy Jones, PXP’s 35 percent interest in Blackbeard West and all of PXP’s interests in deep gas and ultradeep exploration prospects on the shelf of the GOM, including Blackbeard East and Lafitte which are currently being drilled; PXP’s 30.0 percent working interest in the multi-well Flatrock field, 47.9 percent interest in Blueberry Hill and 30.0 percent working interest in Hurricane Deep.
               On December 30, 2010, we also completed the financings announced on September 20, 2010 consisting of $900 million in equity-linked securities, including $200 million of 4% Convertible Senior Notes due 2017 and $700 million of 5 3/4% Convertible Perpetual Preferred Stock. The financings included $400 million in investments from institutional investors and a $500 million investment in convertible preferred stock by Freeport-McMoRan Copper & Gold Inc.
               On January 18, 2010, we announced our unaudited fourth quarter and twelve-month 2010 financial results. Following the release of our unaudited 2010 financial information, the drilling results for our Platte deep gas exploration well in Vermilion Parish, Louisiana were evaluated to be nonproductive. The financial results initially released on January 18, 2011 have been revised as shown below to reflect an additional $7.3 million charge to exploration expense for drilling costs incurred through December 31, 2010 for the Platte well. Our first quarter

2011 results will include approximately $2.3 million of costs incurred in 2011 related to this property. Our revised 2010 financial results follow:

	Fourth Quarter		Twelve Months
	2010* (unaudited)	2009 (unaudited)	2010* (unaudited)	2009 (unaudited)
	(In thousands, except per share amounts)

Revenues	$99,007	$131,972	$434,376	$435,435
Operating income (loss)	(21,588)	3,477	(78,985)	(168,434)
Loss from continuing operations	(30,660)	(4,721)	(116,976)	(204,889)
Income (loss) from discontinued operations	894	(405)	(3,366)	(6,097)
Net loss applicable to common stock	(84,284)	(9,533)	(197,443)	(225,318)
Diluted net loss per share:
Continuing operations	$(0.84)	$(0.11)	$(2.04)	$(2.79)
Discontinued operations	0.01	(0.00)	(0.04)	(0.08)
Applicable to common stock	$(0.83)	$(0.11)	$(2.08)	$(2.87)
Diluted average shares outstanding	102,055	86,043	95,125	78,625
Operating cash flows	$(21,475)	$45,706	$98,230	$131,165
Capital expenditures	$56,994	$24,640	$217,252	$138,015

*	If any in-progress well or unproved property is determined to be non-productive or no longer meets the capitalization requirements under applicable accounting rules after December 31, 2010 but prior to the filing of our Form 10-K for the year ended December 31, 2010, the related costs incurred through December 31, 2010 would be charged to expense in our 2010 financial statements. Before taking into account values allocated to the properties in connection with the PXP property acquisition, the costs incurred in our eight in-progress or unproved wells (excluding Platte) totaled $227.1 million at December 31, 2010.
               Revenues
               Our fourth-quarter 2010 oil and gas revenues totaled $95.1 million, compared to $128.0 million during the fourth quarter of 2009. During the fourth quarter of 2010, our sales volumes totaled 8.2 Bcf of gas, 629,000 barrels of oil and condensate and 1.3 Bcfe of plant products, compared to 13.1 Bcf of gas, 731,800 barrels of oil and condensate and 1.8 Bcfe of plant products in the fourth quarter of 2009. Our fourth-quarter comparable average realizations for gas (before hedging) were $4.05 per thousand cubic feet (Mcf) in 2010 and $4.70 per Mcf in 2009; for oil and condensate we received an average of $83.23 per barrel in fourth-quarter 2010 compared to $75.15 per barrel in fourth-quarter 2009.
               Cash, Liquidity and Capital Expenditures
               At December 31, 2010, we had $905.7 million in cash. Total debt was $560.0 million at December 31, 2010, including $74.7 million in Convertible Senior Notes due in October 2011 with a conversion price of $16.575 per share and $185.3 million in Convertible Senior Notes due in December 2017 with a conversion price of $16.00 per share. We currently have no amounts borrowed under our $150 million revolving credit facility and $50 million in availability after considering $100 million in outstanding letters of credit.
               Capital expenditures totaled $57.0 million for the fourth quarter of 2010 and $217.3 million for the twelve-months ended December 31, 2010. Net abandonment expenditures, which include scheduled conventional and hurricane-related work, totaled $44.3 million in the fourth quarter of 2010 and $115.1 million for the twelve-months ended December 31, 2010.
               In the fourth quarter of 2010, we recorded $24.2 million in gains for reimbursable costs associated with our insurance programs. Since 2009, we have recorded $63.5 million in gains associated with the 2008 hurricane events in the GOM, including $38.9 million in 2010.

               Production and Development Activities
               Fourth-quarter 2010 production averaged 144 MMcfe/d net to us, compared with 209 MMcfe/d in the fourth quarter of 2009. Full-year 2010 production averaged 161 MMcfe/d net to us, compared with 202 MMcfe/d for 2009. Production from the Flatrock field averaged a gross rate of approximately 165 MMcfe/d (31 MMcfe/d net to us) in the fourth quarter of 2010. As a result of the PXP transaction, we now own a 55.0 percent working interest and a 41.3 percent net revenue interest in the Flatrock field.
The Offering
               The following is a brief summary of selected terms of our 5.75% Convertible Perpetual Preferred Stock, Series 1, par value $0.01 per share (the “convertible perpetual preferred stock”) and our 4% Convertible Senior Notes due 2017 (the “notes” and, together with the convertible perpetual preferred stock, the “securities”). For a more complete description of the terms of our securities, see “Description of the Convertible Perpetual Preferred Stock” and “Description of the Notes.” As used in this section, references to “we,” “our” or “us” refer solely to McMoRan Exploration Co. and not to its subsidiaries.

Issuer:	McMoRan Exploration Co.

Securities Offered:	200,000 shares of convertible perpetual preferred stock and $200 million aggregate principal amount of notes.

Conversion:	Each share of our convertible perpetual preferred stock and each $1,000 principal amount of notes is convertible, at the option of the holder, at any time into shares of our common stock at an initial conversion rate of 62.5 shares of our common stock, which is equal to an initial conversion price of $16.00 per share of our common stock. The conversion rate is subject to adjustment upon the occurrence of certain events as described under “Description of the Convertible Perpetual Preferred Stock—Adjustments to the Conversion Rate” and “Description of the Notes—Adjustments to the Conversion Rate.”

Use of Proceeds:	We will not receive any of the proceeds from the sale by the selling securityholders of the securities or the sale of any shares of common stock issued upon conversion of the securities. See “Use of Proceeds.”

Risk Factors:	See “Risk Factors” beginning on page 8 of this prospectus and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

Absence of a Public Market for the Securities:	The convertible perpetual preferred stock and the notes are new securities for which there is currently no public market. We cannot assure you that an active or liquid market will develop for our securities.

NYSE Symbol for Our Common Stock:	Our common stock is traded on the New York Stock Exchange under the symbol “MMR.”

Convertible Perpetual Preferred Stock:

Liquidation Preference:	$1,000 per share of convertible perpetual preferred stock.

Dividends:	Holders of convertible perpetual preferred stock are entitled to receive, when, as and if declared by our board of directors, out of legally available funds, cumulative cash dividends on each share of convertible perpetual preferred stock at the annual rate of 5.75% of the liquidation preference per share, payable quarterly in arrears on February 15, May

15, August 15 and November 15 of each year, commencing February 15, 2011. Dividends on our convertible perpetual preferred stock are cumulative from the initial date of issuance of the convertible perpetual preferred stock or the last dividend payment date for which accumulated dividends were paid, whichever is later, whether or not funds are legally available for the payment of such dividends. Accumulated and unpaid dividends for any past dividend period (whether or not declared) shall accumulate at the annual rate of 5.75%.

For as long as the convertible perpetual preferred stock is outstanding, (i) we will not declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any junior stock or parity stock (each as defined below) and (ii) neither we, nor any of our subsidiaries, will, subject to certain exceptions, redeem, repurchase or otherwise acquire for consideration junior stock or parity stock through a sinking fund or otherwise, in each case unless we have paid or set apart funds for the payment of all accumulated and unpaid dividends with respect to the shares of convertible perpetual preferred stock and any parity stock for all preceding dividend periods. See “Description of the Convertible Perpetual Preferred Stock—Dividends.”

Adjustment to Conversion Rate Upon Conversion Upon a Fundamental Change:	If a holder converts its shares of convertible perpetual preferred stock in connection with a fundamental change, we will in certain circumstances increase the conversion rate of shares surrendered for conversion by a number of additional shares determined based on the date on which the fundamental change takes effect and the price paid or deemed to be paid per share of our common stock in the fundamental change. See “Description of the Convertible Perpetual Preferred Stock—Adjustment to Conversion Rate Upon Conversion Upon a Fundamental Change.”

Optional Redemption:	We may not redeem any shares of convertible perpetual preferred stock before December 30, 2013. On or after December 30, 2013 through December 30, 2020, we may redeem some or all of the shares of convertible perpetual preferred stock at a redemption price (the “redemption price”) equal to 100% of the liquidation preference, plus accumulated and unpaid dividends thereon to, but excluding, the redemption date, but only if the closing sale price of our common stock for 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date we give the redemption notice exceeds 130% of the conversion price in effect on each such trading day. On or after December 30, 2020, we may redeem some or all the shares of convertible perpetual preferred stock at the redemption price.

We have the right to pay the redemption price in cash, shares of our common stock, or a combination of cash and shares of our common stock, subject to certain conditions. If we elect to pay all or a portion of the redemption price in shares of our common stock, the common stock will be valued at a discount of 5% below the average of the closing sale prices for the 5 trading days ending on the third trading day prior to the redemption date.

Our convertible perpetual preferred stock is not subject to any mandatory redemption or sinking fund provision.

See “Description of the Convertible Perpetual Preferred Stock—

Optional Redemption.”

Voting Rights:	Holders of convertible perpetual preferred stock do not have voting rights, except as described below, as specifically provided for in our amended and restated certificate of incorporation or as otherwise from time to time required by law. Whenever (i) dividends on the convertible perpetual preferred stock or any other class or series of stock ranking on parity with the convertible perpetual preferred stock with respect to the payment of dividends are in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters, or (ii) we fail to pay the redemption price on the date shares of convertible perpetual preferred stock are called for redemption, the holders of convertible perpetual preferred stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two of the authorized number of our directors at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated or the redemption price on the convertible perpetual preferred stock have been fully paid or set apart for payment. The term of office of all directors elected by the holders of convertible perpetual preferred stock will terminate immediately upon the termination of the rights of the holder of convertible perpetual preferred stock to vote for directors. Holders of shares of convertible perpetual preferred stock will have one vote for each share of convertible perpetual preferred stock held. See “Description of the Convertible Perpetual Preferred Stock—Voting Rights.”

Ranking:	The convertible perpetual preferred stock ranks with respect to dividend rights and rights upon our liquidation, winding-up or dissolution:

	•	senior to our common stock and any other class or series of our capital stock, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the convertible perpetual preferred stock as to dividend rights and rights on our liquidation, winding-up and dissolution (collectively, the “junior stock”);

	•	on a parity with (i) our 8.00% convertible perpetual preferred stock, (ii) our 5.75% convertible perpetual preferred stock, Series 2, and (iii) any other class or series of our capital stock, the terms of which expressly provide that such class or series ranks on a parity with the convertible perpetual preferred stock as to dividend rights and rights on our liquidation, winding-up and dissolution (collectively, the “parity stock”);

	•	junior to each class or series of our capital stock, including capital stock issued in the future, the terms of which expressly provide that such class or series ranks senior to the convertible perpetual preferred stock as to dividend rights and rights on our liquidation, winding up and dissolution; and

	•	junior to all our existing and future debt obligations.

In addition, the convertible perpetual preferred stock, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution,

will be structurally subordinated to existing and future indebtedness of our subsidiaries.

Transfer Agent and Registrar:	Mellon Investor Services LLC.

Notes:

Maturity:	December 30, 2017.

Interest:	The notes bear interest at a rate of 4% per annum on the principal amount thereof, payable semiannually on February 15 and August 15 of each year, beginning August 15, 2011, and at maturity.

Ranking:	The notes are our senior, unsecured obligations and:

• rank equal in right of payment with all of our existing and future senior, unsecured debt;

• rank senior to any of our future subordinated debt;

• are effectively subordinated to any of our secured debt to the extent of the value of the assets securing such debt; and

• are effectively subordinated to all liabilities and preferred stock, if any, of our subsidiaries.

See “Description of the Notes—Ranking.”

Change of Control Permits Purchase of Notes at the Option of the Holder:	Upon a change of control (as defined herein), each holder of the notes may require us to repurchase some or all of its notes at a repurchase price equal to 100% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase. See “Description of the Notes—Change of Control Permits Purchase of Notes at the Option of the Holder.”

Adjustment to Conversion Rate Upon Conversion Upon a Change of Control:	If a holder elects to convert its notes in connection with a change of control, we will increase the conversion rate for such notes so surrendered for conversion in certain circumstances by a number of additional shares determined on the date on which the change of control occurs or becomes effective and based on the price paid or deemed to be paid per share of our common stock in the change of control. See “Description of the Notes—Adjustment to Conversion Rate Upon Conversion Upon a Change of Control.”

Optional Redemption:	We may not redeem the notes before December 30, 2015. On or after December 30, 2015, we may redeem some or all of the notes for cash at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the date of redemption, but only if the closing sale price of our common stock for 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date we give the redemption notice exceeds 130% of the conversion price in effect on each such trading day. See “Description of the Notes—Optional Redemption.”

Trustee:	U.S. Bank National Association.

RISK FACTORS
              An investment in our securities involves certain risks. You should carefully consider the risks described below and the risks disclosed in Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and Item 1A of Part II of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, as well as the other information included or incorporated by reference in this prospectus, before making an investment decision. We caution readers that these, among other risks, could in some cases have affected, and in the future could affect, our actual consolidated results and could cause our actual consolidated results in the future to differ materially from the expectations expressed in forward-looking statements included in this prospectus, including any documents incorporated herein by reference. The market or trading price of our securities could decline due to any of these risks or other factors, and you may lose all or part of your investment.
Risks Related to our Business and our Common Stock
              For information regarding risks related to our business, please see Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and Item 1A of Part II of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010.
Risks Related to the Securities
              The notes are effectively subordinated to our secured debt and any liabilities of our subsidiaries. The convertible perpetual preferred stock is junior to all of our liabilities and effectively junior to all of our subsidiaries’ liabilities and capital stock held by third parties. The securities do not limit our ability to incur future indebtedness.
              The notes are our senior, unsecured obligations and rank equal in right of payment with all of our existing and future senior, unsecured debt; rank senior in right of payment to our existing and future subordinated debt; are effectively subordinated to any of our secured debt to the extent of the value of the assets securing such debt; and are effectively subordinated to all liabilities and preferred stock, if any, of our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on all or any portion of the notes then outstanding.
              The convertible perpetual preferred stock ranks senior in right of payment to our common stock and any other class or series of our capital stock, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the convertible perpetual preferred stock as to dividend rights and rights on our liquidation, winding-up and dissolution; on a parity with (i) our 8.00% convertible perpetual preferred stock, (ii) our 5.75% convertible perpetual preferred stock, Series 2, and (iii) any other class or series of our capital stock, including capital stock issued in the future, the terms of which expressly provide that such class or series ranks on a parity with the convertible perpetual preferred stock as to dividend rights and rights on our liquidation, winding-up and dissolution; junior to each class or series of our capital stock, the terms of which expressly provide that such class or series ranks senior to the convertible perpetual preferred stock as to dividend rights and rights on our liquidation, winding up and dissolution; junior to all our existing and future debt obligations; and effectively junior to all of our subsidiaries’ (i) existing and future liabilities and (ii) capital stock held by others. Our substantial debt could make it difficult for us to satisfy our dividend and other obligations under the convertible perpetual preferred stock.
              Neither the indenture governing the notes nor the certificate of designations governing the preferred perpetual convertible stock prohibits us from incurring additional senior debt or secured debt, nor do they prohibit any of our subsidiaries from incurring additional liabilities.

              Our operations are conducted through, and substantially all of our consolidated assets are held by, our subsidiaries.
              Any obligation we have to satisfy our indebtedness, or our ability to declare and pay dividends, is not guaranteed or otherwise supported by any of our operating subsidiaries. A substantial portion of our consolidated assets is held by our subsidiaries. Accordingly, our ability to pay dividends on the convertible perpetual preferred stock or service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise. Our subsidiaries are separate and distinct legal entities and have no obligation, legal, contingent or otherwise, to make payments on the notes or to pay dividends on the convertible perpetual preferred stock or to make any funds available to the company for such purposes. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.
              Our rights to participate in any distribution of our subsidiaries’ assets upon their liquidation, reorganization or insolvency would generally be subject to the prior claims of the subsidiaries’ creditors, including any trade creditors and preferred stockholders.
              Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt or preferred stock dividends.
              Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, and to pay dividends on our convertible perpetual preferred stock depends on our future performance, which is subject to economic, financial, competitive, regulatory and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt, make necessary capital expenditures or to pay dividends. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness, moreover, will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations and the non-payment of dividends on our preferred stock.
              Recent regulatory actions may adversely affect the trading price and liquidity of the securities.
              We expect that certain investors in, and potential purchasers of, the securities will employ, or seek to employ, a convertible arbitrage strategy with respect to the securities. Investors that employ a convertible arbitrage strategy with respect to convertible securities typically implement that strategy by selling short the common stock underlying the convertible securities and dynamically adjusting their short position while they hold the securities. As a result, any specific rules regulating short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales in our common stock could adversely affect the ability of investors in, or potential purchasers of, the securities to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the securities. This could, in turn, adversely affect the trading price and liquidity of the securities.
              Under rules of the SEC that will become mandatory as of February 28, 2011, short selling of a “covered security” is restricted when its price has triggered a “circuit breaker” by falling at least 10% in one day. At that point short sale orders can be displayed or executed only if the order price is above the current national best bid, subject to certain limited exceptions. Because our common stock is a “covered security,” the new restrictions may interfere with the ability of investors in, and potential purchasers of, the notes, to effect short sales in our common stock and conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes.
              In addition, on June 10, 2010 the SEC approved a six-month pilot (the “circuit breaker pilot”), which the SEC extended through April 11, 2011, pursuant to which several national securities exchanges and the Financial Industry Regulatory Authority, Inc. (“FINRA”) adopted rules to halt trading in securities included in the S&P 500 Index if the price of any such security moves 10% or more from a sale in a five-minute period. On September 10, 2010, the SEC approved an expansion of the circuit breaker pilot to include component securities of the Russell

1000 Index and over 300 exchange traded funds. Our common stock is not included in either the S&P 500 Index or the Russell 1000 Index and therefore is not subject to the circuit breaker pilot at this time. However, the SEC could further expand the circuit breaker pilot in the future or adopt other rules that limit trading in response to market volatility. Any such additional regulatory actions may decrease or prevent an increase in the market price and/or liquidity of our common stock and/or interfere with the ability of investors in, and potential purchasers of, the securities, to effect hedging transactions in or relating to our common stock and conduct the convertible arbitrage strategy that we believe they will employ, or will seek to employ, with respect to the securities.
              Any governmental actions that restrict the ability of investors in, or potential purchasers of, the securities to effect short sales in our common stock or to implement hedging strategies could similarly adversely affect the trading price and the liquidity of the securities.
              Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the securities.
              The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus or the documents we have incorporated by reference in this prospectus or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the securities. The price of our common stock could also be affected by possible sales of our common stock by investors who view the securities as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading prices of the securities.
              Despite our current debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.
              Despite our current consolidated debt levels, we and our subsidiaries may decide to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. We are not restricted under the terms of the indenture governing the notes or the certificate of designations governing the convertible perpetual preferred stock from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions, any of which could diminish our ability to make payments on the notes or to pay dividends on the convertible perpetual preferred stock.
              Future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of the securities.
              In the future, we may sell additional shares of our common stock to raise capital. In addition, a substantial number of shares of our common stock is reserved for issuance upon the conversion of the securities. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sale of substantial amounts of common stock, or market perceptions that such issuances and sales may occur, could adversely affect the trading price of the securities and the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.
              Holders of the securities will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to them.
              Holders of the securities will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to conversion, but will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or by laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion of the securities into common stock, then the holder surrendering such securities will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.
              The securities are not protected by restrictive covenants.
              Neither the indenture governing the notes nor the certificate of designations covering the convertible perpetual preferred stock contains any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. Nor do they contain covenants or other provisions to afford protection to holders of the securities in the event of a change of control, in the case of the notes, or a fundamental change, in the case of the convertible perpetual preferred stock, or other corporate transaction involving us except to the extent described under “Description of the Notes—Change of Control Permits Purchase of Notes at the Option of Holder,” “Description of the Notes—Adjustment to Conversion Rate Upon Conversion Upon a Change of Control,” “Description of the Notes—Effect of Reclassification, Consolidation, Merger or Sale on Conversion Privilege,” “Description of the Convertible Perpetual Preferred Stock—Adjustment to Conversion Rate Upon Conversion Upon a Fundamental Change,” and “Description of the Convertible Perpetual Preferred Stock—Effect of Reclassification, Consolidation, Merger or Sale on Conversion Privilege.” The convertible perpetual preferred stock, furthermore, does not provide for the repurchase by us of the convertible perpetual preferred stock at the option of the holder upon a fundamental change.
              The adjustment to the conversion rate for securities converted in connection with certain corporate transactions may not adequately compensate you for any lost value of your securities as a result of such transaction.
              If a fundamental change, in the case of the convertible perpetual preferred stock, or a change of control, in the case of the notes, occurs, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for securities converted in connection with such events. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid (or deemed to be paid) per share of our common stock in such transaction, as described below under “Description of the Notes—Adjustment to Conversion Rate Upon Conversion Upon a Change of Control” and “Description of the Convertible Perpetual Preferred Stock—Adjustment to Conversion Rate Upon Conversion Upon a Fundamental Change.” The adjustment to the conversion rate for securities converted in connection with such a transaction may not adequately compensate you for any lost value of your securities as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $60.00 per share or less than $13.74 (in each case, subject to adjustment), no additional shares will be added to the conversion rate. Moreover, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed 72.7802 per share of convertible perpetual preferred stock or per $1,000 principal amount of the notes, subject to adjustment in the same manner as the conversion rates for the securities as set forth under “Description of the Notes—Adjustments to the Conversion Rate” and “Description of the Convertible Perpetual Preferred Stock—Adjustments to the Conversion Rate.”
              Our obligation to increase the conversion rate upon the occurrence of a fundamental change, in the case of the convertible perpetual preferred stock, or a change of control, in the case of the notes, could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.
              The conversion rates of the securities may not be adjusted for all dilutive events.
              The conversion rates of the securities are subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of the Notes—Adjustments to the Conversion Rate” and “Description of the Convertible Perpetual Preferred Stock—Adjustments to the Conversion Rate.” However, the conversion rates will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the securities or our common stock. An event that adversely affects the value of the securities may occur, and that event may not result in an adjustment to the conversion rates.

              We cannot assure you that an active trading market will develop for the securities.
              Prior to this offering, there has been no trading market for the securities, and we do not intend to apply to list the securities on any securities exchange or to arrange for quotation on any automated dealer quotation system. The liquidity of the trading market in the securities, and the market price quoted for the securities, may be adversely affected by changes in the overall market for these types of securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the securities. If an active trading market does not develop or is not maintained, the market price and liquidity of the securities may be adversely affected. In that case you may not be able to sell your securities at a particular time or at a favorable price.
              You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the securities even though you do not receive a corresponding cash distribution.
              The conversion rates of the securities are subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a fundamental change, in the case of the convertible perpetual preferred stock, or a change of control, in the case of the notes, occurs, under some circumstances, we will increase the conversion rate for securities converted in connection with these events. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend.
Risks Related to the Notes
              Any adverse rating of the notes may cause their trading price to fall.
              We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.
              We may not have the ability to raise the funds necessary to repurchase the notes upon a change of control, and our future debt may contain limitations on our ability to pay cash upon a holder’s election to require us to repurchase its notes.
              Holders of notes have the right to require us to repurchase all or any portion of the notes equal to $1,000 or a whole multiple of $1,000 for cash, at a repurchase price equal to 100% of the aggregate principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase as described under “Description of the Notes—Change of Control Permits Purchase of Notes at the Option of the Holder.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of the notes. In addition, our ability to repurchase the notes may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our failure to repurchase the notes at a time when the repurchase is required by the indenture would constitute a default. A default under the indenture or a change of control itself could also lead to a default under agreements governing our future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness or repurchase the notes.
              Some significant restructuring transactions may not constitute a change of control, in which case we would not be obligated to offer to repurchase the notes.
              Upon the occurrence of a change of control you have the right to require us to repurchase your notes. However, the change of control provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a change of control requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these types of transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of the notes.
Risks Related to the Convertible Perpetual Preferred Stock
              We may be unable to pay, or could be prevented from paying, dividends on shares of our convertible perpetual preferred stock.
              We have substantial indebtedness and, as a result, significant debt service obligations. As of December 31, 2010, our net principal short and long-term indebtedness outstanding was approximately $560 million, representing approximately 24 percent of our total capitalization, and our total stockholders’ equity was $1.73 billion. Our substantial debt could make it difficult for us to satisfy our dividend and other obligations under the convertible perpetual preferred stock.
              Under Delaware law, cash dividends on capital stock may only be paid from “surplus” or, if there is no “surplus,” from the corporation’s net profits for the then-current or the preceding fiscal year. Unless we operate profitably, our ability to pay cash dividends on the convertible perpetual preferred stock would require the availability of adequate “surplus,” which is defined as the excess, if any, of our net assets (total assets less total liabilities) over our capital. Further, even if adequate surplus is available to pay cash dividends on the convertible perpetual preferred stock, we may not have sufficient cash to pay dividends on the convertible perpetual preferred stock.
              In addition, because we are a holding company with no material assets other than the capital stock of our subsidiaries, our ability to repay our indebtedness or pay dividends is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, loan, debt repayment or otherwise. Except with respect to any guarantee of our 11.875% Senior Notes, our subsidiaries do not have any obligation to make funds available to us to repay our indebtedness or pay dividends. Dividends from subsidiaries that are not wholly owned are shared with other equity owners.
              Our subsidiaries may not be able to, or be permitted to, make distributions to enable us to repay our indebtedness or pay dividends. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. Our rights to participate in any distribution of our subsidiaries’ assets upon their liquidation, reorganization or insolvency would generally be subject to the prior claims of the subsidiaries’ creditors, including any trade creditors and preferred stockholders.
              Our ability to issue preferred stock in the future could adversely affect the rights of holders of the convertible perpetual preferred stock and our common stock.
              Our amended and restated certificate of incorporation authorizes us to issue up to 50,000,000 shares of preferred stock in one or more series on terms determined by our board of directors. As of December 31, 2010, we had 722,063 shares of preferred stock issued and outstanding, including 200,000 shares of our 5.75% convertible perpetual preferred stock, Series 1, 500,000 shares of our 5.75% convertible perpetual preferred stock, Series 2 and 22,063 shares of our 8.00% convertible perpetual preferred stock. Our board of directors, without limitation, may authorize, increase the authorized amount of, or issue any shares of any series of preferred stock, whether such stock would rank junior, equal or senior to the convertible perpetual preferred stock. Our future issuance of any series of preferred stock under our certificate of incorporation could therefore effectively diminish or supersede dividends on, and the liquidation preference of, the convertible perpetual preferred stock we are offering hereby and adversely affect our common stock.
RATIO OF EARNINGS TO FIXED CHARGES
              The following table sets forth our ratio of earnings to fixed charges and our ratio of earnings to fixed charges and preferred stock dividends for each of the periods indicated.

Nine Months
Ended September
	30,	Years Ended December 31,
	2010	2009	2008	2007	2006	2005

Ratio of earnings to fixed charges (a)	(b)	(b)	(b)	(b)	(b)	(b)

Ratio of earnings to fixed charges and preferred stock dividends (a)	(c)	(c)	(c)	(c)	(c)	(c)
(a)	For the ratio of earnings to fixed charges calculation, earnings consist of income (loss) from continuing operations and fixed charges. Fixed charges include interest and that portion of rent deemed representative of interest. For the ratio of earnings to fixed charges and preferred stock dividends calculation, we assumed that our preferred stock dividend requirements were equal to the earnings that would be required to cover those dividend requirements.

(b)	We sustained a net loss from continuing operations of $86.3 million for the nine months ended September 30, 2010, $204.9 million in 2009, $211.2 million in 2008, $44.7 million in 2006 and $31.5 million in 2005. These losses were inadequate to cover our fixed charges of $35.6 million in the nine months ended September 30, 2010, $47.5 million in 2009, $56.3 million in 2008, $15.5 million in 2006 and $17.5 million in 2005. Our earnings available for fixed charges for 2007 were insufficient to cover our fixed charges by $69.9 million.

(c)	We sustained a net loss from continuing operations of $86.3 million for the nine months ended September 30, 2010, $204.9 million in 2009, $211.2 million in 2008, $44.7 million in 2006 and $31.5 million in 2005. These losses were inadequate to cover our fixed charges and preferred dividends of $58.2 million in the nine months ended September 30, 2010, $61.8 million in 2009, $78.6 million in 2008, $17.0 million in 2006 and $19.0 million in 2005. In 2007, our earnings available for fixed charges and preferred dividends were insufficient to cover our fixed charges and preferred dividends by $73.3 million.
USE OF PROCEEDS
              We will not receive any of the proceeds from the sale by the selling securityholders of the convertible perpetual preferred stock or the notes or any shares of common stock issuable upon conversion of the securities. See “Selling Securityholders” for a list of those entities receiving proceeds from the sale of the convertible perpetual preferred stock, the notes or shares of common stock issuable upon conversion of the securities.
DESCRIPTION OF CAPITAL STOCK
              The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to the relevant provisions of the General Corporation Law of the State of Delaware and our amended and restated certificate of incorporation, as amended (“certificate of incorporation”), and our amended and restated by-laws (“by-laws”). Copies of our certificate of incorporation and by-laws are incorporated herein by reference and will be sent to you at no charge upon request. See “Where You Can Find More Information.”
              Authorized Capital Stock
              Under our certificate of incorporation, our authorized capital stock consists of 300 million shares of common stock, $0.01 par value per share, and 50 million shares of preferred stock, $0.01 par value per share. As of December 31, 2010, there were issued and outstanding:
•	157,187,925 shares of common stock (excluding 2,609,427 treasury shares);

•	22,063 shares of 8% convertible perpetual preferred stock;

•	200,000 shares of 5.75% convertible perpetual preferred stock, Series 1; and

•	500,000 shares of 5.75% convertible perpetual preferred stock, Series 2.
              As of December 31, 2010, our outstanding shares of 8% convertible perpetual preferred stock were convertible into 3,224,406 shares of common stock (assuming the current conversion rate of 146.1454, such conversion rate being subject to adjustment to a maximum conversion rate of 173.9130 upon a “fundamental change” as such term is defined under the certificate of designations); our outstanding shares of 5.75% convertible perpetual preferred stock, Series 1, were convertible into 12,500,000 shares of common stock (assuming the current conversion rate of 62.5 shares, such conversion rate being subject to adjustment to a maximum conversion rate of 72.7802 upon a “fundamental change” as such term is defined under the certificate of designations); our outstanding shares of 5.75% convertible perpetual preferred stock, Series 2, were convertible into 31,250,000 shares of common stock (assuming the current conversion rate of 62.5 shares, such conversion rate being subject to adjustment to a maximum conversion rate of 72.7802 upon a “fundamental change” as such term is defined under the certificate of designations); our outstanding 5 1/4% convertible senior notes due October 6, 2011 were convertible into 4,507,994 shares of common stock at a conversion price of $16.575 per share; our outstanding 4% convertible senior notes due December 30, 2017 were convertible into 12,500,000 shares of common stock at a conversion price of $16.00 per share; an aggregate of 11,867,750 shares of our common stock were authorized for issuance upon the exercise of outstanding stock options at an average exercise price of $13.69 per share; and an aggregate of 98,500 shares of our common stock were issuable upon vesting of restricted stock units.
              Description of Common Stock
              Common stock outstanding. The issued and outstanding shares of common stock are, and the shares of common stock that we may issue in the future will be, validly issued, fully paid and nonassessable.
              Voting rights. Holders of our common stock are entitled to elect all of the members of the board of directors, except that holders of our 8% convertible perpetual preferred stock and holders of each series of our 5.75% convertible perpetual preferred stock, voting as a single class with the shares of any other preferred stock or securities having similar voting rights, are entitled to elect two directors in addition to those directors elected by the holders of our common stock if we fail to make specified dividend payments. See “—Description of Preferred Stock” for additional information relating to the voting rights of our preferred stock. Each share of common stock has one vote. With respect to all other matters submitted to a vote of stockholders, except as required by law, the holders of the common stock vote together as a single class, and record holders have one vote per share.
              Dividend rights; rights upon liquidation. Subject to any preferences afforded to the holders of preferred stock, currently outstanding or issued in the future by the board of directors, holders are entitled to dividends at such times and in such amounts as the board of directors may determine. In the event of a voluntary or involuntary liquidation, dissolution or winding up of our company, prior to any distributions to the holders of the common stock, the holders of our 8% convertible perpetual preferred stock and each series of our 5.75% convertible perpetual preferred stock will receive any payments to which they are entitled. Subsequent to those payments, the holders of the common stock will share ratably, according to the number of shares held by them, in our remaining net assets, if any.
              Other rights. Shares of our common stock are not redeemable and have no subscription, conversion or preemptive rights.
              Transfer agent. The transfer agent and registrar for the common stock is BNY Mellon Shareowner Services.
              NYSE. We list our common stock on the New York Stock Exchange under the symbol “MMR.”
              Certain Provisions of our Certificate of Incorporation and By-laws
              Supermajority voting/fair price requirements. Our certificate of incorporation requires the approval of the holders of not less than 80% of our common stock voting together as a single class, and not less than 75% of our common stock excluding common stock beneficially owned by the interested stockholder (described below) voting as a separate class, for:
•	any merger, consolidation or share exchange of our company or any of our subsidiaries with or into an interested stockholder (an interested stockholder is any person or entity, or any associate or affiliate of that person or entity, who (i) is the beneficial owner of 15% or more of our common stock, or (ii) is an affiliate or associate of our company and was within the two years prior to the transaction a beneficial owner, directly or indirectly, of 15% or more of our common stock, which we refer to as an interested stockholder);

•	any sale, lease, transfer, exchange, mortgage, pledge, loan, advance or similar disposition of 5% or more of the lesser of the total market value of our outstanding stock or our net worth in one or more transactions involving an interested stockholder or an associate or affiliate of an interested stockholder;

•	the adoption of any plan or proposal for liquidation or dissolution of our company or any subsidiary;

•	the issuance or transfer by us or any of our subsidiaries of equity securities having a fair market value of $1 million or more in one or more transactions in any twelve-month period to any interested stockholder or affiliate or associate of an interested stockholder except pursuant to warrants or rights to purchase securities offered pro rata to all holders of common stock or by other means such that each holder of common stock is given substantially proportionate treatment;

•	any reclassification or recapitalization of securities of our company, including any reverse stock split, any merger, consolidation or share exchange of our company with any subsidiary, or any other transaction (whether or not involving an interested stockholder) that would increase, by 5% or more, an interested stockholder’s, or any associate or affiliate of an interested stockholder’s, voting power or proportionate amount of shares of any class or series of equity securities of our company or any subsidiary;

•	any loans, advances, guarantees, pledges or other financial assistance or tax advantages provided by our company or any of our subsidiaries to an interested stockholder or any affiliate or associate of an interested stockholder except proportionately as a stockholder; or

•	any agreement, contract or other arrangement providing directly or indirectly for any of the foregoing.

However, the supermajority voting requirement is not applicable if:

•	our board of directors approved the transaction before the interested stockholder became an interested stockholder by a majority vote of the members of our board of directors and the transaction is approved by a majority vote of the continuing directors (a continuing director is any member of the board of directors who is not an interested stockholder or an affiliate of an interested stockholder and (i) was a director prior to the time the interested stockholder became an interested stockholder or (ii) was recommended or elected by a majority of the continuing directors at a meeting at which a quorum consisting of a majority of the continuing directors was present; in the absence of an interested stockholder, the continuing directors means all the directors then in office); or

•	all of the following conditions have been met: (i) the aggregate amount of consideration received per share by the holders meet certain “fair price” criteria, (ii) prior to the consummation of the transaction (a) there has been no failure to declare or pay dividends on any outstanding preferred stock, (b) there has been no reduction in the annual rate of dividends paid on common stock except to reflect a subdivision of the common stock and no failure to increase the annual rate of dividends as necessary to reflect a decrease in the number of outstanding shares of common stock, and (c) the interested stockholder has not become the beneficial owner of any additional shares of common stock except as part of the transaction that resulted in such interested stockholder becoming an interested stockholder or as a result of a pro rata stock dividend, and (iii) the interested stockholder has not received the benefits (except proportionately as a stockholder) of any loans, advances or other financial assistance or tax advantages provided by us.
              Amendment of Certain Provisions of our Certificate of Incorporation. Under Delaware law, unless the certificate of incorporation specifies otherwise, a corporation’s certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the shares of outstanding stock with voting power with respect to such amendment. Our certificate of incorporation requires the affirmative vote of 80% of the voting stock to amend, alter or repeal certain of its provisions regarding (i) stockholder unanimous written consents, (ii) the classification, filling of vacancies and removal of members of the board of directors, (iii) the limitation of liability of directors, (iv) business combinations and (v) amendments to our certificate of incorporation and our by-laws.
              Effects of authorized but unissued common stock and blank check preferred stock. One of the effects of the existence of authorized but unissued common stock and undesignated preferred stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.
              In addition, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of our company.
              Advance notice of intention to nominate a director. Our certificate of incorporation and by-laws permit a stockholder to nominate a person for election as a director only if written notice of such stockholder’s intent to make a nomination has been delivered to our Secretary not later than the close of business on the 120th day nor earlier than the close of business on the 210th day prior to the first anniversary of the preceding year’s annual meeting. This provision also requires that the notice set forth, among other things, a description of all arrangements or understandings between the nominee and the stockholder pursuant to which the nomination is to be made or the nominee is to be elected and such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules promulgated under the Securities Exchange Act of 1934, as amended, had the nominee been nominated by our board of directors. Any nomination that fails to comply with these requirements may be disqualified.
              Advance notice of stockholder proposals. Our by-laws permit a stockholder proposal to be presented at a stockholders’ meeting only if prior written notice of the proposal is provided to us within the time periods and in the manner specified in the by-laws.
              No ability of stockholders to call special meetings. Our certificate of incorporation and by-laws deny stockholders the right to call a special meeting of stockholders, except in those limited circumstances where holders of our preferred stock have the right to call a special meeting. Our by-laws provide that special meetings of stockholders may be called only by the chairman or either co-chairman of the board of directors, the vice chairman of the board of directors or the president and chief executive officer or upon a vote of the majority of the board of directors.
              No action by written consent. Our certificate of incorporation prohibits our stockholders from taking any action except at an annual or special meeting of stockholders.
              Removal of directors; filling vacancies on board of directors. Our certificate of incorporation provides that any director may be removed, for cause involving fraud or a violation of the duty of loyalty as determined by a court of law, by a vote of the holders of 80% of the voting stock. Any vacancies on the board of directors resulting by the death, resignation or removal of a director may be filled only by a vote of both a majority of the directors then in office and a majority of continuing directors voting as a separate group.
              Amendment of by-laws. Our certificate of incorporation and by-laws provide that our by-laws may be altered, amended, changed or repealed by vote of the holders of 80% of the voting stock, or upon the affirmative vote of both a majority of the board of directors then in office and a majority of all continuing directors voting as a separate group.

              Limitation of liability of directors and officers. As permitted by the Delaware General Corporation Law, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to our company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate our rights and our stockholders’ rights to recover monetary damages against a director or officer for breach of a fiduciary duty of care. The provision does not eliminate or limit our right, or the right of a stockholder, to seek non-monetary or equitable relief, such as an injunction or rescission. The SEC has taken the position that this provision has no effect on claims arising under the federal securities laws.
              In addition, our certificate of incorporation provides for mandatory indemnification rights, subject to limited exceptions, to any director or executive officer who (because of the fact that he or she is our director or officer) is involved in a legal proceeding of any nature. These indemnification rights include reimbursement for expenses incurred by the director or officer in advance of the final disposition of a proceeding according to applicable law.
              Description of Preferred Stock
              8% Convertible Perpetual Preferred Stock. Our 8% convertible perpetual preferred stock has a liquidation preference of $1,000 per share. Each share is convertible into 146.1454 shares of our common stock. The conversion rate is adjustable upon the occurrence of certain events. Beginning June 15, 2014, we may redeem shares of the 8% convertible perpetual preferred stock by paying cash, our common stock or any combination thereof for $1,000 per share plus accumulated and unpaid dividends, but only if our common stock has exceeded 130% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date we give the redemption notice. Dividends are cumulative and are payable quarterly on February 15, May 15, August 15 and November 15 of each year. Generally, we cannot pay dividends on or repurchase our common stock unless all accrued, cumulated and unpaid dividends on the 8% convertible perpetual preferred stock for all prior dividend periods have been paid in full.
              5.75% Convertible Perpetual Preferred Stock, Series 1 and Series 2. Each series of our 5.75% convertible perpetual preferred stock has a liquidation preference of $1,000 per share. Each share of both series of our 5.75% convertible perpetual preferred stock is convertible into 62.5 shares of our common stock. The conversion rate for each series is adjustable upon the occurrence of certain events. We may not redeem any shares of either series of our 5.75% convertible perpetual preferred stock before December 30, 2013. On or after December 30, 2013, we may redeem some or all of the shares of either series of our 5.75% convertible perpetual preferred stock at a redemption price (the “redemption price”) equal to 100% of the liquidation preference, plus accumulated and unpaid dividends thereon to, but excluding, the redemption date, but only if the closing sale price of our common stock for 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date we give the redemption notice exceeds 130% of the conversion price in effect on each such trading day. At any time on or after December 30, 2020, we may redeem some or all the shares of our 5.75% convertible perpetual preferred stock, Series 1 at the redemption price. We have the right to pay the redemption price for shares of our 5.75% convertible perpetual preferred stock, Series 1 in cash, shares of our common stock, or a combination of cash and shares of our common stock, subject to certain conditions. We may pay the redemption price for shares of our 5.75% convertible perpetual preferred stock, Series 2 in cash only. Dividends on each series of our 5.75% convertible perpetual preferred stock are cumulative and are payable quarterly on February 15, May 15, August 15 and November 15 of each year. Generally, we cannot pay dividends on or repurchase our common stock unless all accrued, cumulated and unpaid dividends on each series of our 5.75% convertible perpetual preferred stock for all prior dividend periods have been paid in full. For additional information about our 5.75% convertible perpetual preferred stock, Series 1, you should refer to the certificate of designations, which is an exhibit to the registration statement of which this prospectus is a part, or see “Description of the Convertible Perpetual Preferred Stock” herein.
              Holders of our 8% convertible perpetual preferred stock and each series of our 5.75% convertible perpetual preferred generally have no voting rights, except as required by law. If dividends payable on any of our preferred stock are in arrears for six or more quarterly periods (whether or not consecutive), the holders of the preferred stock, voting as a single class with the shares of any other preferred stock or securities having similar voting rights (the

“voting rights class”), will be entitled at the next meeting of our stockholders to elect two directors in addition to those directors elected by the holders of our common stock. These voting rights and the terms of the directors so elected will continue until such time as the dividends in arrears on the preferred stock have been paid in full. We may not amend our certificate of incorporation if the amendment would adversely affect the holders of our 8% convertible perpetual preferred stock or either series of our 5.75% convertible perpetual preferred stock unless we obtain the consent of holders of at least two-thirds the outstanding shares of the voting rights class, voting as a single class.
              We may issue shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock. The issuance of any shares of preferred stock in the future could adversely affect the rights of the holders of common stock.
              Description of Convertible Notes
              As of December 31, 2010, we had outstanding $74.72 million principal amount of our 5 1/4% convertible senior notes due October 6, 2011. Interest on the convertible notes is payable semiannually on April 6 and October 6. The notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of common stock at a conversion price of $16.575 per share, which is equal to a conversion rate of approximately 60.33 shares of common stock per $1,000 principal amount of notes. The conversion rate is adjustable upon the occurrence of certain events. For additional information about our 5 1/4% convertible senior notes due 2011, you should refer to the indenture for the notes, which is an exhibit to the registration statement of which this prospectus is a part.
              As of December 31, 2010, we had outstanding $200 million principal amount of our 4% convertible senior notes due December 30, 2017. Interest on the convertible notes is payable semiannually on February 15 and August 15. The notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of common stock at a conversion price of $16.00 per share, which is equal to a conversion rate of approximately 62.5 shares of common stock per $1,000 principal amount of notes. The conversion rate is adjustable upon the occurrence of certain events. For additional information about our 4% convertible senior notes due 2017, you should refer to the indenture for the notes, which is an exhibit to the registration statement of which this prospectus is a part, or see “Description of the Notes” herein.

DESCRIPTION OF THE CONVERTIBLE PERPETUAL PREFERRED STOCK
               We issued 200,000 shares of our 5.75% Convertible Perpetual Preferred Stock, Series 1, par value $0.01 per share (the “convertible perpetual preferred stock”) pursuant to a certificate of designations dated as of December 30, 2010 (the “certificate of designations”). A copy of the certificate of designations was filed as an exhibit to our Form 8-K dated January 4, 2011.
               The following description is a summary of the material provisions of our convertible perpetual preferred stock and the certificate of designations. It does not purport to be complete. This summary is subject to and is qualified in its entirety by reference to all the provisions of the certificate of designations, including the definitions of terms used therein. Wherever particular provisions or defined terms of the certificate of designations or form of convertible perpetual preferred stock are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the certificate of designations because it, and not this description, defines your rights as a holder of shares of convertible perpetual preferred stock.
               As used in this section the words “we,” “us” or “our” refer solely to McMoRan Exploration Co. and not to its subsidiaries.
General
               Under our amended and restated certificate of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 50,000,000 shares of preferred stock, par value $0.01 per share, in one or more series, with such voting powers or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in the resolutions providing therefor.
               We issued 200,000 shares of our convertible perpetual preferred stock on December 30, 2010. The holders of the shares of convertible perpetual preferred stock have no preemptive rights or preferential rights to purchase or subscribe for stock, obligations, warrants or any other of our securities.
Ranking
               Our convertible perpetual preferred stock, with respect to dividend rights and upon liquidation, winding up or dissolution, ranks:
•	senior to our common stock and any other class or series of our capital stock, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the convertible perpetual preferred stock as to dividend rights and rights on our liquidation, winding-up and dissolution (collectively, the “junior stock”);

•	on a parity with (i) our 8.00% convertible perpetual preferred stock, (ii) our 5.75% convertible perpetual preferred stock, Series 2, and (iii) any other class or series of our capital stock, the terms of which expressly provide that such class or series ranks on a parity with the convertible perpetual preferred stock as to dividend rights and rights on our liquidation, winding-up and dissolution (collectively, the “parity stock”);

•	junior to each class or series of our capital stock, the terms of which expressly provide that such class or series ranks senior to the convertible perpetual preferred stock as to dividend rights and rights on our liquidation, winding up and dissolution (collectively, the “senior stock”);

•	junior to all our existing and future debt obligations; and

•	effectively junior to all of our subsidiaries’ (i) existing and future liabilities and (ii) capital stock held by third parties.

Dividends
               Holders of shares of our convertible perpetual preferred stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available for payment, cumulative cash dividends on each outstanding share of convertible perpetual preferred stock at the annual rate of 5.75% of the liquidation preference per share. The dividend rate is initially equivalent to $57.50 per share annually. The right of holders of shares of our convertible perpetual preferred stock to receive dividend payments is subject to the rights of any holders of shares of senior stock and parity stock.
               Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning on February 15, 2011. If any of those dates is not a business day, then dividends will be payable on the next succeeding business day without interest or additional payment for such delay. Dividends are payable to holders of record as they appear in our stock records at the close of business on February 1, May 1, August 1 and November 1 of each year or on a record date that may be fixed by our board of directors and that will be not more than 60 days and not less than 10 days preceding the applicable dividend payment date. Dividends will be cumulative from the initial date of issuance of the convertible perpetual preferred stock or the last dividend payment date for which accumulated dividends were paid, whichever is later, whether or not we have funds legally available for the payment of those dividends.
               Dividends payable on shares of convertible perpetual preferred stock for any period shorter or longer than a full dividend period will be appropriately prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends on shares of our convertible perpetual preferred stock will be payable in cash. Accumulated unpaid dividends for any past dividend period (whether or not declared) will accumulate at the annual rate of 5.75% and will be payable in the manner provided above.
               For so long as our convertible perpetual preferred stock is outstanding, (i) we will not declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any junior stock or parity stock and (ii) neither we, nor any of our subsidiaries, will redeem, repurchase or otherwise acquire for consideration junior stock or parity stock through a sinking fund or otherwise, in each case unless we have paid or set apart funds for the payment of all accumulated and unpaid dividends with respect to the shares of convertible perpetual preferred stock and any parity stock for all preceding dividend periods. As an exception to clause (ii), we will be able to redeem, repurchase or otherwise acquire for consideration parity stock pursuant to a purchase or exchange offer made on the same terms to all holders of convertible perpetual preferred stock and such parity stock.
               Holders of our convertible perpetual preferred stock will not have any right to receive dividends that we may declare on our common stock. The right to receive dividends declared on our common stock will be realized only after conversion of such holder’s shares of convertible perpetual preferred stock into shares of our common stock.
Conversion Rights
               Holders of our convertible perpetual preferred stock may, at any time, convert their shares of convertible perpetual preferred stock into a number of fully paid and nonassessable shares of our common stock at the initial conversion rate of 62.5 shares of common stock per $1,000 liquidation preference of convertible perpetual preferred stock, subject to adjustment as described under “—Adjustments to the Conversion Rate.” This represents an initial conversion price of $16.00 per share of our common stock.
               Conversion of shares of convertible perpetual preferred stock held in certificated form (“certificated preferred shares”) may be effected by any holder upon the surrender to us, at our principal office or at the office of the conversion agent as may be designated by our board of directors, of such shares of convertible perpetual preferred stock to be converted, accompanied by a complete and manually signed notice of conversion (as set forth in the form of convertible perpetual preferred stock certificate attached in Exhibit A to the certificate of designations) along with (i) appropriate endorsements and transfer documents as required by the registrar or conversion agent, (ii) if required as described below, funds equal to the dividend payable on the next dividend payment date to which such holder is not entitled and (iii) in case such notice of conversion shall specify a name or names other than that of such holder to which the common stock issuable upon conversion shall be delivered, payment of all transfer taxes payable upon the issuance of shares of common stock in such name or names. Conversion of beneficial interests in respect of shares of convertible perpetual preferred stock held in global form (“global preferred shares”) may be made by compliance with the applicable procedures of The Depository Trust Company (“DTC”) as in effect from time to time and, if applicable, compliance with the requirements set forth in clauses (ii) and (iii) above. Other than the taxes specified in clause (iii) above, we will pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of common stock upon conversion of shares of the convertible perpetual preferred stock. The conversion of the convertible perpetual preferred stock will be deemed to have been made as of the close of business on the date (the “conversion date”) upon which the foregoing requirements have been satisfied. On the third business day immediately following the conversion date, we will deliver or cause to be delivered (A) certificates representing the full number of validly issued, fully paid and nonassessable shares of common stock to which the holder of shares of the convertible perpetual preferred stock being converted (or such holder’s transferee) shall be entitled, and (B) if the shares of convertible perpetual preferred stock being converted are certificated preferred shares and fewer than the full number of shares of the convertible perpetual preferred stock evidenced by the surrendered certificate or certificates is being converted, a new certificated preferred share or shares, of like tenor, for the number of shares evidenced by such surrendered certificated preferred share or shares less the number of shares being converted. As of the close of business on the conversion date, the rights of the holder of the convertible perpetual preferred stock as to the shares being converted will cease, except for the right to receive shares of our common stock, and the person entitled to receive the shares of common stock will be treated for all purposes as having become the record holder of such shares of common stock at such time.
               If a holder of shares of convertible perpetual preferred stock exercises its conversion right, such shares will cease to accumulate dividends as of the close of business on the day immediately preceding the conversion date. The holders of shares of convertible perpetual preferred stock at the close of business on a record date for the payment of any dividend on the convertible perpetual preferred stock will be entitled to receive the dividend payment on those shares on the next following dividend payment date notwithstanding the conversion thereof following that record date or our default in payment of the dividend due on that dividend payment date. However, shares of convertible perpetual preferred stock surrendered for conversion during the period between the close of business on any record date for the payment of a dividend on the convertible perpetual preferred stock and the close of business on the business day immediately preceding the applicable dividend payment date must be accompanied by a payment to us in cash of an amount equal to the dividend payable on the shares on that dividend payment date. A holder of shares of convertible perpetual preferred stock on a record date for the payment of dividends thereon who (or whose transferee) surrenders any shares for conversion on the corresponding dividend payment date will receive the dividend payable by us on the convertible perpetual preferred stock on that date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of convertible perpetual preferred stock for conversion. Except as provided above, we will make no payment or allowance for accumulated and unpaid dividends, whether or not in arrears, on converted shares of convertible perpetual preferred stock or for dividends on shares of common stock issued upon conversion of shares of convertible perpetual preferred stock.
               Notwithstanding the foregoing, if shares of convertible perpetual preferred stock are converted during the period between the close of business on any record date and the open of business on the corresponding dividend payment date and we have specified a redemption date for such shares of convertible perpetual preferred stock during such period (which period includes the dividend payment date), then the holder who surrenders such shares for conversion during such period need not include payment of the amount of the dividend payable on such dividend payment date upon surrender of shares of the convertible perpetual preferred stock for conversion, and the dividend payable on such dividend payment date will be paid to the holder of such shares as of the close of business on such record date.
               Notwithstanding the foregoing, if any shares of convertible perpetual preferred stock are to be redeemed, the right to convert those shares of convertible perpetual preferred stock will terminate at the close of business on the business day immediately preceding the redemption date (unless we default in the payment of the redemption price for those shares, in which case a holder may convert its shares of convertible perpetual preferred stock until the redemption price has been paid or duly provided for).
               In connection with the conversion of any shares of convertible perpetual preferred stock, no fractional shares of common stock will be issued, but we will pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the closing sale price of our common stock on the date the shares of convertible perpetual preferred stock are surrendered for conversion. If more than one share of convertible perpetual preferred stock is surrendered for conversion by the same holder, with the same conversion date, the full number of shares of common stock issuable on conversion of those shares will be computed on the basis of the total number of shares of convertible perpetual preferred stock so surrendered.
               We will at all times reserve and keep available, free from preemptive rights, for issuance upon the conversion of shares of convertible perpetual preferred stock a number of our authorized but unissued shares of common stock that will from time to time be sufficient to permit the conversion of all outstanding shares of convertible perpetual preferred stock (assuming that at the time of computation of such number, all such shares of convertible perpetual preferred stock would be converted by a single holder).
               Prior to the delivery of any shares of common stock that we will be obligated to deliver upon conversion of the convertible perpetual preferred stock, we will comply with all applicable federal and state laws and regulations that require action to be taken by us. All shares of common stock delivered upon conversion of the convertible perpetual preferred stock will upon delivery be duly and validly issued, fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.
               Notwithstanding anything to the contrary in the certificate of designations, no holder of the convertible perpetual preferred stock will have the “right to acquire” (within the meaning of Rule 312.04(g) of The New York Stock Exchange Listed Company Manual or any successor rules) shares of our common stock upon conversion of any share or shares of convertible perpetual preferred stock or upon conversion of any of our 4% convertible senior notes due 2017 under the indenture governing such notes be entitled to take delivery of any shares of our common stock, to the extent (but only to the extent) that, after such receipt of any shares of our common stock upon the conversion of such share or shares or such note or notes, such holder would directly or indirectly beneficially own (as such term is defined for purposes of Section 13 or Section 16 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) in excess of 5,203,088 shares of our common stock (the “threshold number of shares”). Any purported delivery under the certificate of designations will be void and have no effect to the extent (but only to the extent) that, after such delivery, such holder would directly or indirectly so beneficially own in excess of the threshold number of shares. If any delivery owed to any holder of convertible perpetual preferred stock under the certificate of designations is not made, in whole or in part, as a result of this paragraph, our obligation to make such delivery will not be extinguished and we will make such delivery as promptly as practicable after, but in no event later than one business day after, such holder gives notice to us that, after such delivery, such holder would not directly or indirectly so beneficially own in excess of the threshold number of shares.
Adjustment to Conversion Rate Upon Conversion Upon a Fundamental Change
               If you elect to convert your shares of convertible perpetual preferred stock at any time from, and including, the “effective date” of a “fundamental change,” each as defined below, until, and including, the 25th trading day immediately following the effective date of such fundamental change (the “fundamental change period”), the conversion rate applicable to each share of convertible perpetual preferred stock being surrendered for conversion will be increased by a number of additional shares of our common stock (these shares being referred to as the “additional shares”) as described below. We will notify holders of the anticipated effective date of any fundamental change and issue a press release as soon as practicable after we first determine the anticipated effective date of such fundamental change, and use commercially reasonable efforts to make such determination in time to deliver such notice 50 business days in advance of such anticipated effective date.
               A “fundamental change” means the occurrence on or prior to December 30, 2020 of any of the following events:
               (1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), acquires the beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, through a purchase, merger or other acquisition transaction, of more than 50% of the total voting power of our total outstanding voting stock other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or
               (2) we consolidate with, or merge with or into, another person or convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, or any person consolidates with or merges with or into us.
               Notwithstanding the foregoing, in the case of a transaction or event described above, a fundamental change will not be deemed to have occurred if at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the fundamental change consists of shares of common stock, depositary receipts or other certificates representing common equity interests, in each case, that are traded on a national securities exchange or that will be so traded when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the shares become convertible into such publicly traded securities, excluding cash payments for fractional shares (subject to the provisions set forth above under “—Conversion Rights”).
               The definition of fundamental change includes a phrase relating to the lease, transfer, conveyance or other disposition of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, whether there may be an adjustment to the conversion rate as a result of a lease, transfer, conveyance or other disposition of less than all of our assets may be uncertain.
               The number of additional shares by which the conversion rate for the shares of convertible perpetual preferred stock will be increased for conversions that occur during the fundamental change period will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid or deemed to be paid per share of our common stock in the fundamental change. If holders of our common stock receive only cash in the case of a fundamental change described in clause (2) of the definition thereof above, the stock price shall be the cash amount paid per share of our common stock. In the case of any other fundamental change, the stock price shall be the average of the closing sale price of such common stock over the 5 trading day period ending on, and including, the trading day immediately preceding the effective date of such fundamental change.
               The following table sets forth numbers of additional shares to be received per share of convertible perpetual preferred stock surrendered for conversion during the fundamental change period based on the effective date of such fundamental change and the stock price for such fundamental change, all as determined by us:

	Stock Price
Effective Date	$13.74	$16.00	$18.00	$20.00	$22.00	$24.00	$30.00	$35.00	$40.00	$50.00	$60.00

December 30, 2010	10.2802	9.8469	8.8511	7.4875	6.4505	5.6433	4.0487	3.2400	2.6733	1.9220	1.8910
December 30, 2011	10.2802	9.0038	7.1978	5.8990	4.9486	4.2396	2.9387	2.3317	1.9225	1.3906	1.0505
December 30, 2012	10.2802	7.1775	5.2867	3.9765	3.0850	2.4842	1.5800	1.2406	1.0268	0.7514	0.5732
December 30, 2013	10.2802	6.0038	3.7150	1.8405	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
December 30, 2014	10.2802	5.6756	3.5061	1.7345	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
December 30, 2015	10.2802	5.5194	3.4544	1.7735	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
December 30, 2016	10.2802	5.2712	3.3033	1.6980	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
December 30, 2017	10.2802	4.9750	3.1278	1.6130	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
December 30, 2018	10.2802	4.5206	2.8594	1.4890	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
December 30, 2019	10.2802	3.5994	2.2539	1.1940	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
December 30, 2020	10.2802	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:
•	if the stock price is between two stock prices in the table above under the column titled “Stock Price,” or if the effective date is between two effective dates listed in the table above in the row immediately below the title “Effective Date,” then the number of additional shares for such fundamental change will be determined by us by linear interpolation between the number of additional shares set forth for such higher and lower stock prices, or for such earlier and later effective dates based on a 365-day year, as applicable; and

•	if the actual stock price of such fundamental change is greater than $60.00 per share (subject to adjustment in the same manner as the stock price as provided in the third bullet of this paragraph), or if the actual stock price is less than $13.74 per share (subject to adjustment in the same manner as the stock price as provided in the third bullet of this paragraph), then no additional shares will be issued upon conversion of shares of convertible perpetual preferred stock during the fundamental change period.
               Notwithstanding the foregoing, for any fundamental change:
•	if an event occurs that requires an adjustment to the conversion rate (other than solely pursuant to this “—Adjustment to Conversion Rate Upon Conversion Upon a Fundamental Change” section), then, on the date and at the time such adjustment is so required to be made, each stock price set forth in the table above under the column titled “Stock Price” will be deemed to be adjusted so that such stock price, at and after such time, will be equal to the product of (i) such stock price as in effect immediately before such adjustment to such stock price and (ii) a fraction whose numerator is the conversion rate in effect immediately before such adjustment to the conversion rate and whose denominator is the conversion rate to be in effect immediately after such adjustment to the conversion rate;

•	each number of additional shares set forth in the table above will be adjusted in the same manner in which, at the same time as, and for the same events for which, the conversion rate is to be adjusted; and

•	in no event will the total number of shares of our common stock issuable upon conversion of the shares of convertible perpetual preferred stock exceed 72.7802 per share of convertible perpetual preferred stock, subject to adjustment in the same manner as the conversion rate.
               Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of economic remedies.
Adjustments to the Conversion Rate
               The conversion rate will be adjusted from time to time by us if any of the following events occurs, except that we will not make any adjustments to the conversion rate if holders of the convertible perpetual preferred stock participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the convertible perpetual preferred stock, in any of the transactions described in this section, without having to convert their shares of convertible perpetual preferred stock, as if they held a number of shares of common stock equal to the product of the conversion rate and the number of shares of convertible perpetual preferred stock held by such holder.
               (1)          If we pay a dividend or make a distribution to all holders of our outstanding common stock in shares of common stock, the conversion rate in effect at the open of business on the date following the record date shall be increased by multiplying such conversion rate by a fraction,
               (i)           the numerator of which will be the sum of the number of shares of common stock outstanding at the close of business on such record date and the total number of shares of common stock constituting such dividend or other distribution; and
               (ii)           the denominator of which shall be the number of shares of common stock outstanding at the close of business on such record date.
               Such increase shall become effective immediately after the open of business on the day following such record date. If any dividend or distribution of the type described in this subsection (1) is declared but not so paid or made, the conversion rate will be decreased, effective as of the date our board of directors determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.
               (2)          If we issue rights or warrants to all holders of any class of common stock entitling them (for a period expiring within 45 days after the record date for such issuance) to subscribe for or purchase shares of our common stock at a price per share less than the current market price on the record date for such issuance, the conversion rate will be increased so that it equals the rate determined by multiplying the conversion rate in effect immediately prior to such record date by a fraction,
               (i)           the numerator of which shall be the number of shares of common stock outstanding at the close of business on such record date plus the total number of additional shares of common stock so offered for subscription or purchase; and
               (ii)           the denominator of which shall be the number of shares of common stock outstanding at the close of business on such record date plus the number of shares which the aggregate offering price of the total number of shares so offered for subscription or purchase would purchase at such current market price.
               Such increase shall become effective immediately after the open of business on the day following such record date. To the extent that shares of our common stock are not delivered pursuant to such rights or warrants, upon the expiration or termination of such rights or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights or warrants are not so issued, the conversion rate shall again be decreased to the conversion rate that would then be in effect if such record date had not been fixed. In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of common stock at less than such current market price, and in determining the aggregate offering price of such shares of common stock, there shall be taken into account any consideration received by us for such rights or warrants and any amount payable on exercise or conversion thereof, the fair market value of such consideration, if other than cash, to be determined by our board of directors, whose determination shall be conclusive.
               (3)          If the outstanding shares of our common stock are subdivided into a greater number of shares of common stock, the conversion rate in effect at the open of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and conversely, if the outstanding shares of our common stock are combined into a smaller number of shares of common stock, the conversion rate in effect at the open of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the open of business on the day following the day upon which such subdivision or combination becomes effective.
               (4)          If we, by dividend or otherwise, distribute to all holders of our common stock shares of any class of our capital stock (other than any dividends or distributions to which subsection (1) above applies) or evidences of our indebtedness or assets (including securities, but excluding (i) any rights or warrants referred to in subsection (2) above and (ii) any dividend or distribution (x) paid exclusively in cash or (y) referred to in subsection (1) above or subsection (7) below) (any of the foregoing, subject to the exclusions specified in clauses (i) and (ii) of the immediately preceding parenthetical, hereinafter referred to in this subsection (4) as the “distributed property”), then, in each such case, the conversion rate shall be increased so that it equals the rate determined by multiplying the conversion rate in effect at the close of business on the record date with respect to such distribution by a fraction,
               (i)           the numerator of which shall be the current market price on such record date; and
               (ii)           the denominator of which shall be the current market price on such record date less the fair market value (as determined by our board of directors, whose determination shall be conclusive, and described in a resolution of our board of directors) on such record date of the portion of the distributed property applicable to one share of common stock (determined on the basis of the number of shares of our common stock outstanding on such record date).

               Such increase shall become effective immediately prior to the open of business on the day following such record date; provided that if the then fair market value (as so determined by our board of directors) of the portion of the distributed property applicable to one share of common stock is equal to or greater than the current market price on such record date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of convertible perpetual preferred stock shall have the right to receive upon conversion the amount of distributed property such holder would have received had such holder converted each share of its convertible perpetual preferred stock on such record date. To the extent that any of the distributed property is not distributed, the conversion rate shall be decreased to the conversion rate that would then be in effect had the adjustment made been made on the basis of only the distributed property actually distributed. If such dividend or distribution is not so paid or made, the conversion rate shall again be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. If our board of directors determines the fair market value of any distribution for purposes of this subsection (4) by reference to the trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the current market price on the applicable record date.
               (5)           If we make a distribution consisting exclusively of cash to all holders of our common stock (excluding any dividend or distribution in connection with our liquidation, dissolution or winding up), the conversion rate will be increased by multiplying the conversion rate by a fraction,
               (i)          the numerator of which shall be the current market price on the record date for such distribution; and
               (ii)          the denominator of which shall be the current market price on such record date less the amount of cash so distributed applicable to one share of common stock.
               Such increase shall become effective immediately prior to the open of business on the day following the record date; provided that if the portion of the cash so distributed applicable to one share of common stock is equal to or greater than the current market price on the record date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of convertible perpetual preferred stock shall have the right to receive upon conversion the amount of cash such holder would have received had such holder converted each share of convertible perpetual preferred stock on the record date. To the extent that such dividend or distribution is not made, the conversion rate shall be decreased to the conversion rate that would then be in effect had the adjustment made been made on the basis of only the dividend or distribution actually made. If such dividend or distribution is not so paid or made, the conversion rate shall be decreased, effective as of the date our board of directors determines not to make or pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.
               (6)          If a tender or exchange offer made by us or any of our subsidiaries for all or any portion of the common stock shall require the payment to stockholders of consideration per share of common stock having a fair market value (as determined by our board of directors, whose determination shall be conclusive and described in a resolution of our board of directors) that, as of the last time (the “expiration time”) tenders or exchanges may be made pursuant to such tender or exchange offer, exceeds the closing sale price of a share of common stock on the trading day next succeeding the expiration time, the conversion rate shall be increased so that it equals the rate determined by multiplying the conversion rate in effect immediately prior to the expiration time by a fraction,
               (i)           the numerator of which shall be the sum of (x) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the expiration time (the shares deemed so accepted up to any such maximum, being referred to as the “purchased shares”) and (y) the product of the number of shares of common stock outstanding (less any purchased shares) at the expiration time and the closing sale price of a share of common stock on the trading day next succeeding the expiration time; and
               (ii)           the denominator of which shall be the number of shares of common stock outstanding (including any purchased shares) at the expiration time multiplied by the closing sale price of a share of common stock on the trading day next succeeding the expiration time.

               Such increase shall become effective immediately prior to the open of business on the day following the expiration time. If we or any such subsidiary, as the case may be, is obligated to purchase shares pursuant to any such tender or exchange offer, but we or any such subsidiary, as the case may be, is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the conversion rate shall be decreased to the conversion rate that would then be in effect if such tender or exchange offer had not been made.
               (7)          If we pay a dividend or make a distribution to all holders of our common stock consisting of capital stock of any class or series, or similar equity interests, of or relating to one of our subsidiaries or other business units, the conversion rate shall be increased so that it equals the rate determined by multiplying the conversion rate in effect on the record date with respect to such distribution by a fraction,
               (i)           the numerator of which shall be the sum of (A) the average of the closing sale prices of the common stock for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on The New York Stock Exchange or such other national or regional exchange or market on which such securities are then listed or quoted (the “ex-dividend date”) plus (B) the fair market value of the securities distributed in respect of each share of common stock, which shall equal the number of securities distributed in respect of each share of common stock multiplied by the average of the closing sale prices of those distributed securities for the 10 trading days commencing on and including the fifth trading day after the ex-dividend date; and
               (ii)           the denominator of which shall be the average of the closing sale prices of the common stock for the 10 trading days commencing on and including the fifth trading day after the ex-dividend date.
               Such increase shall become effective immediately prior to the open of business on the day following the fifteenth trading day after the ex-dividend date; provided that if (x) the average of the closing sale prices of our common stock for the 10 trading days commencing on and including the fifth trading day after the ex-dividend date minus (y) the fair market value of the securities distributed in respect of each share of common stock (as calculated in clause (i) above of this subsection (7)) is less than $1.00, then the adjustment provided for by this subsection (7) shall not be made and in lieu thereof the provisions described under “—Effect of Reclassification, Consolidation, Merger or Sale on Conversion Privilege” below shall apply to such distribution.
               We may make such increases in the conversion rate in addition to those required above as our board of directors considers to be advisable to avoid or diminish any income tax to holders of our common stock or rights to purchase our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. To the extent permitted by applicable law, we from time to time may increase the conversion rate by any amount for any period of time if the period is at least 20 days and the increase is irrevocable during the period and our board of directors determines in good faith that such increase would be in our best interest. Whenever the conversion rate is increased pursuant to the preceding sentence, we will mail to each holder of the convertible perpetual preferred stock at the address of such holder as it appears in the stock register a notice of the increase at least 15 days prior to the date the increased conversion rate takes effect, and such notice shall state the increased conversion rate and the period during which it will be in effect.
               No adjustment in the conversion rate (other than any adjustment pursuant to subsection 5 above) shall be required unless such adjustment would require an increase or decrease of at least 1% in the conversion rate then in effect; provided, however, that any adjustments that by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this section shall be made by us and shall be made to the nearest cent or to the nearest 1/10,000th of a share, as the case may be. No adjustment need be made for rights to purchase common stock pursuant to a plan of ours for reinvestment of dividends or interest or, except as set forth in this section, for any issuance of common stock or securities convertible, exercisable or exchangeable into common stock. To the extent the convertible perpetual preferred stock becomes convertible into cash, assets, property or securities (other than our capital stock), subject to “—Effect of Reclassification, Consolidation, Merger or Sale on Conversion Privilege” below, no adjustment need be made thereafter to the conversion rate. Interest will not accrue on any cash into which the convertible perpetual preferred stock may be convertible.

               We do not currently have a stockholders rights plan in effect. However, to the extent that we have a rights plan in effect upon conversion of any shares of convertible perpetual preferred stock, each share of common stock issued upon conversion of the convertible perpetual preferred stock will be entitled to receive the appropriate number of common stock or preferred stock purchase rights, as the case may be (collectively, the “rights”), if any, that shares of common stock are entitled to receive and the certificates representing the common stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any shareholder rights agreement adopted by us, as the same may be amended from time to time (in each case, a “rights plan”). Notwithstanding the immediately preceding sentence, if the terms of such rights plan require that each share of common stock issued upon conversion of the convertible perpetual preferred stock at any time prior to the distribution of separate certificates representing the rights be entitled to receive such rights, then there shall not be any adjustment to the conversion privilege or conversion rate as a result of the issuance of rights, but an adjustment to the conversion rate shall be made pursuant to subsection (4) upon the separation of the rights from the common stock.
               “Trading day” means a day (i) during which trading in our common stock generally occurs on the New York Stock Exchange or, if our common stock is not listed or admitted to trading on the New York Stock Exchange, on the principal other national or regional securities exchange on which the common stock is then listed or admitted to trading or, if our common stock is not listed on a national or regional securities exchange, on the principal other market on which our common stock is then traded and (ii) on which the closing sale price of our common stock is available on such securities exchange or market; provided that if our common stock is not so listed or traded, “trading day” means a business day.
               “Closing sale price” of the shares of our common stock or other capital stock or similar equity interests on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which shares of our common stock or such other capital stock or similar equity interests are traded or, if the shares of our common stock or such other capital stock or similar equity interests are not listed on a United States national or regional securities exchange, the “closing sale price” will be the last quoted bid price for our common stock or other capital stock or similar equity interests in the over-the-counter market on the relevant date as reported by Pink OTC Markets Inc. or similar organization. If our common stock or other capital stock or similar equity interests are not so quoted, the “closing sale price” will be the average of the mid-point of the last bid and ask prices for such common stock or other capital stock or similar equity interests on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose. The closing sale price will be determined without reference to any extended or after-hours trading.
               “Current market price” means the average of the daily closing sale prices per share of our common stock for the 10 consecutive trading days ending on the earlier of such date of determination and the day before the “ex-date” with respect to the issuance, distribution, subdivision or combination requiring such computation immediately prior to the date in question. For purposes of this paragraph, the term “ex-date,” (1) when used with respect to any issuance or distribution, means the first date on which our common stock trades, regular way, on the relevant exchange or in the relevant market from which the closing sale price was obtained without the right to receive such issuance or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and (2) when used with respect to any subdivision or combination of shares of common stock, means the first date on which our common stock trades, regular way, on such exchange or in such market after the time at which such subdivision or combination becomes effective. If another issuance, distribution, subdivision or combination to which this section applies occurs during the period applicable for calculating the “current market price” pursuant to this definition, the “current market price” shall be calculated for such period in a manner determined by our board of directors to reflect the impact of such issuance, distribution, subdivision or combination on the closing sale price of our common stock during such period.
               You may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment.

Effect of Reclassification, Consolidation, Merger or Sale on Conversion Privilege
               If any of the following events occur, namely:
•	any reclassification or change of the outstanding shares of our common stock (other than a subdivision or combination to which subsection (3) of “—Adjustments to the Conversion Rate” above applies),

•	any consolidation, merger or combination of us with another person as a result of which holders of our common stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such common stock, or

•	any sale or conveyance of all or substantially all of our properties and assets to any other person as a result of which holders of our common stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such common stock, then, at and after the effective time of the transaction, each share of convertible perpetual preferred stock shall be convertible into the kind and amount of shares of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance by a holder of a number of shares of common stock issuable upon conversion of such convertible perpetual preferred stock (assuming, for such purposes, a sufficient number of authorized shares of common stock are available to convert all such convertible perpetual preferred stock) immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then for the purposes of this section the kind and amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance for each share shall be deemed to be the weighted average of the types and amounts of consideration so receivable per share by the holders of our common stock that affirmatively make such election.
               We will cause notice of the application of this section to be delivered to each holder of the convertible perpetual preferred stock at the address of such holder as it appears in the stock register within 20 days after the occurrence of any of the events specified in the bullets above. Failure to deliver such notice shall not affect the legality or validity of any conversion right pursuant to this section.
               The above provisions of this section shall similarly apply to successive reclassifications, changes, consolidations, mergers, combinations, sales and conveyances, and the provisions of “—Adjustments to the Conversion Rate” above shall apply to any shares of capital stock received by the holders of our common stock in any such reclassification, change, consolidation, merger, combination, sale or conveyance; provided that if this section applies to any event or occurrence, the provisions of “—Adjustments to the Conversion Rate” above shall not apply to such event or occurrence.
Optional Redemption
               We may not redeem any shares of convertible perpetual preferred stock before December 30, 2013. On or after December 30, 2013 but on or before December 30, 2020, we have the option to redeem, out of funds lawfully available therefor, some or all of the shares of convertible perpetual preferred stock at the redemption price (as defined below), but only if the closing sale price of the common stock for 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date we give notice of such redemption pursuant to this section exceeds 130% of the conversion price in effect on each such trading day. At any time on or after December 30, 2020, we have the option to redeem, out of funds lawfully available therefor, some or all the shares of convertible perpetual preferred stock at the redemption price.
               The “redemption price” means an amount equal to the liquidation preference per share of convertible perpetual preferred stock being redeemed, plus an amount, without duplication, equal to all accumulated and unpaid regular dividends thereon to, but excluding, the redemption date; provided that if the redemption date shall occur after a record date and before the related dividend payment date, the redemption price shall be only an amount equal to the liquidation preference per share of convertible perpetual preferred stock being redeemed and will not include any amount in respect of dividends declared and payable on such corresponding dividend payment date.
               Notwithstanding anything to the contrary in this section, unless full cumulative dividends (whether or not declared) on all outstanding shares of convertible perpetual preferred stock and parity stock have been paid or set apart for payment for all dividend periods terminating on or before the redemption date, none of the shares of convertible perpetual preferred stock shall be redeemed, and no sum shall be set aside for such redemption, unless pursuant to a purchase or exchange offer made on the same terms to all holders of convertible perpetual preferred stock and any parity stock.
               The redemption price will be payable, at our election, in cash, shares of our common stock, or a combination of cash and shares of our common stock; provided that we will not be permitted to pay all or any portion of the redemption price in shares of our common stock unless:
•	we have given timely notice as described below of our intention to purchase all or a specified percentage of the convertible perpetual preferred stock with shares of our common stock as provided in the certificate of designations;

•	we have registered such shares of common stock under the Securities Act of 1933, as amended, and the Exchange Act, in each case, if required;

•	such shares of common stock have been listed on a national securities exchange; and

•	any necessary qualification or registration under applicable state securities laws has been obtained, if required, or an exemption therefrom is available.
               If the foregoing conditions are not satisfied with respect to any holder of convertible perpetual preferred stock prior to the close of business on the last day prior to the redemption date and we have elected to purchase the convertible perpetual preferred stock pursuant to this section through the issuance of shares of common stock, then, notwithstanding any election by us to the contrary, we shall pay the entire redemption price of the convertible perpetual preferred stock being redeemed in cash.
               Payment of the specified portion of the redemption price in shares of our common stock pursuant to the two immediately preceding paragraphs shall be made by the issuance of a number of shares of our common stock equal to the quotient obtained by dividing (i) the portion of the redemption price, as the case may be, to be paid in shares of common stock by (ii) 95% of the average of the closing sale prices of the common stock for the 5 trading days ending on the third trading day prior to the redemption date (appropriately adjusted by our board of directors to take into account the occurrence during such period of any event described in “—Adjustments to the Conversion Rate” above). We will not issue fractional shares of common stock in payment of the redemption price. Instead, we will pay cash based on the closing sale price of the common stock on the trading day immediately preceding the redemption date for all fractional shares. Upon determination of the actual number of shares of common stock to be issued upon redemption of the convertible perpetual preferred stock, we will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing this information or publish the information on our web site or through such other public medium as we may use at that time.
               If we elect to pay all or a portion of the redemption price through the delivery of shares of our common stock, because the average closing sale price of our common stock will be determined prior to the redemption date, holders of convertible perpetual preferred stock bear the market risk that our common stock will decline in value between the date the average closing sale price is calculated and the redemption date. In addition, because the number of shares of our common stock that you will receive upon any redemption for shares is based on the average closing sale price for a 5 trading day period, the market value of those shares on the date of receipt thereof may be less than the value of those shares based on the average closing sale price.
               If we elect to redeem shares of convertible perpetual preferred stock, we will:

•	send a written notice to the transfer agent and registrar of the redemption date, stating the number of shares to be redeemed and the redemption price, at least 35 days before the redemption date (unless a shorter period shall be satisfactory to the transfer agent and registrar);

•	send a written notice, in the case of certificated preferred shares, by first class mail to each holder of record of such certificated preferred shares at such holder’s registered address, or, in the case of global preferred shares, in accordance with customary procedures of DTC, in each case not later than 20 nor earlier than 90 days prior to the redemption date, stating (i) the redemption date; (ii) the redemption price; (iii) the conversion price and the conversion rate; (iv) the name and address of the paying agent and conversion agent, if other than us; (v) that shares of convertible perpetual preferred stock called for redemption may be converted at any time prior to the close of business on the business day immediately preceding the redemption date; (vi) that holders who want to convert shares of the convertible perpetual preferred stock must satisfy the requirements therefor set forth in the certificate of designations; (vii) that shares of the convertible perpetual preferred stock called for redemption must be surrendered to the paying agent to collect the redemption price; (viii) if fewer than all the outstanding shares of the convertible perpetual preferred stock are to be redeemed by us, the number of shares to be redeemed; (ix) that, unless we default in making payment of such redemption price, dividends in respect of the shares of convertible perpetual preferred stock called for redemption will cease to accumulate on and after the redemption date; (x) the CUSIP number of the convertible perpetual preferred stock (in the case of notice to holders of global preferred shares); and (xi) any other information we wish to present; and

•	publish such information on our web site on the World Wide Web.
               If we give notice of redemption, then, by 12:00 p.m., New York City time, on the redemption date, to the extent funds are legally available, we shall, with respect to:
•	global preferred shares, deposit or cause to be deposited, irrevocably with DTC cash and/or shares of our common stock, as the case may be, sufficient to pay the redemption price and shall give DTC irrevocable instructions and authority to pay the redemption price to holders of such global preferred shares; and

•	certificated preferred shares, deposit or cause to be deposited, irrevocably with the paying agent cash and/or shares of our common stock, as the case may be, sufficient to pay the redemption price and shall give the paying agent irrevocable instructions and authority to pay the redemption price to holders of such certificated preferred shares upon surrender of their certificates evidencing their shares of the convertible perpetual preferred stock.
               If on the redemption date, DTC and/or the paying agent holds or hold money or shares of our common stock, as applicable, sufficient to pay the redemption price for the shares of convertible perpetual preferred stock called for redemption as set forth herein, dividends shall cease to accumulate as of the redemption date on those shares of convertible perpetual preferred stock called for redemption and all rights of holders of such shares shall terminate, except for the right to receive the redemption price.
               Payment of the redemption price for shares of convertible perpetual preferred stock is conditioned upon book-entry transfer of beneficial interests in the global preferred share or physical delivery of certificated preferred shares representing the convertible perpetual preferred stock, together with necessary endorsements, to the paying agent, as applicable, at any time after delivery of the notice of redemption. Payment of the redemption price for shares of convertible perpetual preferred stock will be made (1) on the redemption date, if book-entry transfer or physical delivery of the convertible perpetual preferred stock has been made by or on the redemption date, or (2) if book-entry transfer or physical delivery of the convertible perpetual preferred stock has not been made by or on the redemption date, at the time of such transfer or delivery.
               If the redemption date falls after a record date and before the related dividend payment date, holders of the shares of Convertible Perpetual Preferred Stock at the close of business on that record date shall be entitled to receive the dividend payable on those shares on the corresponding dividend payment date. In that case, the redemption price payable on such redemption date will include only the liquidation preference, and will not include any amount in respect of dividends declared and payable on such corresponding dividend payment date.
               If fewer than all the outstanding shares of convertible perpetual preferred stock are to be redeemed, the number of shares to be redeemed shall be determined by our board of directors and the shares to be redeemed shall be selected by lot, on a pro rata basis (with any fractional shares being rounded to the nearest whole share), or any other method as may be determined by our board of directors to be fair and appropriate.
               Upon surrender of a certificated preferred share or shares representing shares of the convertible perpetual preferred stock that is or are being redeemed in part, we shall execute, and the transfer agent shall authenticate and deliver to the holder thereof, a new certificated preferred share or shares representing shares of the convertible perpetual preferred stock in an amount equal to the unredeemed portion of the shares of convertible perpetual preferred stock surrendered for partial redemption.
               Our amended and restated certificate of incorporation provides that we may not redeem our common stock or other junior stock if we have not paid or set apart for payment all accumulated dividends for the current and prior dividend periods in respect of shares that have a right to cumulative dividends.
Voting Rights
               The holders of record of shares of our convertible perpetual preferred stock shall not be entitled to any voting rights, except as provided in this “—Voting Rights” section, as otherwise provided in our amended and restated certificate of incorporation, or as otherwise provided by law.
               The affirmative vote of holders of at least two-thirds of the outstanding shares of the convertible perpetual preferred stock and holders of all other series of convertible perpetual preferred stock with like voting rights, voting as a single class, in person or by proxy, at an annual meeting of our stockholders or at a special meeting called for the purpose, or by written consent in lieu of such a meeting, shall be required to alter, repeal or amend, whether by merger, consolidation, combination, reclassification or otherwise, any provisions of our amended and restated certificate of incorporation or the certificate of designations if the amendment would amend, alter or affect the powers, preferences or rights of the convertible perpetual preferred stock, so as to adversely affect the holders thereof, including, without limitation, the creation of, or increase in the authorized number of, shares of any class or series of senior stock; provided, however, that (i) any increase in the amount of the authorized common stock or currently authorized parity stock or the creation and issuance of any class or series of common stock, other junior stock or parity stock will not be deemed to adversely affect such powers, preferences or rights; and (ii) the creation of, or increase in the authorized number of, shares of any class or series of senior stock (or any warrants, rights, calls or options exercisable for or convertible into senior stock) shall be deemed to adversely affect such powers, preferences or rights.
               If at any time (i) dividends on any shares of convertible perpetual preferred stock or any other class or series of parity stock having like voting rights shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters or (ii) we shall have failed to pay the redemption price when due, then the holders of shares of our convertible perpetual preferred stock (voting separately as a class with all other series of convertible perpetual preferred stock that are parity stock upon which like voting rights have been conferred and are exercisable) will be entitled to elect two of the authorized number of our directors (each, a “convertible perpetual preferred stock director”) at the next annual meeting of stockholders (or at a special meeting of our stockholders called for such purpose, whichever is earlier) and each subsequent annual meeting until the redemption price or all dividends accumulated on the convertible perpetual preferred stock have been fully paid or set aside for payment. The term of office of such convertible perpetual preferred stock directors will terminate immediately upon the termination of the right of the holders of convertible perpetual preferred stock and such parity stock to vote for directors. Each holder of shares of the convertible perpetual preferred stock will have one vote for each share of convertible perpetual preferred stock held. At any time after voting power to elect directors shall have become vested and be continuing in the holders of the convertible perpetual preferred stock pursuant to this paragraph, or if a vacancy shall exist in the office of any convertible perpetual preferred stock director, our board of directors may, and upon written request of the holders of record of at least 25% of the outstanding shares of convertible perpetual preferred stock addressed to either co-chairman of our board of directors shall, call a special meeting of the holders of the convertible perpetual preferred stock (voting separately as a class with all other series of parity stock upon which like voting rights have been conferred and are exercisable) for the purpose of electing the convertible perpetual preferred stock director that such holders are entitled to elect. At any meeting held for the purpose of electing a convertible perpetual preferred stock director, the presence in person or by proxy of the holders of at least a majority of the outstanding shares of convertible perpetual preferred stock shall be required to constitute a quorum of such convertible perpetual preferred stock. Any vacancy occurring in the office of a convertible perpetual preferred stock director may be filled by the remaining convertible perpetual preferred stock director unless and until such vacancy shall be filled by the holders of the convertible perpetual preferred stock and all other parity stock having like voting rights, as provided above. The convertible perpetual preferred stock directors shall agree, prior to their election to office, to resign upon any termination of the right of the holders of convertible perpetual preferred stock and parity stock having like voting rights to vote as a class for convertible perpetual preferred stock directors as herein provided, and upon such termination, the convertible perpetual preferred stock directors then in office shall forthwith resign.
Liquidation Preference
               In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, before any payment or distribution of our assets (whether capital or surplus) shall be made to or set apart for the holders of junior stock, holders of convertible perpetual preferred stock shall be entitled to receive $1,000 per share of convertible perpetual preferred stock (the “liquidation preference”) plus an amount equal to all dividends (whether or not declared), accumulated and unpaid thereon to the date of final distribution to such holders, but shall not be entitled to any further payment or other participation in any distribution of our assets. If, upon our liquidation, dissolution or winding-up, our assets, or proceeds thereof, distributable among the holders of convertible perpetual preferred stock are insufficient to pay in full the preferential amount aforesaid and liquidating payments on any parity stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the convertible perpetual preferred stock and any other parity stock ratably in proportion to the respective amounts that would be payable on such shares of convertible perpetual preferred stock and any such other parity stock if all amounts payable thereon were paid in full.
               Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of our property or assets, nor our consolidation, merger or amalgamation with or into any corporation or the consolidation, merger or amalgamation of any corporation with or into us shall be deemed to be our voluntary or involuntary liquidation, dissolution or winding-up.
               We are not required to set aside any funds to protect the liquidation preference of the shares of convertible perpetual preferred stock, although the liquidation preference will be substantially in excess of the par value of the shares of convertible perpetual preferred stock.
Transfer Agent, Paying Agent, Conversion Agent and Registrar
               The transfer agent, paying agent, conversion agent and registrar for our convertible perpetual preferred stock is Mellon Investor Services LLC.
Book-Entry System for Global Preferred Shares
               Shares of our convertible perpetual preferred stock offered and sold within the United States to qualified institutional buyers (each, a “QIB”) as defined in Rule 144A under the Securities in reliance on Rule 144A under the Securities Act and such shares sold pursuant to this prospectus are issued in the form of global preferred shares. DTC or its nominee is the sole registered holder of the global preferred shares. Owners of beneficial interests in the convertible perpetual preferred stock represented by the global preferred shares hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require repurchase of their interests in the convertible perpetual preferred stock, in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights provided to the holders of the convertible perpetual preferred stock under the global securities or the certificate of designations. We and any of our agents may treat DTC as the sole holder and registered owner of the global preferred shares.
               DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions among its participants through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
               Our convertible perpetual preferred stock in the form of global preferred shares will be exchangeable for certificated preferred shares with the same terms only if:
•	DTC is unwilling or unable to continue as depositary and we do not appoint a qualified replacement for DTC within 90 days;

•	DTC ceases to be a “clearing agency” registered under the Exchange Act; or

•	we decide to discontinue use of book-entry transfer through DTC (or any successor depositary).
               In any such case, the global preferred shares shall be exchanged in whole for certificated preferred shares with the same terms and of an equal aggregate liquidation preference. Certificated preferred shares shall be registered in the name or names of the person or person specified by DTC in a written instrument to the registrar.
Certificated Preferred Shares
               Shares of convertible perpetual preferred stock that were sold to accredited investors within the meaning of Regulation D under the Securities Act were issued, initially, in the form of certificated preferred shares, registered in the name of the holder thereof or its nominee. When certificated preferred shares are presented to the transfer agent with a request to register the transfer of such certificated preferred shares or to exchange such certificated preferred shares for an equal number of certificated preferred shares, the transfer agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the certificated preferred shares surrendered for transfer or exchange:
•	shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to us and the transfer agent, duly executed by the holder thereof or its attorney duly authorized in writing; and

•	are being transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to the first or second subbullets below, and accompanied by the following additional information and documents, as applicable:
o	if such certificated preferred shares are being delivered to the transfer agent by a holder for registration in the name of such holder, without transfer, a certification from such holder to that effect in substantially the form of Exhibit B to the certificate of designations; or

o	if such certificated preferred shares are being transferred to us or to a QIB in accordance with Rule 144A under the Securities Act or pursuant to another exemption from registration under the Securities Act, (i) a certification to that effect (in substantially the form of Exhibit B to the certificate of designations) and (ii) if we so request, an opinion of counsel or other evidence reasonably satisfactory to us as to the compliance with the restrictions set forth in the legend set forth on the face of such certificated preferred shares.

               Certificated preferred shares may not be exchanged for a beneficial interest in any global preferred share except upon satisfaction of the requirements set forth in this section. Upon receipt by the transfer agent of certificated preferred shares, duly endorsed or accompanied by appropriate instruments of transfer, in form reasonably satisfactory to us and the transfer agent, together with written instructions from us directing the transfer agent to make, or to direct DTC to make, an adjustment on its books and records with respect to such global preferred shares to reflect an increase in the number of shares of convertible perpetual preferred stock represented thereby, the transfer agent shall cancel such certificated preferred shares and cause, or direct DTC to cause, in accordance with the standing instructions and procedures existing between DTC and the transfer agent, the number of shares of convertible perpetual preferred stock represented by the global preferred shares to be increased accordingly. If no global preferred share is then outstanding, we shall issue and the transfer agent shall authenticate, upon our written order, a new global preferred share representing the appropriate number of shares.

DESCRIPTION OF THE NOTES
               We issued $200 million aggregate principal amount of our 4% Convertible Senior Notes due 2017 (the “notes”) pursuant to an indenture dated as of December 30, 2010 between us and U.S. Bank National Association, a national banking association, as trustee (the “indenture”). A copy of the indenture was filed as an exhibit to our Form 8-K dated January 4, 2011.
               The following description is a summary of the material provisions of our notes and the indenture. It does not purport to be complete. This summary is subject to, and is qualified by reference in its entirety to, all the provisions of the indenture, including the definitions of terms used therein. Wherever particular provisions or defined terms of the indenture or the form of note are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture and the form of note because they, and not this description, define your rights as a holder of the notes.
               As used in this section the words “we,” “us” or “our” refer solely to McMoRan Exploration Co. and not to its subsidiaries.
General
               The notes are our senior, unsecured obligations and are convertible into shares of our common stock as described under “—Conversion Rights” below. The notes are limited to $200 million aggregate principal amount and will mature on December 30, 2017 (the “maturity date”), unless earlier redeemed by us at our option beginning on December 30, 2015 or repurchased by us at the option of the holder upon the occurrence of a change of control (as defined below).
               The notes will bear interest from December 30, 2010 at the rate of 4.00% per year. Interest is payable semi-annually on February 15 and August 15 (each, an “interest payment date”) of each year to holders of record at the close of business on the preceding February 1 and August 1 (each, a “regular record date”), respectively, beginning on August 15, 2011, and on the maturity date of December 30, 2017, to the holder to whom we pay the principal. We may pay interest on notes represented by certificated notes by check mailed to such holders. However, a holder of notes with an aggregate principal amount in excess of $5 million will be paid by wire transfer in immediately available funds at the election of such holder. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest will cease to accrue on a note upon its maturity, conversion, redemption by us at our option or repurchase by us at the option of the holder upon the occurrence of a change of control.
               The principal of the notes will be payable, and the notes may be presented for conversion, registration of transfer and exchange, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York, New York.
               The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of our securities or the incurrence of indebtedness. The indenture also does not contain any covenants or other provisions that afford protection to holders of notes in the event of a highly leveraged transaction or a change of control except to the extent described under “—Adjustment to Conversion Rate Upon Conversion Upon a Change of Control” below.
               No “sinking fund” is provided for the notes, which means that the indenture governing the notes does not require us to redeem or retire the notes periodically.
               Unless the context otherwise requires, all references to interest in this “Description of the Notes” section includes additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default” below.
Ranking
               The notes are our senior, unsecured obligations and:

•	rank equal in right of payment with all of our existing and future senior, unsecured debt;

•	rank senior to any of our future subordinated debt;

•	are effectively subordinated to any of our secured debt to the extent of the value of the assets securing such debt; and

•	are effectively subordinated to all liabilities and preferred stock, if any, of our subsidiaries.
               A substantial portion of our consolidated assets are held by our subsidiaries. Accordingly, our cash flow and consequent ability to meet our debt obligations depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for this purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations that could limit our ability to obtain cash from our subsidiaries to pay amounts due on our obligations.
               Our rights to participate in any distribution of our subsidiaries’ assets upon their liquidation, reorganization or insolvency would generally be subject to the prior claims of the subsidiaries’ creditors, including any trade creditors and preferred stockholders.
Conversion Rights
               Holders of our notes may, at any time prior to the close of business on the business day immediately preceding the maturity date, convert any of their outstanding notes or any portion of the principal amount thereof that is $1,000 or an integral multiple of $1,000 into duly authorized, fully paid and nonassessable shares of our common stock, at an initial conversion rate of 62.5 shares of common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of $16.00 per share of our common stock. The conversion rate is subject to adjustment as described under “—Adjustments to the Conversion Rate.”
               If we call the notes for redemption, a holder of notes may convert its notes only until the close of business on the second business day immediately preceding the redemption date unless we default in the payment of the redemption price. If a holder of notes has submitted notes for repurchase upon a change of control, the holder may convert those notes only if that holder first withdraws its repurchase notice and the conversion right will expire at the close of business on the business day immediately preceding the change of control purchase date.
               Conversion of notes held in certificated form (“certificated notes”) may be effected by any holder upon surrender of the note duly endorsed or assigned to us or in blank, at the office of any conversion agent, accompanied by a duly signed conversion notice (as set forth in the form of note attached to the indenture) stating that the holder elects to convert such note or, if less than the entire principal amount thereof is to be converted, the portion thereof to be converted and, if required as described below, payment of funds equal to the interest payable on the next interest payment date to which such holder is not entitled. Conversion of beneficial interests in respect of notes held in global form (“global notes”) may be made by compliance with the relevant procedures of The Depositary Trust Company (“DTC”) in effect at that time and, if required as described below, payment of funds equal to the interest payable on the next interest payment date to which such holder is not entitled.
               A note shall be deemed to have been converted immediately prior to the close of business on the date (the “conversion date”) that the holder has complied with the foregoing requirements, and at such time the rights of the holders of such notes as holders shall cease, and the person or persons entitled to receive the shares of common stock issuable upon conversion shall be treated as the record holder or holders of such shares of common stock at such time solely for the purpose of receiving any dividend, distribution, share split or combination, tender or exchange offer or any other event that would lead to an adjustment of the conversion rate as described under “—Adjustments to the Conversion Rate.” On the third business day immediately following the conversion date, we will cause to be issued and delivered to the converting holder a certificate or certificates for the full number of shares of common stock issuable upon conversion, together with cash in lieu of any fraction of a share of common stock as described below.
               Except as described below, a holder shall not receive any separate cash payment for accrued and unpaid interest, if any, upon conversion of its notes. Our delivery of the full number of shares of our common stock into which a note is convertible, together with cash for any fractional share, will be deemed to satisfy in full our obligation to pay the principal amount of the note and accrued and unpaid interest, if any, to, but not including, the conversion date. As a result, accrued and unpaid interest, if any, to, but excluding, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.
               Notwithstanding the foregoing, if notes are converted after the close of business on a regular record date, holders of such notes as of the close of business on such regular record date will receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from the close of business on any regular record date to the open of business on the immediately following interest payment date must be accompanied by payment in funds acceptable to us of an amount equal to the amount of interest payable on the notes so converted; provided that no such payment shall be required:
•	for conversions following the regular record date immediately preceding the maturity date;

•	if we have specified a redemption date (as defined below) that is after a regular record date and on or prior to the corresponding interest payment date;

•	if we have specified a change of control purchase date (as defined below) that is after a regular record date and on or prior to the business day immediately following the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.
               In the case of any certificated note being converted in part only, upon such conversion we will execute and the trustee or an authenticating agent will authenticate and deliver to the holder thereof, at our expense, a new note or notes of authorized denominations in aggregate principal amount equal to the unconverted portion of the principal amount of such notes.
               We are not required to issue fractional shares of common stock upon conversion of notes and instead of any fractional share of common stock that would otherwise be issued upon conversion of any note or notes (or specified portions thereof), we will pay cash in lieu of such fractional shares based on the closing price of the common stock on the relevant conversion date.
               We shall at all times reserve and keep available, free from preemptive rights, out of our authorized but unissued common stock, for the purpose of effecting the conversion of notes, the full number of shares of fully paid and nonassessable common stock then issuable upon the conversion of all notes outstanding (assuming that at the time of computation of such number of shares, all such notes would be converted by a single holder).
               Except as provided in the next sentence, we will pay any and all taxes (other than taxes on income) and duties that may be payable in respect of the issue or delivery of shares of common stock on conversion of the notes. A holder delivering its notes for conversion shall be liable for and will be required to pay any tax or duty payable in respect of any transfer involved in the issue and delivery of shares of common stock in a name other than that of the holder of the notes to be converted, and no such issue or delivery shall be made unless the person requesting such issue has paid to us the amount of any such tax or duty, or has established to our satisfaction that such tax or duty has been paid.
               All shares of common stock issuable upon conversion of the notes will upon issue be fully paid and nonassessable and, except as described above, we will pay all taxes, liens and charges with respect to the issue thereof.

               Notwithstanding anything to the contrary in the indenture, no holder of the notes will have the “right to acquire” (within the meaning of Rule 312.04(g) of The New York Stock Exchange Listed Company Manual or any successor rules) shares of our common stock upon conversion of any note or notes or upon conversion of any share or shares of our 5 3/4% convertible perpetual preferred stock, Series 1 under the certificate of designations governing such stock be entitled to take delivery of any shares of our common stock, to the extent (but only to the extent) that, after such receipt of any shares of our common stock upon the conversion of such note or notes or such share or shares, such holder would directly or indirectly beneficially own (as such term is defined for purposes of Section 13 or Section 16 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) in excess of 5,203,088 shares of our common stock (the “threshold number of shares”). Any purported delivery under the indenture will be void and have no effect to the extent (but only to the extent) that, after such delivery, such holder would directly or indirectly so beneficially own in excess of the threshold number of shares. If any delivery owed to any holder of notes under the indenture is not made, in whole or in part, as a result of this paragraph, our obligation to make such delivery will not be extinguished and we will make such delivery as promptly as practicable after, but in no event later than one business day after, such holder gives notice to us that, after such delivery, such holder would not directly or indirectly so beneficially own in excess of the threshold number of shares.
Optional Redemption
               We may not redeem the notes before December 30, 2015. At any time on or after December 30, 2015 and prior to the maturity date, we may redeem the notes, in whole or in part, on the redemption date at a redemption price in cash equal to 100% of the principal amount of the notes being redeemed, plus any accrued and unpaid interest on the notes being redeemed to, but excluding, the redemption date (unless the redemption date falls after a regular record date but on or prior to the immediately succeeding interest payment date, in which case interest accrued to the interest payment date will be paid to holders of record of such notes on such regular record date, and the redemption price will be equal to 100% of the principal amount of the notes to be redeemed), if the closing price of our common stock has exceeded 130% of the conversion price for at least 20 trading days in any consecutive 30 trading day period.
               We will fix a date for redemption (the “redemption date”), and mail, or cause to be mailed by the trustee, a notice of such redemption (a “redemption notice”) not later than 20 nor earlier than 60 days prior to the redemption date to each holder of notes so to be redeemed at its last address as the same appears on the note register. Such mailing shall be by first-class mail. The notice, if mailed in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the holder receives such notice. Concurrently with the mailing of any such redemption notice, we will issue a press release announcing such redemption, the form and content of which press release to be determined by us in our sole discretion.
               Each redemption notice will specify:
•	the aggregate principal amount of notes to be redeemed,

•	the CUSIP, ISIN or similar number or numbers of the notes being redeemed,

•	the redemption date,

•	the redemption price,

•	the place or places of payment,

•	that payment will be made upon presentation and surrender of such notes,

•	that interest accrued and unpaid up to, but not including, the redemption date will be paid as specified in said notice,

•	that on and after the redemption date interest thereon or on the portion thereof to be redeemed will cease to accrue,

•	the conversion rate and

•	the date on which the right to convert such notes into shares of common stock will expire.
               If fewer than all the notes are to be redeemed, the redemption notice shall identify the notes to be redeemed (including CUSIP, ISIN or similar number or numbers, if any). In case any note is to be redeemed in part only, the redemption notice shall state the portion of the principal amount thereof to be redeemed and shall state that, on and after the redemption date, upon surrender of such note, a new note or notes in principal amount equal to the unredeemed portion thereof will be issued.
               On or prior to the redemption date specified, we will deposit with the trustee or with one or more paying agents an amount of money in immediately available funds sufficient to redeem on the redemption date all the notes (or portions thereof) so called for redemption (other than those theretofore surrendered for conversion into shares of common stock) at the appropriate redemption price. We will be entitled to retain any interest, yield or gain on amounts deposited with the trustee or any paying agent pursuant to this paragraph in excess of amounts required to pay the redemption price. If any note called for redemption is converted prior to such redemption date, any money deposited with the trustee or any paying agent shall be paid to us. Whenever any notes are to be redeemed, we will give the trustee written notice not later than 35 days prior to the redemption date as to the aggregate principal amount of notes to be redeemed.
               If the we opt to redeem fewer than all of the then outstanding notes, the trustee will select the notes to be redeemed (in principal amount of $1,000 or integral multiples thereof) by lot, on a pro rata basis (or, in the case of global notes, the trustee will select notes for redemption based on DTC’s method that most nearly approximates a pro rata selection) or by another method the trustee deems fair and appropriate. If any note selected for partial redemption is submitted for conversion in part after such selection, the portion of such note submitted for conversion shall be deemed (so far as may be possible) to be from the portion selected for redemption. The notes (or portions thereof) so selected shall be deemed duly selected for redemption for all purposes hereof, notwithstanding that any such note is submitted for conversion in part before the mailing of the redemption notice.
               If notice of redemption has been given as provided for above, the notes with respect to which such notice has been given will, unless converted into shares of our common stock, become due and payable on the redemption date and at the place or places stated in such notice at the applicable redemption price, unless we default in the payment of the redemption price. Interest on the notes so called for redemption will cease to accrue and after the close of business on the second business day immediately preceding the redemption date (unless we default in the payment of the redemption price), such notes will cease to be convertible into shares of common stock and to be entitled to any benefit or security under the indenture, and the holders thereof will have no right in respect of such notes except the right to receive the redemption price thereof. On presentation and surrender of such notes at a place of payment specified in said notice, the said notes or the specified portions thereof will be paid and redeemed by us at the applicable redemption price; provided that if the applicable redemption date is an interest payment date, the interest payable on such interest payment date will be paid on such interest payment date to the holders of record of such notes on the applicable regular record date instead of the holders surrendering such notes for redemption on such date.
               Upon presentation of any note redeemed in part only, we will execute and the trustee will authenticate and make available for delivery, at our expense, a new note or notes, of authorized denominations, in principal amount equal to the unredeemed portion of the note or notes so presented.
               Notwithstanding the foregoing, the trustee shall not redeem any notes or mail any redemption notices during the continuance of a default in payment of interest on the notes. If any note called for redemption is not so paid upon surrender thereof for redemption, the principal will, until paid or duly provided for, continue to bear interest, compounded semiannually, and such note will remain convertible into shares of common stock until the principal and interest are paid or duly provided for. We will notify all of the holders if we redeem any of the notes.
               In connection with any redemption of notes, we may arrange for the purchase and conversion of any notes by an agreement with one or more investment banks or other purchasers to purchase such notes. Notwithstanding anything to the contrary contained in the indenture, our obligation to pay the redemption price of such notes shall be deemed to be satisfied and discharged to the extent such amount is so paid by such purchasers. If such an agreement is entered into, a copy of which will be filed with the trustee prior to the redemption date, any notes not duly surrendered for conversion by the holders thereof may, at our option, be deemed, to the fullest extent permitted by law, acquired by such purchasers from such holders and surrendered by such purchasers for conversion, all as of immediately prior to the close of business on the redemption date (and the right to convert any such notes will be extended through such time), subject to payment of the amount as described above.
Change of Control Permits Purchase of Notes at the Option of the Holder
               If a change of control occurs, each holder of notes will have the right to require us to repurchase all or any portion of the notes of that holder’s notes equal to $1,000 or a whole multiple of $1,000 for cash, at a repurchase price (the “change of control purchase price”) equal to 100% of the aggregate principal amount of the notes to be repurchased, together with accrued and unpaid interest, if any, to, but excluding, the purchase date, on the date (the “change of control purchase date”) that is 45 days after the date we delivered notice of a change of control as required below (or if such 45th day is not a business day, the next succeeding business day). If such change of control purchase date is after a regular record date but on or prior to the corresponding interest payment date, however, then the accrued and unpaid interest on such date will be paid to the holders of such notes, registered as such as of the close of business on the relevant regular record date, and the change of control purchase price will be equal to 100% of the aggregate principal amount of the notes to be repurchased.
               A “change of control” will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:
               (i)          any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), acquires the beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, through a purchase, merger or other acquisition transaction, of more than 50% of the total voting power of our total outstanding voting stock other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or
               (ii)          we consolidate with, or merge with or into, another person or convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, or any person consolidates with or merges with or into us.
               Notwithstanding the foregoing, in the case of a transaction or event described above, a change of control will not be deemed to have occurred if at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the change of control consists of shares of common stock, depositary receipts or other certificates representing common equity interests, in each case, that are traded on a national securities exchange or that will be so traded when issued or exchanged in connection with a change of control (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the shares become convertible into such publicly traded securities, excluding cash payments for fractional shares (subject to the provisions set forth above under “—Conversion Rights”).
               The definition of change of control includes a phrase relating to the conveyance, transfer, lease or other disposition of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a conveyance, transfer, lease or other disposition of less than all of our assets may be uncertain.
               On or before the 30th day after the occurrence of a change of control we will notify all holders of the occurrence of the change of control and of the repurchase right arising as a result thereof. We will also deliver a copy of such notice of a repurchase right to the trustee. The notice will include a form of change of control purchase notice (as defined below) to be completed by the holder and will state:
•	briefly, the events causing a change of control and the date of such change of control;

•	the date by which the change of control purchase notice must be delivered by a holder that wishes to exercise its repurchase right;

•	the change of control purchase date;

•	the change of control purchase price;

•	the name and address of the paying agent and the conversion agent;

•	that notes as to which a change of control purchase notice has been given may be converted only if the change of control purchase notice has been withdrawn in accordance with the terms of the indenture;

•	that notes must be surrendered to the paying agent to collect payment;

•	that the change of control purchase price for any note as to which a change of control purchase notice has been duly given and not withdrawn will be paid promptly following the later of the change of control purchase date and the time of surrender of such note as described in the immediately succeeding bullet;

•	briefly, the procedures the holder must follow to exercise rights under this section;

•	briefly, the conversion rights of the notes, including the conversion rate and any adjustments thereto;

•	the procedures for withdrawing a change of control purchase notice; and

•	the CUSIP number of the notes.
               A holder may exercise its repurchase right upon delivery of a written notice of purchase (a “change of control purchase notice”) to the paying agent prior to the close of business on the business day immediately preceding the change of control purchase date, stating:
•	the certificate number of the note, if any, which the holder will deliver to be repurchased or the appropriate DTC procedures if the notes are in global form;

•	the portion of the principal amount of the note which the holder will deliver to be repurchased, which portion must be $1,000 or an integral multiple thereof; and

•	that such note shall be repurchased pursuant to the terms and conditions specified in the indenture;
provided, however, that if the notes are in global form, a holder’s change of control purchase must comply with the appropriate DTC procedures.
               The delivery of such note to the paying agent prior to the change of control purchase date (together with all necessary endorsements) at the offices of the paying agent shall be a condition to the receipt by the holder of the change of control purchase price therefor; provided, however, that such change of control purchase price shall be so paid only if the note so delivered to the paying agent shall conform in all respects to the description thereof set forth in the related change of control purchase notice.
               Any purchase by us contemplated pursuant to the provisions of this section shall be consummated by payment of the change of control purchase price to the holder promptly following the later of the change of control purchase date and the time of delivery of the note to the paying agent in accordance with this section.
               Upon receipt by the paying agent of a change of control purchase notice, the holder of the note in respect of which such change of control purchase notice was given shall (unless such notice is withdrawn as specified below) thereafter be entitled to receive solely the change of control purchase price with respect to such note. Notes in respect of which a change of control purchase notice has been given by the holder thereof may not be converted as described under “—Conversion Rights” on or after the date of the delivery of such change of control purchase notice unless such notice has first been validly withdrawn as specified below.
               Notwithstanding anything herein to the contrary, any holder delivering to the paying agent the change of control purchase notice as described above shall have the right to withdraw such notice at any time prior to the close of business on the business day immediately preceding the change of control purchase date by delivery of a written notice of withdrawal to the paying agent as described below. The paying agent will promptly notify us of the receipt by it of any change of control purchase notice or written withdrawal thereof.
               A change of control purchase notice may be withdrawn by means of a written notice of withdrawal delivered to the office of the paying agent in accordance with the change of control purchase notice at any time prior to the close of business on the business cay immediately preceding the change of control purchase date specifying:
•	the certificate number of the note in respect of which such notice of withdrawal is being submitted or, if in global form, the applicable DTC procedures;

•	the principal amount of the note with respect to which such notice of withdrawal is being submitted; and

•	the principal amount, if any, of such note which remains subject to the original change of control purchase notice and which has been or will be delivered for purchase by us.
               There shall be no purchase of any notes pursuant to this section if there has occurred (prior to, on or after, as the case may be, the giving, by the holders of such notes, of the required change of control purchase notice) and is continuing an event of default (other than a default in the payment of the change of control purchase price). The paying agent will promptly return to the respective holders thereof any notes (x) with respect to which a change of control purchase notice has been withdrawn, or (y) held by it during the continuance of an event of default (other than a default in the payment of the change of control purchase price) in which case, upon such return, the change of control purchase notice with respect thereto shall be deemed to have been withdrawn.
               Prior to 10:00 a.m. (New York City time) on the change of control purchase date, we will deposit with the trustee or with the paying agent an amount of cash (in immediately available funds if deposited on such business day) sufficient to pay the aggregate change of control purchase price of all the notes or portions thereof which are to be purchased as of that date.
               If the trustee or other paying agent holds cash sufficient to pay the aggregate change of control purchase price of all the notes or portions thereof that are to be purchased, then immediately after the change of control purchase date:
•	such notes will cease to be outstanding,

•	interest on such notes will cease to accrue and

•	all other rights of the holders of such notes will terminate other than the right to receive the change of control purchase price upon delivery of the notes, whether or not book-entry transfer of the notes has been made or the notes have been delivered to the trustee or paying agent.
               Any note which is to be purchased only in part shall be surrendered at the office of the paying agent (with, if we or the trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to us and the trustee duly executed by, the holder thereof or such holder’s attorney duly authorized in writing) and we shall execute and the trustee shall authenticate and deliver to the holder of such note, without service charge, a new note or notes, of any authorized denomination as requested by such holder in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the note so surrendered which is not purchased.

               In connection with any offer to purchase or purchase of notes under this section, provided that such offer or purchase constitutes an “issuer tender offer” for purposes of Rule 13e-4 (which term, as used herein, includes any successor provision thereto) under the Exchange Act at the time of such offer or purchase, we shall (i) comply with Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable, (ii) file the related Schedule TO (or any successor schedule, form or report) or any other schedule required under the Exchange Act and (iii) otherwise comply with all federal and state securities laws.
Adjustment to Conversion Rate Upon Conversion Upon a Change of Control
               If a change of control occurs and a holder elects to convert its notes in connection with such change of control, we shall, under the circumstances described in this section, increase the conversion rate applicable for the notes so surrendered for conversion by a number of additional shares of our common stock (the “additional shares”) as described below. A conversion of notes will be deemed for these purposes to be in connection with such change of control if the relevant conversion notice is received by the conversion agent from, and including, the “effective date” (as defined below) of a change of control, up to, and including, the business day immediately prior to the related change of control purchase date. We will notify the holders of notes of the effective date of any change of control and issue a press release announcing such effective date no later than 5 business days after such effective date.
               The number of additional shares, if any, by which the conversion rate for the notes will be increased will be determined by reference to the table below, based on the date on which the change of control occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid (or deemed to be paid) per share of our common stock in the change of control. If the holders of our common stock receive only cash in the case of a change of control described in the second bullet of the definition thereof above, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the closing prices of our common stock over the 5 trading day period ending on, and including, the trading day immediately preceding the effective date of the change of control. We will make appropriate adjustments to the stock price, in our good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the record date of the event occurs, during such 5 consecutive trading day period.
               The stock prices set forth in the column headings of the table below shall be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices shall equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to such adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares set forth in the table below shall be adjusted in the same manner and at the same time as the conversion rate as described under “—Adjustments to the Conversion Rate” below.
               The following table sets forth numbers of additional shares to be received per $1,000 principal amount of notes surrendered for conversion in connection with a change of control based on the effective date of such change of control and the stock price for such change of control, all as determined by us:

	Stock Price
Effective Date	$13.74	$16.00	$18.00	$20.00	$22.00	$24.00	$30.00	$35.00	$40.00	$50.00	$60.00

December 30, 2010	10.2802	9.9900	9.7000	8.1350	6.9409	6.0000	4.1500	3.1543	2.4875	1.6360	1.1200
December 30, 2011	10.2802	9.8263	8.8222	7.3050	6.1636	5.2833	3.5567	2.7000	2.1200	1.3860	0.9483
December 30, 2012	10.2802	9.6625	7.6389	6.1950	5.1318	4.3250	2.8200	2.1114	1.6475	1.0720	0.7317
December 30, 2013	10.2802	8.5438	6.5056	5.0900	4.0864	3.3542	2.0767	1.5229	1.1800	0.7680	0.5283
December 30, 2014	10.2802	7.2813	5.0944	3.6500	2.6909	2.0500	1.0933	0.7714	0.5950	0.3980	0.2783
December 30, 2015	10.2802	6.4188	3.7222	1.8050	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
December 30, 2016	10.2802	5.8625	3.2111	1.5000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
December 30, 2017	10.2802	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

               The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	if the stock price is between two stock prices in the table above or if the effective date is between two effective dates listed in the table above, then the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•	if the stock price is greater than $60.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above pursuant to the third paragraph of this section above), no additional shares shall be added to the conversion rate; and

•	if the stock price is less than $13.74 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above pursuant to the third paragraph of this section above), no additional shares shall be added to the conversion rate.
               Notwithstanding the foregoing, in no event shall the total number of shares of common stock issuable upon conversion exceed 72.7802 per $1,000 principal amount of notes, subject to adjustment in the same manner as the conversion rate as described under “—Adjustments to the Conversion Rate” below.
               Nothing in this section shall prevent an adjustment to the conversion rate pursuant to “—Adjustments to the Conversion Rate” below in respect of a change of control.
Adjustments to the Conversion Rate
               The conversion rate will be adjusted from time to time by us if any of the following events occurs, except that we shall not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described in this section, without having to convert their notes, as if they held a number of shares of common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.
               (a)          If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate shall be adjusted based on the following formula:

               where,
CR0 =          the conversion rate in effect immediately prior to the close of business on the record date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;
CR' =          the conversion rate in effect immediately after the close of business on such record date or immediately after the open of business on such effective date, as applicable;
OS0 =          the number of shares of our common stock outstanding immediately prior to the close of business on such record date or immediately prior the open of business on such effective date, as applicable; and
OS' =          the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.
               Any adjustment made under this section (a) shall become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this section (a) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date we determine not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.
               (b)          If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the closing prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate shall be increased based on the following formula:

               where,
CR0        =        the conversion rate in effect immediately prior to the close of business on the record date for such issuance;
CR'        =        the conversion rate in effect immediately after the close of business on such record date;
OS0        =        the number of shares of our common sock outstanding immediately prior to the close of business on such record date;
X            =        the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and
Y            =        the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the closing prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.
               Any increase made under this subsection (b) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the close of business on the record date for such issuance. To the extent that shares of our common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of our common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be decreased to the conversion rate that would then be in effect if such record date for such issuance had not occurred.
               For purposes of this subsection (b), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of our common stock at less than such average of the closing prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of our common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by us.
               (c)          If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding (i) dividends, distributions or issuances as to which an adjustment was effected pursuant to subsection (a) or (b) above, (ii) dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to subsection (d) below and (iii) spin-offs (as defined below) as to which the provisions set forth below in this subsection (c) shall apply (any of such shares of our capital stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire our capital stock or other securities, the “distributed property”), then the conversion rate shall be increased based on the following formula:

               where,
CR0          =          the conversion rate in effect immediately prior to the close of business on the record date for such distribution;
CR'          =          the conversion rate in effect immediately after the close of business on such record date;
SP0          =          the average of the closing prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and
FMV       =          the fair market value (as determined by us) of the distributed property with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.
               Any increase made under the portion of this subsection (c) above shall become effective immediately after the close of business on the record date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to the conversion rate that would then be in effect if such dividend or distribution had not been declared. If we determine the “FMV” (as defined above) of any distribution for purposes of this subsection (c) by reference to the actual or when-issued trading market for any securities, we shall in doing so consider the prices in such market over the same period used in computing the closing prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for such distribution.
               With respect to an adjustment pursuant to this subsection (c) where there has been a payment of a dividend or other distribution on our common stock of shares of our capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of ours, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “spin-off”), the conversion rate shall be increased based on the following formula:

               where,
CR0          =          the conversion rate in effect immediately prior to the end of the valuation period (as defined below);
CR'          =          the conversion rate in effect immediately after the end of the valuation period;
FMV0      =          the average of the closing prices of our capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and
MP0          =          the average of the closing prices of our common stock over the valuation period.
               The adjustment to the conversion rate under the preceding paragraph shall occur on the last trading day of the valuation period; provided that in respect of any conversion during the valuation period, references in the portion of this subsection (c) related to spin-offs to 10 trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed between the ex-dividend date of such spin-off and the conversion date in determining the conversion rate.
               (d)          If we make any cash dividend or distribution to all or substantially all holders of our common stock, the conversion rate shall be adjusted based on the following formula:

               where,
CR0          =          the conversion rate in effect immediately prior to the close of business on the record date for such dividend or distribution;
CR'          =          the conversion rate in effect immediately after the close of business on the record date for such dividend or distribution;
SP0          =          the closing price of our common stock on the trading day immediately preceding the dx-dividend date for such dividend or distribution; and
C              =          the amount in cash per share we distribute to holders of our common stock.
               Any increase pursuant to this subsection (d) shall become effective immediately after the close of business on the record date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date we determine not to make or pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.
               (e)          If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate shall be increased based on the following formula:

               where,
CR0          =          the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;
CR'          =          the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;
AC           =          the aggregate value of all cash and any other consideration (as determined by us) paid or payable for shares of our common stock purchased in such tender or exchange offer;
OS0          =          the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares of our common stock accepted for purchase or exchange in such tender offer or exchange offer);

OS'          =          the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares of our common stock accepted for purchase or exchange in such tender or exchange offer); and
SP'          =          the average of the closing prices of our common stock over the 10 consecutive trading day period commencing on the trading day next succeeding the date such tender or exchange offer expires.
               The adjustment to the conversion rate under this subsection (e) shall occur at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within the 10 trading days immediately following, and including, the expiration date of any tender or exchange offer, references in this subsection (e) with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the date that such tender or exchange offer expires and the conversion date in determining the conversion rate.
               Except as stated herein, we shall not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.
               In addition to those adjustments required by subsections (a), (b), (c), (d) and (e) above, and to the extent permitted by applicable law and subject to the applicable rules of The New York Stock Exchange, we may, from time to time, increase the conversion rate by any amount for a period of at least 20 business days if we determine that such increase would be in our best interest. In addition, we may (but are not required to) increase the conversion rate to avoid or diminish any income tax to holders of our common stock or rights to purchase our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. Whenever the conversion rate is increased pursuant to either of the preceding two sentences, we shall mail to the holder of each note at its last address appearing on the note register a notice of the increase at least 15 days prior to the date the increased conversion rate takes effect, and such notice shall state the increased conversion rate and the period during which it will be in effect.
               Notwithstanding anything to the contrary in this section, the conversion rate shall not be adjusted:
•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the second bullet of this paragraph and outstanding as of the date the notes were first issued;

•	solely for a change in the par value of our common stock; or

•	for accrued and unpaid interest, if any.
               No adjustment in the conversion rate shall be required unless such adjustment would require an increase or decrease of at least 1% in the conversion rate; provided, however, that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this section “—Adjustments to the Conversion Rate” shall be made by us and shall be made to the nearest one hundredth of a cent or to the nearest one hundredth of a share, as the case may be. No adjustment need be made for a change in the par value or no par value of our common stock.
Effect of Reclassification, Consolidation, Merger or Sale on Conversion Privilege

              If any of following events (each, a “merger event”) occurs:
•	any reclassification or change of the outstanding shares of our common stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination);

•	any merger, consolidation, statutory share exchange or combination of us with another corporation as a result of which holders of our common stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such common stock; or

•	any sale or conveyance of all or substantially all of our properties and assets to any other corporation as a result of which holders of our common stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such common stock;
              then, at and after the effective time of the merger event, the right to convert each $1,000 principal amount of notes shall be changed into a right to convert such principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such merger event would have owned or been entitled to receive upon such merger event and, prior to or at the effective time of such merger event, we or our successor or purchasing corporation, as the case may be, shall execute with the trustee a supplemental indenture providing for such change in the right to convert each $1,000 principal amount of notes.
              If the merger event causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then for the purposes of this section kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) into which the notes will be convertible shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of common stock that affirmatively make such an election.
              We will cause notice of the execution of such supplemental indenture to be mailed to each note holder, at the address of such holder as it appears on the note register, within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.
              The above provisions shall similarly apply to successive reclassifications, mergers, consolidations, statutory share exchanges, combinations, sales and conveyances.
Successor Corporation
              The indenture provides that we shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not us) is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation (if not us) expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) at the time of such transaction, no event of default and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing. Upon any such consolidation, merger or conveyance, transfer or lease, the resulting, surviving or transferee person (if not us) shall succeed to, and be substituted for, and may exercise every right and power of, ours under this indenture, and, except in the case of a lease, we shall be discharged from all our obligations and covenants under the notes and the indenture.
              Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a change of control permitting each holder to require us to repurchase the notes of such holder as described above.
Events of Default
              Each of the following will constitute an event of default under the indenture:

(a)	we fail to pay when due the principal of any of the notes at maturity, upon exercise of a repurchase right or otherwise;

(b)	we fail to pay an installment of interest on any of the notes that continues for 30 days after the date when due;

(c)	we fail to deliver shares of common stock, together with cash in lieu of any fractional share, when such common stock or cash in lieu of any fractional share is required to be delivered upon conversion of a note and such failure continues for 10 days after such delivery date;

(d)	we fail to give notice regarding a change of control within the time period specified under “—Change of Control Permits Purchase of Notes at the Option of the Holder”;

(e)	we fail to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after receipt by us of a notice of default;

(f)	we or any of our significant subsidiaries fails to make any payment by the end of the applicable grace period, if any, after the final scheduled payment date for such payment with respect to any indebtedness for borrowed money in an aggregate amount in excess of $10 million or indebtedness for borrowed money of ours or of any of our significant subsidiaries in an aggregate amount in excess of $10 million shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment) prior to the scheduled maturity thereof as a result of a default with respect to such indebtedness, in either case without such indebtedness referred to in this clause having been discharged, cured, waived, rescinded or annulled, for a period of 30 days after receipt by us of a notice of default; and

(g)	certain events of bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries or any of our subsidiaries that in the aggregate would constitute a significant subsidiary pursuant to or under or within the meaning of certain bankruptcy law.
              A default under clause (e) or (f) above is not an event of default until the trustee notifies us, or the holders of at least 25% in aggregate principal amount of the notes at the time outstanding notify us and the trustee, of the default and we do not cure such default (and such default is not waived) within the time specified in clause (e) or (f) above after actual receipt of such notice. Any such notice must specify the default, demand that it be remedied and state that such notice is a “notice of default.”
              We shall deliver to the trustee, within 5 business days of becoming aware of the occurrence of an event of default, written notice thereof. In addition, we shall deliver to the trustee, within 30 days after it becomes aware of the occurrence thereof, written notice of any event which with the lapse of time would become an event of default, its status and what action we are taking or propose to take with respect thereto.
              If an event of default (other than an event of default specified in (g) above) occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the notes at the time outstanding, may declare the notes due and payable at their principal amount together with accrued and unpaid interest thereon. Upon a declaration of acceleration, such principal and accrued and unpaid interest to the date of payment shall be immediately due and payable. If an event of default is cured prior to any such declaration by the trustee or the holders, the trustee and the holders shall not be entitled to declare the notes due and payable as provided herein as a result of such cured event of default and any such cured event of default shall be deemed waived by the holders and the trustee.
              If an event of default specified in (g) above occurs and is continuing, then the principal of and accrued and unpaid interest on all the notes shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders.

              If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.
              The holders of a majority in aggregate principal amount of the notes at the time outstanding may rescind or annul an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default have been cured or waived except nonpayment of the principal and any accrued cash interest that have become due solely as a result of acceleration and if all amounts due to the trustee under have been paid. No such rescission shall affect any subsequent default or impair any right consequent thereto. Notwithstanding anything to the contrary herein, no such rescission or annulment shall extend to or shall affect any default or event of default resulting from (i) the nonpayment of the principal of, or accrued and unpaid interest on, any notes, (ii) a failure to repurchase any notes when required or (iii) a failure to deliver the shares of common stock due upon conversion of the notes, together with a cash payment in lieu of any fractional shares.
              Notwithstanding anything in the indenture or in the notes to the contrary, to the extent we elect, the sole remedy for an event of default relating to our failure to comply with our obligations as set forth under “—Reports” will after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at a rate equal to 0.25% per annum of the principal amount of the notes outstanding for each day during the 60-day period on which such event of default is continuing beginning on, and including, the date on which such an event of default first occurs. If we so elect, such additional interest will be payable in the same manner and on the same dates as regular interest on the notes. On the 61st day after such event of default (if the event of default relating to our failure to file is not cured or waived prior to such 61st day), the notes will be subject to acceleration as provided above. In the event we do not elect to pay additional interest following an event of default in accordance with this paragraph, the notes shall be subject to acceleration as provided above.
              In order to elect to pay additional interest as the sole remedy during the first 60 days after the occurrence of any event of default described in the immediately preceding paragraph, we must notify all holders of the notes, the trustee and the paying agent of such election prior to the beginning of such 60-day period. Upon the failure to timely give such notice, the notes shall be immediately subject to acceleration as provided above.
              The holders of a majority in aggregate principal amount of the notes at the time outstanding, by notice to the trustee (and without notice to any other holder), may waive an existing event of default and its consequences except:
•	an event of default described in clause (a) above or

•	an event of default in respect of a provision that cannot be amended without the consent of each holder affected or

•	an event of default which constitutes a failure to convert any note in accordance with the terms of clause (c) above.
When an event of default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other event of default or impair any consequent right.
              The holders of a majority in aggregate principal amount of the notes at the time outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines in good faith is prejudicial to the rights of other holders or would involve the trustee in personal liability unless the trustee is offered indemnity satisfactory to it against loss, liability or expense.
              A holder may not pursue any remedy with respect to the indenture or the notes unless:
•	the holder gives to the trustee written notice stating that an event of default is continuing;

•	the holders of at least 25% in aggregate principal amount of the notes at the time outstanding make a written request to the trustee to pursue the remedy;

•	such holder or holders offer to the trustee reasonable security or indemnity satisfactory to the trustee against any loss, liability or expense;

•	the trustee does not comply with the request within 60 days after receipt of such notice, request and offer of security or indemnity; and

•	the holders of a majority in aggregate principal amount of the notes at the time outstanding do not give the trustee a direction inconsistent with the request during such 60-day period.
              A holder may not use the indenture to prejudice the rights of any other holder or to obtain a preference or priority over any other holder.
              Notwithstanding any other provision of the indenture, the right of any holder to receive payment of the principal (including the redemption price and change of control purchase price, in each case if applicable) of and any accrued but unpaid interest on the notes held by such holder, on or after the respective due dates provided herein, and to convert the notes in accordance with the indenture, or to bring suit for the enforcement of any such payment on or after such respective dates or the right to convert, shall not be impaired or affected adversely without the consent of such holder.
Modifications and Waiver
              We may enter into a supplemental indenture to amend the indenture without the consent of any holder for one or more of the following purposes:
•	adding to our covenants for the benefit of the holders;

•	surrendering any right or power conferred upon us;

•	providing for the assumption of our obligations to the holders in the case of a merger, consolidation, conveyance, transfer or lease;

•	adjusting the conversion rate; provided that the adjustment will not adversely affect the interests of holders in any material respect;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not adversely affect the interests of the holders in any material respect;

•	adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders in any material respect;

•	complying with the requirements regarding merger or transfer of assets; or

•	providing for uncertificated notes in addition to certificated notes so long as such uncertificated notes are in registered form for purpose of the Internal Revenue Code of 1986.
              With the written consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding, we may enter into a supplemental indenture to amend the indenture for the purpose of adding any provisions to or change in any manner or eliminating any of the provisions of the indenture or any supplemental indenture or of modifying in any manner the rights of the holders of the notes. However, without the consent of each holder so affected, a supplemental indenture may not:
•	change the maturity of the principal of or any installment of interest on any note;

•	reduce the principal amount of or interest on any note;

•	change the currency of payment of such note or interest thereon;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any note;

•	modify our obligations to maintain an office or agency in New York City;

•	except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase option of holders upon a change of control or the conversion rights of holders;

•	modify in a manner that adversely affects the interest of the holders; or

•	reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default.
              It shall not be necessary for the consent of the holders to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such consent approves the substance thereof. After a supplemental indenture becomes effective, we will mail to each holder a notice briefly describing such supplemental indenture.
Satisfaction and Discharge
              When all outstanding notes will become due and payable within one year of the maturity date and we have deposited with the trustee cash sufficient to pay and discharge all outstanding notes on the date of the maturity date, then we may discharge our obligations under the indenture while notes remain outstanding; subject to certain provisions in the indenture that will survive until the notes have been paid in full. We will remain obligated to issue shares of our common stock upon conversion of the notes until such maturity as described under “—Conversion Rights.”
Reports
              We will file with the trustee within 15 days after the same are filed with the SEC, copies of any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Any such document or report that we file with the SEC via its EDGAR system will be deemed to be filed with the trustee for purposes of this paragraph at the time such documents are filed via the EDGAR system.
Form, Denomination and Registration
              The notes were issued in fully registered form, without coupons, in denominations of $1,000 principal amount and integral multiples of $1,000. The notes are substantially in the form set forth in Exhibit A to the indenture.
              Book-Entry System for Global Notes. All notes that were offered and sold within the United States to qualified institutional buyers (each, a “QIB”) as defined in Rule 144A under the Securities Act in reliance on Rule 144A under the Securities Act are, and such notes sold pursuant to this prospectus will be, represented by one or more notes in global form registered in the name of the Depository Trust Company, as depository (the “DTC”), or the nominee of the DTC (the “global notes”), except as otherwise specified below.

              The global notes will be issued to the DTC, registered in the name of Cede & Co., as the nominee of the DTC, and deposited with the trustee, as custodian for Cede & Co. The transfer and exchange of beneficial interests in such global notes that do not involve the issuance certificated notes shall be effected through the DTC in accordance with the indenture and the procedures of the DTC therefor. The trustee shall make appropriate endorsements to reflect increases or decreases in the principal amounts of any such global notes as set forth on the face of the note to reflect any such transfers.
              Global notes may not be transferred as a whole or in part except by the DTC to a nominee of the DTC or by a nominee of the DTC to the DTC or another nominee of the DTC or by the DTC or any such nominee to a successor of the DTC or a nominee of such successor of the DTC. Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.
              Except as provided below, owners of beneficial interests in the global notes are not entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form (“certificated notes”), and will not be considered holders thereof. Neither any members of, or participants in, the DTC (collectively, the “agent members”) shall have any rights under the indenture with respect to any global note registered in the name of the DTC or any nominee thereof, or under any such global note, and the DTC or such nominee, as the case may be, may be treated by us and the trustee as the absolute owner and holder of such global note for all purposes whatsoever. If you would like to convert your notes into common stock pursuant to the terms of the notes, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.
              If at any time the DTC notifies us that it is unwilling or unable to continue as the depository, we may appoint a successor depositary. If a successor depositary is not appointed by us within 90 days after we receives such notice, we will execute, and the trustee will authenticate and deliver, certificated notes, in aggregate principal amount equal to the principal amount of such global notes, in exchange for such global notes.
              We initially appoint the trustee as paying agent. We will pay principal and interest on the global notes by wire transfer of immediately available funds to the account of the DTC or its nominee. We, the trustee and any paying agent have no responsibility or liability for paying amounts due on the global notes to owners of beneficial interests in the global notes. It is DTC’s current practice, upon receipt of any payment of principal of and interest on the global notes, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the notes represented by the global notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in notes represented by the global notes held through DTC participants are the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”
              DTC has advised us as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the initial purchasers of the notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.
              Neither we, the trustee nor any agent of ours or the trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global notes or maintaining, supervising or reviewing any records relating to such beneficial ownership interests. According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

              Certificated notes may be issued in exchange for beneficial interests in notes represented by the global notes only in the limited circumstances set forth in the indenture.
              Certificated Notes. Notes issued and sold to accredited investors within the meaning of Regulation D under the Securities Act were issued, initially, in the form of certificated notes and are represented by certificates in definitive form. The certificated notes were registered in the name of the holder thereof or its nominee.
Governing Law
              The indenture and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by, and construed in accordance with, the law of the State of New York.
Concerning the Trustee and Transfer Agent
              U.S. Bank National Association, a national banking association, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. Mellon Investor Services LLC is the transfer agent and registrar for our common stock.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS OF THE CONVERTIBLE PERPETUAL PREFERRED STOCK
              The following is a general discussion of the material U.S. federal income tax and, for non-U.S. holders (as defined below), estate tax consequences of the purchase, ownership and disposition of our convertible perpetual preferred stock and our common stock received upon the conversion of the preferred stock. Except where noted, this summary deals only with our preferred stock and our common stock held as capital assets.
              As used herein, the term “U.S. holder” means a beneficial owner of our convertible perpetual preferred stock or our common stock that is for U.S. federal income tax purposes:
•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.
              The term “non-U.S. holder” means a beneficial owner of our preferred stock or our common stock (other than a partnership) that is not a U.S. holder.
              This summary is not a detailed description of the U.S. federal income tax consequences applicable to certain holders that are subject to special treatment under the U.S. federal income tax laws, including:
•	dealers in securities;

•	certain financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt organizations;

•	insurance companies;

•	a person holding our preferred stock or our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who is an investor in a pass-through entity;

•	a United States person whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”;

•	a United States expatriate; or

•	a non-U.S. holder (as defined below) that owns, or is deemed to own, more than 5% of our common stock, more than 5% of the preferred stock or preferred stock having a fair market value greater than the fair market value of 5% of our common stock.

              If a partnership holds our preferred stock or our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our preferred stock or our common stock, you should consult your own tax advisors.
              This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below.
              This summary does not address all aspects of U.S. federal income and estate tax consequences to you in light of your particular circumstances and does not address any tax consequences under the laws of any state, local or foreign jurisdiction. If you are considering the purchase of our convertible perpetual preferred stock, you should consult your own tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the ownership of our convertible perpetual preferred stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.
Tax Consequences to U.S. Holders
              Distributions. Distributions on our preferred stock or our common stock will be dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, and will be taxable as ordinary income, although possibly at reduced rates, as discussed below. We cannot guarantee that our current and accumulated earnings and profits will be such that all distributions paid with respect to our preferred stock or our common stock will qualify as dividends for U.S. federal income tax purposes. Our accumulated earnings and profits and our current earnings and profits in future years will depend in significant part on our future profits or losses, which we cannot accurately predict. To the extent that the amount of any distribution paid on our preferred stock or our common stock exceeds our current and accumulated earnings and profits attributable to that share of our preferred stock or our common stock, the distribution first will be treated as a tax-free return of capital and will be applied against and will reduce the U.S. holder’s adjusted tax basis (but not below zero) in that share of our preferred stock or our common stock. This reduction in basis will increase any gain, or reduce any loss realized by the U.S. holder on the subsequent sale, redemption or other disposition of our preferred stock or our common stock. The amount of any such distribution in excess of the U.S. holder’s adjusted tax basis will be taxed as capital gain.
              For purposes of the remainder of the discussion under this heading, it is assumed that distributions paid on our preferred stock or our common stock will constitute dividends for U.S. federal income tax purposes.
              If a U.S. holder is a corporation, dividends that are received by it will generally be eligible for a 70% dividends-received deduction under the Code. However, the Code disallows this dividends-received deduction in its entirety if our preferred stock or our common stock with respect to which the dividend is paid is held by such U.S. holder for less than 46 days during the 91-day period beginning on the date that is 45 days before the date on which our preferred stock or our common stock became ex-dividend with respect to such dividend. Other exceptions and restrictions may apply to reduce or eliminate the benefits of the dividends-received deduction to a corporate U.S. holder.
              Under current law, provided certain holding period requirements are satisfied, dividends received by U.S. holders that are individuals generally will be subject to a reduced maximum tax rate of 15% through December 31, 2012, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. The rate reduction does not apply to dividends received to the extent that U.S. holders elect to treat the dividends as “investment income,” for purposes of the rules relating to the limitation on the deductibility of investment-related interest, which may be offset by investment expense. In addition, dividends received after December 31, 2012, by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income added to the Code by the Patient Protection and 2010 Reconciliation Acts.
              Sale or other disposition. A sale, exchange, or other disposition of our preferred stock or our common stock will generally result in gain or loss equal to the difference between the amount realized upon the disposition and a U.S. holder’s adjusted tax basis in our preferred stock or our common stock, as the case may be. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for our preferred stock or our common stock exceeds one year. Under current law, net long-term capital gain realized by U.S. holders that are individuals is subject to a reduced maximum tax rate of 15%. After December 31, 2012, the maximum rate is scheduled to return to the previously effective 20% rate. The deduction of capital losses is subject to limitations. In addition, under current law, gain recognized after December 31, 2012, by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income added to the Code by the Patient Protection and 2010 Reconciliation Acts.
              Conversion of preferred stock into common stock. As a general rule, a U.S. holder will not recognize any gain or loss in respect of the receipt of common stock upon the conversion of our preferred stock. The adjusted tax basis of common stock received on conversion will equal the adjusted tax basis of the preferred stock converted (reduced by the portion of adjusted tax basis allocated to any fractional common stock exchanged for cash, as described below), and the holding period of such common stock received on conversion will generally include the period during which the converted preferred stock was held prior to conversion.
              Cash received in lieu of a fractional common share will generally be treated as a payment in a taxable exchange for such fractional common share, and capital gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional common share.
              Adjustment of conversion rate. The conversion rate of the preferred stock is subject to adjustment under certain circumstances. U.S. Treasury Regulations promulgated under Section 305 of the Code would treat a U.S. holder of our preferred stock as having received a constructive distribution includable in such U.S. holder’s income in the manner as described above under “U.S. holders — Dividends,” if and to the extent that certain adjustments in the conversion rate increase the proportionate interest of a U.S. holder in our earnings and profits. For example, an increase in the conversion ratio to reflect a taxable dividend to holders of common stock or to reflect an undeclared dividend on the preferred stock will generally give rise to a deemed taxable dividend to the holders of preferred stock to the extent of our current and accumulated earnings and profits. Thus, under certain circumstances, U.S. holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the U.S. holders of the preferred stock, however, will generally not be considered to result in a constructive dividend distribution.
              Redemption for cash. U.S. holders will generally recognize capital gain or loss on the redemption of their preferred stock for cash, provided that the redemption meets at least one of the following requirements as determined under federal income tax principles:
•	the redemption is not essentially equivalent to a dividend;

•	the redemption results in a complete termination of their interest in our stock (preferred and common); or

•	the redemption is substantially disproportionate with respect to U.S. holders.
              In determining whether any of the above requirements applies, shares considered to be owned by a U.S. holder by reason of certain attribution rules must be taken into account. A redemption is not essentially equivalent to a dividend if the redemption results in a “meaningful reduction” in the holder’s proportionate interest in the corporation. It may be more difficult for a person who owns, actually or constructively by operation of the attribution rules, any of our common stock to satisfy any of the above requirements, including the requirements that there be a meaningful reduction in the holder’s proportionate interest in us.
              If the redemption satisfies any of the above requirements, such capital gain or loss will be equal to the difference between the amount of cash received by U.S. holders and their tax basis in their redeemed preferred stock. The capital gain or loss will be long-term if the holding period for the preferred stock is more than one year.

Notwithstanding the previous sentence, any cash received that is attributable to any accrued, declared and unpaid dividends on our preferred stock will be taxed as described above under “U.S. holders - Dividends.”
              If the redemption does not satisfy any of the above requirements, then the entire amount received (without offset for their tax basis in their preferred stock redeemed) will be treated as a distribution taxable as described in “Taxation of Distributions” above. In such case, their tax basis in their redeemed preferred stock will be allocated to their remaining stock, if any. Prospective investors should consult their own tax advisors as to the U.S. federal income tax consequences of a redemption of the preferred stock.
              Redemption solely for common stock. U.S. holders will not recognize gain or loss on our redemption of their preferred stock solely for our common stock (except that the value of common stock received that is attributable to either declared and unpaid dividends or any dividends in arrears on their preferred stock will be taxed as described above under “U.S. holders - Dividends”). The tax basis of the common stock received will equal the tax basis of the preferred stock redeemed, and the holding period for the common stock received will include the holding period of the preferred stock redeemed (except that the portion, if any, of common stock received that constitutes a payment in respect of dividends will have a tax basis equal to its fair market value at the time of the redemption and a new holding period commencing on the day following the redemption).
              Redemption for a combination of cash and common stock. The U.S. federal income tax treatment of a U.S. holder’s redemption of the preferred stock for a combination of cash and our common stock is uncertain. U.S. holders should consult their own tax advisor to determine the correct treatment of such a redemption.
              Such a redemption could be treated by the IRS as a single recapitalization with the receipt of boot. Under this treatment, U.S. holders would recognize gain, but not loss, equal to the lesser of (1) the excess of the fair market value of our common stock plus the cash received in redemption of the preferred stock over their adjusted tax basis in their preferred stock redeemed and (2) the amount of cash received in the redemption. Notwithstanding the previous sentence, any cash or shares of common stock that are determined to constitute a payment in respect of declared and unpaid dividends or any dividends in arrears on the preferred stock will be taxed as described above under “U.S. holders - Dividends.” U.S. holders’ basis for our common stock received will equal their basis in their preferred stock redeemed plus any gain recognized and minus the cash received. Their holding period for the common stock will include their holding period in the preferred stock redeemed. The gain recognized upon such redemption will be capital gain, and will be long-term if the holding period for the preferred stock redeemed is more than one year, unless the redemption has the effect of the distribution of a dividend (See discussion of “essentially equivalent to a dividend” under “U.S. holder – Redemption for cash”). In that case, the gain recognized upon the redemption, as determined above, will be treated as a dividend to the extent of the U.S. holders’ ratable share of our earnings and profits. For purposes of determining whether gain will be treated as a dividend, stock (including our common stock) owned by U.S. holders actually and constructively through attribution rules will be taken into account.
              Alternatively, such a redemption could be bifurcated by the IRS and treated as a separate conversion of preferred stock into common stock and a separate redemption of preferred stock solely for cash. In that event, the portion of the preferred stock converted into common stock would be treated as described above under “U.S. holder – Redemption solely for common stock.” The portion of the preferred stock converted into cash would be treated as described above under “U.S. holder – Redemption for cash.” U.S. holders generally would allocate their adjusted tax basis in their preferred stock among the portion of the preferred stock that is deemed to have been converted into common stock and the portion of the preferred stock that is deemed to have been converted solely for cash based on the relative fair market value of the common stock and the amount of cash received upon conversion.
              Information reporting and backup withholding on U.S. holders. In general, information reporting will apply to dividends in respect of our preferred stock or our common stock and the proceeds from the sale, exchange or other disposition of our preferred stock or our common stock, unless a U.S. holder is an exempt recipient such as a corporation. Backup withholding may apply to such payments if a U.S. holder fails to provide a taxpayer identification number or certification of other exempt status or fails to report in full dividend and interest income.

              Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle the holder to a refund provided the required information is furnished to the IRS.
Tax Consequences to Non-U.S. Holders
              Dividends. Generally, dividends (including distributions in the form of our common stock taxable as dividends, any constructive distributions taxable as dividends as described below and any cash or shares of our common stock paid if a non-U.S. holder elects to convert the preferred stock held by such non-U.S. holder in certain circumstances and that is treated as a dividend) paid to a non-U.S. holder with respect to our preferred stock or our common stock will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable tax treaty so long as the non-U.S. holder can provide an IRS Form W-8BEN certifying its entitlement to benefits under a treaty. If, however, the dividends are (i) effectively connected with the conduct of a trade or business carried on by the non-U.S. holder within the United States and (ii) if a tax treaty applies, attributable to a U.S. permanent establishment maintained by the non-U.S. holder, such dividends will generally be subject to U.S. federal income tax on a net basis at applicable individual or corporate rates but will not be subject to U.S. withholding tax if certain certification requirements are satisfied. Non-U.S. holders can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us or our paying agent. A non-U.S. holder that is a corporation may also be subject to a “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on the deemed repatriation from the United States of its “effectively connected earnings and profits,” subject to certain adjustments. Under applicable U.S. Treasury regulations, a non-U.S. holder (including, in certain cases of non-U.S. holders that are entities, the owner or owners of such entities) will be required to satisfy certain certification requirements in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty.
              Sale or other disposition. A non-U.S. holder will generally not be subject to U.S. federal income tax on any gain realized on the sale or exchange of our preferred stock or our common stock unless:
•	the gain is effectively connected with a U.S. trade or business of the non-U.S. holder (and, if a tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by such non-U.S. holder);

•	in the case of a nonresident alien individual, such non-U.S. holder is present in the United States for 183 or more days in the taxable year of the sale or disposition and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” (“USRPHC”), as described below, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and either our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs or the non-U.S. holder owns or has owned a threshold amount of our preferred or common stock, as described below.
              We believe that we are a USRPHC because the fair market value of our U.S. real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business. Assuming this is and remains the case, a non-U.S. holder will be subject to U.S. federal income and withholding tax on income or gain realized on the sale or exchange of our preferred stock or our common stock, unless our common stock continues to be regularly traded (within the meaning of applicable U.S. Treasury regulations) and:
•	such non-U.S. holder of our preferred stock has not owned and is not deemed to have owned more than 5% of our preferred stock during a specified period prior to the disposition of any of the stock, if our preferred stock is regularly traded (within the meaning of applicable U.S. Treasury regulations);

•	such non-U.S. holder of our preferred stock has not owned and is not deemed to have owned preferred stock having a fair market value greater than the fair market value of 5% of our common stock during a specified period prior to the disposition of any of the stock, if our preferred stock is not regularly traded (within the meaning of applicable U.S. Treasury regulations); and

•	such non-U.S. holder of our common stock has not owned and is not deemed to have owned more than 5% of our common stock during a specified period prior to the disposition of any of the stock.
              Non-U.S. holders that may be treated as actually or constructively owning more than 5% of our preferred stock or our common stock, or as owning preferred stock having a fair market value greater than the fair market value of 5% of our common stock, should consult their own tax advisors with respect to the U.S. federal income tax consequences of the ownership and disposition of preferred stock or common stock.
              Conversion into common stock. Non-U.S. holders will generally not recognize any gain or loss in respect of the receipt of common stock upon the conversion of our preferred stock, except with respect to any cash received in lieu of a fractional share, which will be taxed as described above under “Non-U.S. holders — Sale or other disposition.” However, a conversion of our preferred stock into our common stock by certain non-U.S. holders may be subject to U.S. federal income tax and withholding, including in particular the conversion by a non-U.S. holder of our preferred stock with a fair market value greater than the fair market value of 5% of our publicly traded common stock into common stock with a fair market value of no more than 5% of the fair market value of our publicly traded common stock.
              Adjustment of conversion rate. As described above under “U.S. holders — Adjustment of conversion rate,” adjustments in the conversion rate (or failures to adjust the conversion rate) that increase the proportionate interest of a non-U.S. holder in our earnings and profits could result in deemed distributions to the non-U.S. holder that are taxed as described under “Non-U.S. holders — Dividends.” It is possible that U.S. federal tax on the deemed distributions would be withheld from dividends, shares of common stock or sales proceeds subsequently paid or credited to a non-U.S. holder. A non-U.S. holder who is subject to withholding tax under such circumstances should consult its own tax advisors as to whether it can obtain a refund for all or a portion of the withholding tax.
              Redemption for cash. A non-U.S. holder will generally not be subject to U.S. federal income tax on any gain realized on the receipt of cash in redemption of the preferred stock unless one of the three conditions described in the first set of bullet points under “Non-U.S. holders — Sale or other disposition” above applies. However, as described above under “Non-U.S. holder — Sale or other disposition,” we believe that we are a USRPHC. Assuming this is and remains the case, redemptions of preferred stock for cash will be taxed as described under “U.S. holders — Redemption for cash,” unless our common stock continues to be regularly traded (within the meaning of applicable U.S. Treasury regulations) and the non-U.S. holder satisfies the three threshold requirements described in the second set of bullet points under “Non-U.S. holders — Sale or other disposition.”
              Redemption solely for common stock. Redemptions of preferred stock solely for common stock will be taxed as described under “U.S. holders — Redemption solely for common stock.”
              Redemption for a combination of cash and common stock. A non-U.S. holder will generally not be subject to U.S. federal income tax on any gain realized on the receipt of cash and common stock in redemption of the preferred stock unless one of the three conditions described in the first set of bullet points under “Non-U.S. holders — Sale or other disposition” above applies. However, as described above under “Non-U.S. holder — Sale or other disposition,” we believe that we are a USRPHC. Assuming this is and remains the case, redemptions of preferred stock for a combination of cash and common stock will be taxed as described under “U.S. holders — Redemption for a combination of cash and common stock,” unless our common stock continues to be regularly traded (within the meaning of applicable U.S. Treasury regulations) and the non-U.S. holder satisfies the three threshold requirements described in the second set of bullet points under “Non-U.S. holders — Sale or other disposition.”
              Federal estate tax. Our preferred stock and common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

              Withholding under the Foreign Account Tax Compliance rules. Recent legislation generally imposes a withholding tax of 30% on payments to certain foreign entities, after December 31, 2012, of dividends on and the gross proceeds from dispositions of U.S. stock, unless various U.S. information reporting and due diligence requirements that are different from (and in addition to) the beneficial owner certification requirements described above have been satisfied. Non-U.S. Holders should consult their tax advisors regarding the possible implications of this legislation on their investment in the event they receive our common stock upon conversion of the notes.
              Information reporting and backup withholding on non-U.S. holders. We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
              A non-U.S. holder will be subject to backup withholding with respect to dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined in the Code), or such holder otherwise establishes an exemption.
              Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our preferred stock or our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the holder certifies under penalty of perjury that it is not a United States person (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such holder otherwise establishes an exemption.
              Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS OF THE NOTES
               The following is a general discussion of the material U.S. federal income tax and, for non-U.S. holders (as defined below), estate tax consequences of the purchase, ownership and disposition of the notes and our common stock received upon the conversion of the notes. Except where noted, this summary deals only with our notes and our common stock held as capital assets.
               As used herein, the term “U.S. Holder” means a beneficial owner of a note or common stock that is, for U.S. federal income tax purposes:
•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.
The term “non-U.S. Holder” means a beneficial owner of a note or common stock that is not a U.S. Holder.
               This summary is not a detailed description of the U.S. federal income tax consequences applicable to certain holders that are subject to special treatment under the U.S. federal income tax laws, including:
•	dealers in securities;

•	certain financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt organizations;

•	insurance companies;

•	a person holding our preferred stock or our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who is an investor in a pass-through entity;

•	a United States person whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”;

•	a United States expatriate; or

•	a non-U.S. holder (as defined below) that owns, or is deemed to own, more than 5% of our common stock, more than 5% of the preferred stock or preferred stock having a fair market value greater than the fair market value of 5% of our common stock.

               If a partnership holds the notes or our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes or our common stock, you should consult your own tax advisors.
               This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below.
               This summary does not address all aspects of U.S. federal income and estate tax consequences to you in light of your particular circumstances and does not address any tax consequences under the laws of any state, local or foreign jurisdiction. If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the ownership of our the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.
Tax Consequences to U.S. Holders
               Payments of interest. It is expected, and this discussion assumes, that the notes will not be issued with more than a de minimis amount of original issue discount for U.S. federal income tax purposes. Assuming this is correct, interest on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is paid in accordance with the holder’s usual method of accounting for U.S. federal income tax purposes. In addition, interest received after December 31, 2012, by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income added to the Code by the Patient Protection and 2010 Reconciliation Acts.
               Constructive distributions. The conversion price of the notes is subject to adjustment under certain circumstances. Under Section 305 of the Code and the Treasury regulations promulgated thereunder, certain adjustments to the conversion price of the notes that increase the proportionate interest of a U.S. Holder in our assets or earnings and profits may result in a taxable constructive distribution to such holders of the notes, whether or not such holders ever convert the notes. Such constructive distribution may be taxed in the same manner as an actual distribution as described under “— Dividends on common stock” below. It is not clear, however, whether constructive distributions may qualify for the reduced tax rate for distributions to individuals or for the dividends-received deduction for distributions to corporations.
               Generally, a U.S. Holder’s tax basis in a note will be increased to the extent any such constructive distribution is treated as a dividend. Moreover, if there is a failure to make an adjustment to the conversion price of the notes that increases the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of such holders generally will be treated as a constructive distribution to such U.S. Holders, taxable as described under “— Dividends on common stock” below. As a result, U.S. Holders could have taxable income as a result of an event pursuant to which they receive no cash or property. U.S. Holders should consult their tax advisors as to the consequences of receiving constructive distributions.
               Conversion into common stock . A U.S. Holder will not recognize income, gain or loss upon conversion of the notes solely into our common stock, except with respect to any amounts attributable to accrued interest on the notes, which will be treated as discussed above, and except with respect to cash received in lieu of fractional shares. The U.S. Holder’s tax basis in the common stock received upon conversion (other than common stock received with respect to accrued interest, if any) will be the same as such holder’s adjusted tax basis in the notes exchanged therefor at the time of conversion (reduced by any basis allocable to fractional shares). A U.S. Holder’s tax basis in the common stock received with respect to accrued interest (if any) will equal the fair market value of the stock received. The holding period for the common stock received upon conversion will include the holding period of the notes that were converted, except that the holding period for any common stock received with respect to accrued interest (if any) will commence on the day after conversion.
               Cash received in lieu of a fractional share of common stock upon conversion of the notes into common stock generally will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in gain or loss measured by any difference between the cash received for the fractional share and the U.S. Holder’s adjusted tax basis in the fractional share. Any such gain or loss will be treated in the same manner as described below in “— Disposition, redemption or repurchase for cash.”
               Disposition, redemption or repurchase for cash. Except as set forth above under “— Conversion into common stock,” U.S. Holders generally will recognize a capital gain or loss upon the sale, redemption (including a repurchase by us for cash pursuant to the repurchase right) or other taxable disposition of the notes in an amount equal to the difference between:
•	the U.S. Holder’s adjusted tax basis in the notes; and

•	the amount of cash and fair market value of any property received from such disposition (other than amounts attributable to accrued interest on the notes, which will be treated as interest for U.S. federal income tax purposes).
A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such U.S. Holder.
               Gain or loss from the taxable disposition of the notes generally will be long-term capital gain or loss if the U.S. Holder has held the notes for more than one year at the time of the disposition. The deductibility of capital losses is subject to limitations. Any gain recognized by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income added to the Code by the Patient Protection and 2010 Reconciliation Acts.
               Possible effect of a consolidation, merger or sale of assets. In certain situations, we may consolidate with or merge with or into another entity or sell substantially all of our assets to another entity (as described above under “Description of notes — Consolidation, merger and sale of assets”). Depending on the circumstances, a change in the obligor of the notes, as a result of the consolidation, merger or sale of assets, could result in a deemed taxable exchange to a U.S. Holder and the modified note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss. You should consult your own tax advisor with respect to the consequences to you of such a change to the notes.
               Disposition of common stock. U.S. Holders generally will recognize a capital gain or loss upon the sale or other taxable disposition of our common stock in an amount equal to the difference between:
•	the U.S. Holder’s adjusted tax basis in the common stock; and

•	the amount of cash and fair market value of any property received from such disposition.
               For a discussion of the U.S. Holder’s basis in our common stock received upon conversion of a note, see “— Conversion into common stock” above.
               Gain or loss from the taxable disposition of our common stock generally will be long-term capital gain or loss if the U.S. Holder has held the common stock for more than one year at the time of the disposition. The deductibility of capital losses is subject to limitations. In addition, gains recognized after December 31, 2012, by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income added to the Code by the Patient Protection and 2010 Reconciliation Acts.

               Dividends on common stock. We have not in the past paid, and do not anticipate in the future paying, dividends on our common stock. In the event we do make a distribution or a constructive distribution occurs (see “— Constructive distributions” above), such a distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits. To the extent that a U.S. Holder receives distributions on shares of common stock that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the U.S. Holder’s basis in the shares of common stock. Any such distributions in excess of the U.S. Holder’s basis in the shares of common stock generally will be treated as capital gain. Subject to applicable limitations, dividends paid to U.S. Holders that are U.S. corporations for U.S. federal income tax purposes will qualify for the dividends-received deduction so long as our earnings and profits are sufficient.
               In general, dividends are subject to tax as ordinary income. If a U.S. holder is a corporation, dividends that are received by it will generally be eligible for a 70% dividends-received deduction under the Code. However, the Code disallows this dividends-received deduction in its entirety if our common stock with respect to which the dividend is paid is held by such U.S. holder for less than 46 days during the 91-day period beginning on the date that is 45 days before the date on which our preferred stock or our common stock became ex-dividend with respect to such dividend. Other exceptions and restrictions may apply to reduce or eliminate the benefits of the dividends-received deduction to a corporate U.S. holder.
               Under current law, provided certain holding period requirements are satisfied, dividends received by U.S. holders that are individuals generally will be subject to a reduced maximum tax rate of 15% through December 31, 2012, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. The rate reduction does not apply to dividends received to the extent that U.S. holders elect to treat the dividends as “investment income,” for purposes of the rules relating to the limitation on the deductibility of investment-related interest, which may be offset by investment expense. In addition, dividends received after December 31, 2012, by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income added to the Code by the Patient Protection and 2010 Reconciliation Acts.
               Backup withholding and information reporting. We or our designated paying agent will, where required, report to U.S. Holders of notes or common stock and the Internal Revenue Service (the “IRS”) the amount of any interest paid with respect to the notes or dividends paid with respect to the common stock (or other reportable payments) in each calendar year.
               Under the backup withholding provisions of the Code and the applicable Treasury regulations, a U.S. Holder of notes or common stock acquired upon the conversion of a note may be subject to backup withholding at the rate required under the backup withholding rules, which for 2011 is 28%, with respect to dividends or interest paid on, or the proceeds of a sale, exchange or redemption of, the notes or common stock, unless:
•	such U.S. Holder is a corporation or comes within certain other exempt categories and when required demonstrates this fact; or
•	provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.
               The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.
Tax Consequences to Non-U.S. Holders
               As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note or common stock (other than an entity that is classified as a partnership for U.S. federal income tax purposes) that is not a “U.S. Holder.”
               “Non-U.S. Holder” does not include a holder of a note or our common stock who is an individual present in the United States for 183 days or more in the taxable year of disposition. Such a holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange, redemption or other disposition of a note or our common stock.
               Payments of principal and interest on the notes. Subject to the discussion below concerning backup withholding, payments of principal and interest on the notes by us or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding, provided that, in the case of interest:
•	the holder does not own (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote; and
•	the certification requirement described below has been fulfilled with respect to the beneficial owner.
               If a Non-U.S. Holder does not satisfy the requirements described above, payments of interest on the notes to such Non-U.S Holder will be subject to 30% U.S. federal withholding, unless the Non-U.S. Holder provides a properly executed IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty.
               Shareholder certification requirement. As mentioned above, interest on a note will be exempt from withholding if (among other things) the beneficial owner of that note certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person. Special certification rules apply to notes that are held through foreign intermediaries.
               If a Non-U.S. Holder of a note is engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of this trade or business, the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder (see “Tax consequences to U.S. Holders” above), subject to any applicable income tax treaty providing otherwise. To be exempt from U.S. federal withholding, however, the holder will be required to provide a properly executed IRS Form W-8ECI instead of IRS Form W-8BEN. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower applicable income tax treaty rate) if they are corporations.
               Dividends and constructive dividends. Any dividends paid to a Non-U.S. holder with respect to the common stock (and any dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “Tax consequences to U.S. Holders — Constructive distributions” above) will be subject to U.S. federal withholding at a 30% rate (or a lower applicable income tax treaty rate). In the case of any dividend resulting from a constructive distribution, it is possible that this amount would be withheld from any amount owed by us to the Non-U.S. Holder, including but not limited to interest payments, shares of common stock or sales proceeds subsequently paid or credited.
               Dividends that are effectively connected with the conduct of a trade or business within the United States, however, generally will be taxed in the same manner as a U.S. Holder (see “Tax consequences to U.S. Holders — Dividends on common stock” above). Such dividends will not be subject to U.S. federal withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8ECI, as described above in “— Payments of principal and interest on the notes — Shareholder certification requirement.”
               A Non-U.S. holder who wishes to claim the benefit of an applicable income tax treaty to reduce or eliminate the U.S. federal withholding rate must satisfy applicable certification requirements including but not limited to providing a properly executed IRS Form W-8BEN.
               Sale, exchange or other disposition of the notes or common stock. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of a note or our common stock (subject to the discussion below concerning the Foreign Account Tax Compliance rules) unless:
•	the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States, subject to any applicable treaty providing otherwise, or

•	we are or have been a U.S. real property holding corporation, as described below, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter, and either our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs or the Non-U.S. Holder owns or has owned a threshold amount of common stock, as described below.
               If a Non-U.S. Holder is engaged in a trade or business in the United States and gain recognized by the Non-U.S. Holder on a sale or other disposition of a note or common stock is effectively connected with the conduct of such trade or business, the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder (see “Tax consequences to U.S. Holders” above), subject to any applicable income tax treaty providing otherwise. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes and common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower applicable income treaty rate) if they are corporations.
               Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we are a U.S. real property holding corporation. Assuming that is and remains the case, as long as our common stock continues to be regularly traded on an established securities market, a Non-U.S. Holder nonetheless will not be subject to U.S. federal income tax on a sale or other disposition of a note or common stock unless the Non-U.S. Holder has beneficially owned more than 5% of the fair market value of our common stock at any time during a specified period prior to the sale or other disposition. A Non-U.S. Holder who meets this threshold could be subject to U.S. federal income tax with respect to any gains on the disposition of a note or our common stock, in which case the holder would be required to file a U.S. tax return with respect to that gain. Non-U.S. Holders should consult their tax advisors regarding the possible application of these rules.
               Withholding under the Foreign Account Tax Compliance rules. Recent legislation generally imposes a withholding tax of 30% on payments to certain foreign entities, after December 31, 2012, of interest, dividends and the gross proceeds from dispositions of U.S. stock and notes, unless various U.S. information reporting and due diligence requirements that are different from (and in addition to) the beneficial owner certification requirements described above have been satisfied. Non-U.S. Holders should consult their tax advisors regarding the possible implications of this legislation on their investment in the event they receive our common stock upon conversion of the notes.
               Backup withholding and information reporting. Information returns will be filed with the IRS in connection with payments on the notes and common stock. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes or our common stock and the Non-U.S. Holder may be subject to U.S. backup withholding, currently at a rate of 28%, on payments on the notes or our common stock or on the proceeds from a sale or other disposition of the notes or our common stock. The certification procedures required to claim the exemption from withholding on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.
               United States federal estate tax. An individual Non-U.S. Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in common stock will be required to include the value of the common stock in his or her gross estate for U.S. federal estate tax purposes. An individual Non-U.S. Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in a note will be required to include the value of the note in his or her gross estate for U.S. federal estate tax purposes only if the holder owned (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote. If a note or common stock is included in the gross estate of a Non-U.S. Holder, the Non-U.S. Holder may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise. Non-U.S. Holders should consult their tax advisors regarding the possible application of these rules.

SELLING SECURITYHOLDERS
     On December 30, 2010, we issued and sold 200,000 shares of our 5.75% Convertible Perpetual Preferred Stock, Series 1 (the “convertible perpetual preferred stock”) and $200 million aggregate principal amount of our 4% Convertible Senior Notes due 2017 (the “notes” and, together with the convertible perpetual preferred stock, the “securities”) to a group of institutional investors, all of which were either qualified institutional buyers within the meaning of Rule 144A under the Securities Act of 1933, as amended (“Securities Act”) or accredited investors within the meaning of Regulation D under the Securities Act, in each case pursuant to a private placement exemption from registration under the Securities Act. Selling securityholders, including their transferees, pledgees or donees or their successors (all of whom may be selling securityholders), may from time to time offer and sell pursuant to this prospectus any or all of the convertible perpetual preferred stock, the notes and any common stock issuable upon conversion of those securities. When we refer to “selling securityholders” in this prospectus, we mean those persons listed in the table below, as well as their transferees, pledgees or donees or their successors.
     The table below sets forth the name of each selling securityholder, the number of shares of convertible perpetual preferred stock and the principal amount of notes that such selling securityholder may offer pursuant to this prospectus and the number of shares of our common stock issuable upon conversion of those securities that may be offered pursuant to this prospectus. The selling securityholders may offer all, some or none of the convertible perpetual preferred stock, the notes or the common stock into which those securities are convertible, if and when converted, from time to time. Assuming all of the shares of convertible perpetual preferred stock, all of the notes and all of the shares of common stock issuable upon conversion of those securities being registered for resale are sold, the selling securityholders will not own any shares of convertible perpetual preferred stock, notes or shares of common stock after completion of this offering.
     The information contained herein is based on information provided by or on behalf of the selling securityholders in a selling securityholder questionnaire and is as of the date specified by the selling securityholders in such questionnaires. In addition, the selling securityholders below may have sold, transferred or otherwise disposed of all or a portion of their shares of convertible perpetual preferred stock, notes or common stock since the date on which they provided the information regarding their securities in transactions exempt from the registration requirements of the Securities Act. All of the shares of convertible perpetual preferred stock and notes were “restricted securities” under the Securities Act prior to being registered under the Securities Act through the filing with the SEC of the registration statement of which this prospectus forms a part.
     None of the selling securityholders or any of their affiliates, officers, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with us or our affiliates during the past three years.
     Information concerning the selling securityholders may change from time to time and any change in the information will be set forth in supplements to this prospectus when and if necessary. In addition, the conversion rate for the convertible perpetual preferred stock and the notes and, therefore, the number of shares of common stock issuable upon conversion of those securities, is subject to customary anti-dilution adjustments and make-whole adjustments upon certain fundamental changes. See “Description of the Convertible Perpetual Preferred Stock—Adjustments to the Conversion Rate,” “Description of the Convertible Perpetual Preferred Stock—Adjustment to Conversion Rate Upon a Fundamental Change,” “Description of the Notes—Adjustments to the Conversion Rate” and “Description of the Notes—Adjustment to Conversion Rate Upon Conversion Upon a Change of Control.”

			Number of
			Shares of	Percentage of	Number of
	Aggregate		Convertible	Convertible	Shares of
	Principal		Perpetual	Perpetual	Common
	Amount of Notes	Percentage	Preferred Stock	Preferred	Stock	Percentage of
	That Are Owned	of Notes	that Are Owned	Stock	That May Be	Common stock
Name	and May Be Sold	Outstanding	and May be Sold	Outstanding	Sold(a)	Outstanding (b)
Morgan Stanley & Co. Incorporated (c)(d)	$5,000,000	2.50%	5,000	2.50%	625,000	1.06%
Cobalt Partners, LP (e)	3,777,000	1.89%	3,777	1.89%	472,125	*
Cobalt Offshore Master Fund LP (e)	3,319,000	1.66%	3,319	1.66%	414,875	*
Cobalt Partners II, LP (e)	284,000	*	284	*	35,500	*
Cobalt Capital Opus Fund, LP (e)	120,000	*	120	*	15,000	*
Omega Capital Partners, L.P. (f)	11,900,000	5.95%	11,900	5.95%	1,487,500	*
Omega Capital Investors, L.P. (f)	2,710,000	1.36%	2,710	1.36%	338,750	*
Omega Equity Investors, L.P. (f)	4,070,000	2.04%	4,070	2.04%	508,750	*
Omega Overseas Partners, Ltd. (f)	9,825,000	4.91%	9,825	4.91%	1,228,125	*
Beta Equities, Inc. (f)	5,695,000	2.85%	5,695	2.85%	711,875	*
GS&Co. Profit Sharing Master Trust (f)	2,500,000	1.25%	2,500	1.25%	312,500	*
The Ministers and Missionaries Benefit Board of American Baptist Churches (f)	1,240,000	*	1,240	*	155,000	*
VMT II, LLC (f)	2,220,000	1.11%	2,220	1.11%	277,500	*
Teacher Retirement System of Texas (f)	5,245,000	2.62%	5,245	2.62%	655,625	*
United Technologies Corporation Master Retirement Trust (f)	2,595,000	1.30%	2,595	1.30%	324,375	*
Chatham Asset Partners Special Situations Master Fund, Ltd. (g)	4,000,000	2.00%	4,000	2.00%	500,000	*
Chatham Eureka Fund, L.P. (g)	1,000,000	*	1,000	*	125,000	*
AG Super Fund, L.P. (c)(h)	6,200,000	3.10%	7,500	3.75%	856,250	*
Nutmeg Partners, L.P. (c)(h)	400,000	*	500	*	56,250	*
AG Garden Partners, L.P. (c)(h)	500,000	*	600	*	68,750	*
PHS Bay Colony Fund, L.P. (c)(h)	200,000	*	200	*	25,000	*
PHS Patriot Fund, L.P. (c)(h)	100,000	*	100	*	12,500	*
AG MM, L.P. (c)(h)	300,000	*	300	*	37,500	*
AG Princess, L.P. (c)(h)	200,000	*	250	*	28,125	*
AG CNG Fund, L.P. (c)(h)	500,000	*	550	*	65,625	*
AG Super Fund International Partners, L.P. (c)(h)	1,600,000	*	N/A	N/A	100,000	*
AG Ofcon, Ltd. (c)(h)	2,400,000	1.20%	N/A	N/A	150,000	*
AG Oncon, L.P. (c)(h)	N/A	N/A	2,400	1.20%	150,000	*
Senator Alpha LLC (i)	30,000,000	15.00%	30,000	15.00%	3,750,000	2.33%
QP SFM Capital Holdings Limited (j)	25,000,000	12.50%	25,000	12.50%	3,125,000	1.95%
MSD Energy Investments, L.P. (k)	8,750,000	4.38%	8,750	4.38%	1,093,750	*
Austin I LLC (l)	3,750,000	1.88%	3,750	1.88%	468,750	*
Double Black Diamond Offshore Ltd. (m)	7,500,000	3.75%	7,500	3.75%	937,500	*
Diamondback Master Fund, Ltd.	7,500,000	3.75%	7,500	3.75%	937,500	*
Mount Kellett Master Fund II, L.P. (n)	25,000,000	12.50%	25,000	12.50%	3,125,000	1.95%
GSO Special Situations Fund LP (c)(o)	3,212,180	1.61%	4,360	2.18%	473,261	*
GSO Special Situations Overseas Master Fund Ltd. (c)(o)	2,387,820	1.19%	3,240	1.62%	351,739	*
Leon G. Cooperman	5,000,000	2.50%	5,000	2.50%	625,000	*
E.C.I. Investments I LLC (p)	2,000,000	1.00%	2,000	1.0%	250,000	*
Unnamed securityholders or future transferees from any such securityholder (q)	2,000,000	1.00%	N/A	N/A	125,000	*
Total	200,000,000	100.00%	200,000	100.00%	25,000,00	13.72%

*	Less than one percent (1%).

(a)	Assumes conversion of all of the holder’s shares of convertible perpetual preferred stock and notes at a conversion rate of 62.5 shares of common stock per share of convertible perpetual preferred stock and 62.5 shares of common stock per $1,000 principal amount of notes. The conversion rates for the convertible perpetual preferred stock and the notes are subject to customary anti-dilution adjustments and make-whole adjustments upon certain fundamental changes, however, as described under “Description of the Convertible Perpetual Preferred Stock—Adjustments to the Conversion Rate,” “Description of the Convertible Perpetual Preferred Stock—Adjustment to Conversion Rate Upon a Fundamental Change,”

“Description of the Notes—Adjustments to the Conversion Rate” and “Description of the Notes—Adjustment to Conversion Rate Upon Conversion Upon a Change of Control.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(b)	Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 157,187,925 shares of common stock outstanding as of December 31, 2010. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes and shares of convertible perpetual preferred stock, but we did not assume conversion of any other holder’s notes or shares of convertible perpetual preferred stock.

(c)	This selling securityholder is, or is an affiliate of, a registered broker-dealer. Each selling securityholder that is a registered broker-dealer or affiliated with a registered broker-dealer has represented to us that the securities and shares of common stock issuable upon conversion of the securities held by it were purchased in the ordinary course of business, and that at the time of purchase, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities held by it or the common stock issuable upon conversion of the securities held by it.

(d)	In addition to the number shares of common stock issuable upon conversion of the convertible perpetual preferred stock and the notes, the percentage of common stock outstanding also reflects the 1,051,931 shares of common stock identified to us by the selling securityholder in a selling securityholder questionnaire as owned by it.

(e)	Cobalt Management, LLC is the investment manager for this selling securityholder. Wayne Cooperman is the managing member of Cobalt Management, LLC and therefore he may be deemed to exercise voting power or investment control over the securities stated as beneficially owned by this selling securityholder.

(f)	Omega Advisors, Inc. is the investment manager for this selling securityholder. Omega Advisors, Inc. is owned by Leon G. Cooperman and therefore he may be deemed to exercise voting power or investment control over the securities stated as beneficially owned by this selling securityholder.

(g)	Chatham Asset Management, LLC is the investment manager for this selling securityholder. Anthony Melchiorre and Kevin O’Malley are members of Chatham Asset Management, LLC and they therefore may be deemed to exercise voting power or investment control over the securities stated as beneficially owned by this selling securityholder.

(h)	Angelo, Gordon & Co., L.P. is the investment manager for this selling securityholder. John M. Angelo and Michael L. Gordon in their capacities as managing members of JAMG LLC, the general partner of AG Partners, L.P., the sole general partner of Angelo, Gordon & Co., L.P. therefore may be deemed to exercise voting power or investment control over the securities stated as beneficially owned by this selling securityholder.

(i)	Senator Investment Group LP serves as the investment manager for this selling securityholder. Douglas Silverman and Alexander Klabin are the managing members of Senator Investment Group LP and they may be deemed to exercise voting power or investment control over the securities stated as beneficially owned by this selling securityholder.

(j)	This statement relates to the securities held for the account of QP SFM Capital Holdings Limited, a British Virgin Islands international business company (“QP”). Soros Fund Management LLC (“SFM LLC”) serves as principal investment manager to QP. As such, SFM LLC has been granted investment discretion over portfolio investments, including the securities, held for the account of QP. George Soros serves as Chairman of SFM LLC, Robert Soros serves as Deputy Chairman of SFM LLC, and Jonathan Soros serves as Deputy Chairman of SFM LLC.

(k)	MSD Capital, L.P. is the general partner of this selling securityholder and may be deemed to have or share voting power or investment control, and beneficially own, the securities held by this selling securityholder. MSD Capital Management LLC is the general partner of MSD Capital, L.P. and may be deemed to have or share voting power or investment control over, and beneficially own, the securities held by MSD Capital, L.P. Michael S. Dell is the controlling member of, and may be deemed to beneficially own securities owned by, MSD Capital Management LLC. Each of Glenn R. Fuhrman, John C. Phelan and Marc R. Lisker is a manager of MSD Capital Management LLC and may be deemed to have or share voting power or investment control over, and beneficially own, the securities owned by MSD Capital Management LLC. Each of Mr. Dell, Mr. Fuhrman, Mr. Phelan and Mr. Lisker disclaim beneficial ownership of such securities, except to the extent of the pecuniary interest of such person in such securities.

(l)	Each of Glenn R. Fuhrman and John C. Phelan is a manager of this selling securityholder and be deemed to have or share voting power or investment control over, and beneficially own, the securities owned by this selling securityholder. Michael S. Dell may be deemed to beneficially own securities owned by this selling securityholder. Each of Mr. Dell, Mr. Fuhrman and Mr. Phelan disclaim beneficial ownership of such securities, except to the extent of the pecuniary interest of such person in such securities.

(m)	Carlson Capital, L.P. (“Carlson Capital”) is the investment adviser to this selling securityholder. Asgard Investment Corp. II (“Asgard II”) is the general partner of Carlson Capital. Asgard Investment Corp. (“Asgard”) is the sole stockholder of Asgard II, and Clint D. Carlson is the President of Carlson Capital, Asgard II and Asgard. Carlson Capital, Asgard II, Asgard and Mr. Carlson may be deemed to exercise voting power or investment control over the securities stated as beneficially owned by this selling securityholder.

(n)	Mount Kellett Capital Partners GP LLC is the general partner and Mount Kellett Capital Management LP is the investment advisor of this selling securityholder. By virtue of his positions with the general partner and the investment manager, Mark McGoldrick may be deemed to have voting and dispositive power with respect to the securities stated as beneficially owned by this selling securityholder.

(o)	GSO Capital Partners LP is the investment manager of each of GSO Special Situations Fund LP and GSO Special Situations Overseas Master Fund Ltd. (collectively, the “GSO Funds”). GSO Advisor Holdings L.L.C. is the general partner of GSO Capital Partners LP. Blackstone Holdings I L.P. is the sole member of GSO Advisor Holdings L.L.C. Blackstone Holdings I/II GP Inc. is the general partner of Blackstone Holdings I L.P. The Blackstone Group L.P. is the controlling shareholder of Blackstone Holdings I/II GP Inc. Blackstone Group Management L.L.C. is the general partner of The Blackstone Group L.P. Blackstone Group Management L.L.C. is controlled by Stephen A. Schwarzman. Stephen A. Schwarzman is the founding member of Blackstone Group Management L.L.C. Each of Bennett J. Goodman, J. Albert Smith III and Douglas I. Ostrover is an executive of GSO Capital Partners LP. Each of the aforementioned entities and individuals (collectively, the “GSO Parties”) may be deemed to have beneficial ownership of the securities stated as beneficially owned by this selling securityholder. Other than the GSO Funds, each of the GSO Parties disclaims beneficial ownership of the securities held by this selling securityholder, except to the extent of such party’s pecuniary interest therein.

(p)	Samuel Martini may be deemed to exercise voting power or investment control over the securities stated as beneficially owned by this selling securityholder.

(q)	These unnamed securityholders represent the remaining selling securityholders. We are unable to provide the names of these selling securityholders because such selling securityholders have not yet provided us with the information necessary to name them in this prospectus. None of the unnamed securityholders or any of their future transferees, pledgees or donees or their successors may offer securities pursuant to this prospectus until such holder is included as a named selling securityholder, if required, in additional supplements to the prospectus or in one or more reports filed with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act.

PLAN OF DISTRIBUTION
               We are registering the securities and the common stock issuable upon conversion of the securities covered by this prospectus to permit holders to engage in public secondary trading of these securities from time to time after the date of this prospectus.
               The selling securityholders, including their transferees, pledgees or donees or their successors (all of whom may be selling securityholders), may sell the securities and any shares of common stock into which those securities are converted directly to purchasers or through underwriters, broker-dealers or agents, any of which may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities and the common stock issuable upon conversion those securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.
               The securities and any common stock issuable upon conversion of those securities may be sold in one or more transactions at:
•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.
               These prices will be determined by the selling securityholders or by agreement between such selling securityholders and underwriters, broker-dealers or agents. The aggregate proceeds to the selling securityholders from the sale of the convertible perpetual preferred stock, the notes or common stock offered by them will be the purchase price of such securities less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of the convertible perpetual preferred stock, notes or common stock to be made directly or through agents. We will not receive any of the proceeds from any of these sales.
               The sales described in the preceding paragraph may be effected in transactions:
•	on any national securities exchange or quotation service on which the securities or the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market; or

•	otherwise than on such exchanges or services or in the over-the-counter market.
               These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent for the selling stockholder and the purchaser.
               In connection with the sale of the securities and any common stock issuable upon conversion of those securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities or any common stock issuable upon conversion of those securities to close out their short positions, or loan or pledge the securities or any common stock issuable upon conversion of those securities to broker-dealers which in turn may sell such securities.
               Our outstanding common stock is listed for trading on the New York Stock Exchange under the symbol “MMR.” We have no plans to list the securities on any national securities exchange or to include the securities in any automated quotation system upon their registration and can give no assurance regarding the development of any trading market for these securities. See “Risk Factors—Risks Related to the Securities— We cannot assure you that an active trading market will develop for the securities.”
               In order to comply with the securities laws of some states, if applicable, the securities and any common stock issuable upon conversion of those securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the securities and any common stock issuable upon conversion of those securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
               The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the securities and any common stock issuable upon conversion thereof may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the securities or the shares of common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to statutory liabilities, including, but not limited to, liability under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.
               No selling securityholders have advised us of any current plans, arrangements or understandings with any underwriter, broker-dealer or agent regarding the sale of the securities and any common stock issuable upon conversion thereof. Selling securityholders may choose not to sell a portion or all of the securities and shares of common stock offered by them under this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer, devise or gift the securities and the shares of common stock by other means not described in this prospectus. Furthermore, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A under the Securities Act rather than pursuant to this prospectus.
               To the extent required, the specific securities or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or in one or more reports filed with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act or, if appropriate, a post-effective amendment to the registration statement of which this prospectus forms a part.
               We originally issued the securities to a group of institutional investors, all of which are either qualified institutional buyers within the meaning of Rule 144A under the Securities Act or accredited investors within the meaning of Regulation D under the Securities Act, in each case pursuant to a private placement exemption from registration under the Securities Act. We entered into registration rights agreements with the institutional investors for the benefit of holders of the securities to register the securities and common stock issuable upon conversion thereof under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreements provide for cross-indemnification of the selling securityholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the securities and any common stock issuable upon conversion thereof, including liabilities under the Securities Act. We have agreed, among other things, to pay all expenses relating to the shelf registration statement of which this prospectus forms a part.
               Under the registration rights agreement, we are obligated to use our reasonable best efforts to keep the registration statement of which this prospectus forms a part effective until the earliest of:
•	when all of the securities and the share of common stock issuable upon conversion thereof cease to be outstanding or have either been (A) sold or otherwise transferred pursuant to the registration statement of which this prospectus forms a part or (B) sold pursuant to Rule 144 under circumstances in which any legend borne by the securities or the share of common stock issuable upon conversion thereof relating to restrictions on transferability thereof is removed; and

•	the securities and the share of common stock issuable upon conversion thereof are eligible to be sold by the holders thereof (other than the Company’s affiliates) without restriction pursuant to Rule 144 under the Securities Act or any successor rules thereto or otherwise.
               Our obligation to keep the registration statement of which this prospectus forms a part effective is subject to specified permitted exceptions set forth in the registration rights agreements. In the event an exception applies or is available, we may prohibit offers and sales of the securities and shares of common stock pursuant to this registration statement of which this prospectus forms a part. In addition, we may suspend the availability of the registration statement for which this prospectus forms a part if our management determines, in its reasonable discretion, that because of pending corporate developments, it is appropriate to suspend the availability. The periods during which we may suspend the availability of the registration of which this prospectus forms a part may not, however, exceed a total of 30 days in any 90-day period or a total of 90 days in any 12-month period. Prior to suspending the availability of the registration statement of which this prospectus forms a part, we must provide the holders of the securities with written notice of such suspension.
LEGAL MATTERS
               The validity of the offered securities will be passed upon by Douglas N. Currault II, the Assistant General Counsel and Assistant Secretary of the Company. Mr. Currault owns less than 1% of our outstanding shares of common stock. If legal matters in connection with offerings made by this prospectus are passed on by other counsel for the selling securityholders or by counsel for the underwriters of an offering of the securities, that counsel will be named in the applicable prospectus supplement.
EXPERTS
               Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2009 and the effectiveness of our internal control over financial reporting as of December 31, 2009 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.
               With respect to our unaudited condensed consolidated interim financial information as of March 31, 2010, June 30, 2010 and September 30, 2010 and for the three-month periods ended March 31, 2010 and 2009, the three and six-month periods ended June 30, 2010 and 2009 and the three and nine-month periods ended September 30, 2010 and 2009 incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, each of their separate reports dated May 10, 2010, included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, August 9, 2010, included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 and November 9, 2010, included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, each of which report is incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Securities Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.
               The audited historical statements of revenues and direct operating expenses of the oil and gas properties acquired from Plains Exploration & Production Company included on page 1 through 7 of Exhibit 99.1 of our Current Report on Form 8-K/A dated January 28, 2011, have been so incorporated in reliance on the report of

PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
RESERVES
               The information regarding our proved oil and gas reserves as of December 31, 2009, 2008 and 2007 that is included or incorporated by reference herein, has been reviewed and verified by Ryder Scott Company, L.P. (“Ryder Scott”). This reserve information has been included or incorporated by reference herein upon the authority of Ryder Scott, as experts in petroleum engineering and oil and gas reserve determination.
WHERE YOU CAN FIND MORE INFORMATION
               We file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and our website at www.mcmoran.com. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.
               We are “incorporating by reference” into this prospectus specific documents that we filed with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the termination of the offering of all of the securities covered by this prospectus. This prospectus is part of a registration statement filed with the SEC.
               We are “incorporating by reference” into this prospectus the following documents filed with the SEC (excluding any reports or portions thereof that have been “furnished” but not “filed” for purposes of the Exchange Act):
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 (as amended by our Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2010);

•	The portions of our definitive Proxy Statement filed on March 25, 2010 incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2009;

•	Our Current Reports on Form 8-K filed with the SEC on January 20, 2010, February 3, 2010, February 5, 2010, May 4, 2010, June 10, 2010, July 1, 2010, July 8, 2010, September 23, 2010, November 12, 2010, January 4, 2011 and on Form 8-K/A filed with the SEC on January 28, 2011; and

•	Registration Statement on Form 8-A, as amended, for a description of our common stock, par value $0.01 per share, filed on January 28, 2011, including any amendments or reports filed for the purpose of updating such description, which is also incorporated by reference herein.
               We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated by reference. You can request copies of such documents if you call or write us at the following address or telephone number: McMoRan Exploration Co., 1615 Poydras Street, New Orleans, Louisiana 70112, (504) 582-4000.
               This prospectus or information incorporated by reference herein contains summaries of certain agreements that we have filed as exhibits to various SEC filings. The descriptions of these agreements contained in this prospectus or information incorporated by reference herein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.
               You should rely only upon the information contained in this prospectus or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than that on the front cover of this prospectus.
               Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus.
* * * * * * * * * *

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
               The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the securities being registered hereby:

SEC registration fee	$46,440
Legal fees and expenses	75,000
Accounting fees and expenses	15,000
Transfer agent fees and expenses	2,500
Trustee fees and expenses	5,000
Miscellaneous	6,060

Total	$150,000

Item 15. Indemnification of Directors and Officers.
               Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for any authorization of the payment of a dividend or approval of a stock repurchase in violation of Delaware corporate law or for any transaction from which the director derived an improper personal benefit.
               Article VIII of our amended and restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (1) for any breach of the duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law of Delaware, which makes directors liable for unlawful dividend or unlawful stock repurchases or redemptions or (4) transactions from which directors derive improper personal benefit.
               Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.
               Article VIII of our amended and restated certificate of incorporation provides that our company shall indemnify any person who is or was a director, officer, employee or agent of our company, to the fullest extent authorized by law. In addition, Section 10 of our amended and restated bylaws provides that we shall defend and indemnify each person who was or is made a party to, or is threatened to be made a party to, or is otherwise involved in, any action, suit, or proceeding by reason of the fact that the person is or was our director, officer, employee or agent if:
•	the director, officer, agent or employee is successful in defending the claim on its merits or otherwise; or

•	the director, officer, agent or employee meets the standard of conduct described in Section 9 of our bylaws.

               However, the director, officer, agent or employee of our company will not be entitled to indemnification if:
•	the claim is one brought by the director, officer, agent or employee against our company; or

•	the claim is one brought by the director, officer, agent or employee as a derivative action by our company or in the right of our company, and the action is not approved by our board of directors.
               The rights conferred by Article VIII of our amended and restated certificate of incorporation and Section 10 of our amended and restated bylaws are contractual rights and include the right to be paid by us the expenses incurred in defending the action, suit or proceeding in advance of its final disposition.
               We have an insurance policy insuring our directors and officers against certain liabilities, including liabilities under the Securities Act.
Item 16. Exhibit Index.
               The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.
Item 17. Undertakings.
               The undersigned registrant hereby undertakes:
                              (1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
            (i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
            (ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
            (iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
                              provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
                              (2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities in the post-effective amendment at that time shall be deemed to be the initial bona fide offering thereof.
                              (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                              (4)       That, for the purpose of determining liability under the Securities Act to any purchaser:
            (i)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
            (ii)          Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;
                              (5)        That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.
                              (6)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
* * * * * * * * * *

SIGNATURES
               Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on January 28, 2011.

MCMORAN EXPLORATION CO.
By:	/s/ Nancy D. Parmelee
Nancy D. Parmelee
Senior Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)
               Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Co-Chairman of the Board, President and Chief Executive Officer	January 28, 2011
James R. Moffett	(Principal Executive Officer)

/s/ Richard C. Adkerson	Co-Chairman of the Board	January 28, 2011
Richard C. Adkerson
*
	Vice Chairman of the Board	January 28, 2011
B.M. Rankin, Jr.
*
	Executive Vice President	January 28, 2011
C. Howard Murrish

/s/ Nancy D. Parmelee	Senior Vice President, Chief Financial	January 28, 2011
Nancy D. Parmelee	Officer and Secretary
(Principal Financial Officer)
*
	Vice President and Controller- Financial	January 28, 2011
C. Donald Whitmire, Jr.	Reporting
(Principal Accounting Officer)
*
	Director	January 28, 2011
A. Peyton Bush, III
*
	Director	January 28, 2011
William P. Carmichael
*
	Director	January 28, 2011
Robert A. Day
*
	Director	January 28, 2011
James C. Flores
*
	Director	January 28, 2011
Gerald J. Ford

S-1

Signature	Title	Date

*
	Director	January 28, 2011
H. Devon Graham, Jr.
*
	Director	January 28, 2011
Suzanne T. Mestayer
*
	Director	January 28, 2011
John F. Wombwell

* By:	/s/ Richard C. Adkerson

Richard C. Adkerson
Attorney-in-Fact

S-2

McMoRan Exploration Co.
Exhibit Index

		Filed	Incorporated by Reference
with
this
Form
Number	Exhibit Title	S-3	Form	File No.	Date Filed

2.1	Agreement and Plan of Merger dated as of August 1, 1998		S-4	333-61171	10/06/1998

2.2	Agreement and Plan of Merger dated September 19, 2010, by and among McMoRan Exploration Co., McMoRan Oil & Gas LLC, McMoRan GOM, LLC and McMoRan Offshore LLC, and Plains Exploration & Production Company, PXP Gulf Properties LLC and PXP Offshore LLC		10-Q	001-07791	11/09/2010

3.1	Composite Certificate of Incorporation of McMoRan Exploration Co.		8-A	001-07791	01/28/2011

3.2	Amended and Restated By-Laws of McMoRan Exploration Co. as amended effective through February 1, 2010		8-K	001-07791	02/03/2010

3.3	Certificate of Designations of 5.75% Convertible Perpetual Preferred Stock, Series 1		8-K	001-07791	01/04/2011

3.4	Certificate of Designations of 5.75% Convertible Perpetual Preferred Stock, Series 2		8-K	001-07791	01/04/2011

4.1	Form of Certificate of McMoRan Exploration Co. Common Stock		S-4	333-61171	10/06/1998

4.2	Standstill Agreement dated August 5, 1999 between McMoRan Exploration Co. and Alpine Capital, L.P., Robert W. Bruce III, Algenpar, Inc, J. Taylor Crandall, Susan C. Bruce, Keystone, Inc., Robert M. Bass, the Anne T. and Robert M. Bass Foundation, Anne T. Bass and The Robert Bruce Management Company, Inc. Defined Benefit Pension Trust		10-Q	001-07791	11/12/1999

4.3	Purchase Agreement dated September 30, 2004, by and among McMoRan Exploration Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and J.P. Morgan Securities Inc.		8-K	001-07791	10/07/2004

4.4	Indenture dated October 6, 2004 by and among McMoRan Exploration Co. and The Bank of New York Mellon, as trustee		8-K	001-07791	10/07/2004

4.5	Collateral Pledge and Security Agreement dated October 6, 2004 by and among McMoRan Exploration Co., as pledgor, The Bank of New York, as trustee and the Bank of New York, as collateral agent		8-K	001-07791	10/07/2004

4.6	Registration Rights Agreement dated October 6, 2004 by and among McMoRan Exploration Co., as issuer and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and Jefferies & Company, Inc. as Initial Purchasers		8-K	001-07791	10/07/2004

E-1

4.7	Registration Rights Agreement dated December 30, 2010, by and among McMoRan Exploration Co. and Plains Exploration & Production Company		8-K	001-07791	01/04/2011

4.8	Registration Rights Agreement (related to the 4% Convertible Senior Notes) dated December 30, 2010 by and among McMoRan Exploration Co. and investors		8-K	001-07791	01/04/2011

4.9	Registration Rights Agreement (related to the 5.75% Convertible Perpetual Preferred Stock, Series 1) dated December 30, 2010 by and among McMoRan Exploration Co. and investors		8-K	001-07791	01/04/2011

4.10	Registration Rights Agreement dated December 30, 2010 by and among McMoRan Exploration Co. and Freeport-McMoRan Preferred LLC		8-K	001-07791	01/04/2011

4.11	Indenture dated December 30, 2010 by and among McMoRan Exploration Co. and U.S. Bank National Association, as trustee		8-K	001-07791	01/04/2011

5.1	Opinion of Douglas N. Currault, II, Assistant General Counsel and Assistant Secretary of McMoRan Exploration Co.	X

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges	X

15.1	Letter from Ernst & Young LLP regarding unaudited interim financial statements	X

23.1	Consent of Ernst & Young LLP	X

23.2	Consent of PricewaterhouseCoopers LLP	X

23.3	Consent of Douglas N. Currault, II, Assistant General Counsel and Assistant Secretary of McMoRan Exploration Co. (included in Exhibit 5.1)	X

23.4	Consent of Ryder Scott Company, L.P.	X

24.1	Powers of Attorney (pursuant to which this registration statement has been signed on behalf of certain officers and directors of McMoRan Exploration Co.)	X

25.1	Form T-1 Statement of Eligibility and Qualification respecting the Indenture	X

E-2